The information in this prospectus supplement and the prospectus is not complete and may be changed. This prospectus supplement and the prospectus are not an offer to sell these securities and we are not seeking an offer to buy these securities in any state where the offer or sale is not permitted.

Before you purchase any notes, be sure you understand the structure and the risks. You should review carefully the risk factors beginning on page S-14 of this prospectus supplement and on page 7 of the prospectus.
The notes will be obligations of the issuing entity only and will not be obligations of or interests in the sponsor, the depositor or any of their affiliates.
This prospectus supplement may be used to offer and sell the notes only if accompanied by the prospectus.

Filed pursuant to Rule 424(b)2
Registration Statement No. 333-131003
SUBJECT TO COMPLETION, DATED NOVEMBER 14, 2006
Prospectus Supplement to Prospectus Dated November 14, 2006
$2,295,821,000
Ford Credit Auto Owner Trust 2006-C
Issuing Entity or Trust

Ford Credit Auto Receivables Two LLC Depositor	Ford Motor Credit Company Sponsor and Servicer

The trust will issue:

	Principal				Final Scheduled
	Amount			Interest Rate	Payment Date

Class A-1 notes (1)		$664,000,000		%	December 15, 2007
Class A-2a notes	$	[530,721,000	]	%	December 15, 2009
Class A-2b notes	$	[530,720,000	]	one-month LIBOR + %	December 15, 2009
Class A-3 notes		$509,551,000		%	November 15, 2010
Class A-4a notes	$	[288,419,000	]	%	February 15, 2012
Class A-4b notes	$	[288,419,000	]	one-month LIBOR + %	February 15, 2012
Class B notes		$88,795,000		%	June 15, 2012
Class C notes		$59,196,000		%	September 15, 2012
Class D notes(1)		$59,196,000		%	May 15, 2013

Total		$3,019,017,000

(1)	The Class A-1 notes and the Class D notes are not being offered by this prospectus supplement or the prospectus.

•	The notes will be backed by a pool of car and light truck receivables purchased by Ford Motor Credit Company from dealers.

•	The trust will pay interest and principal on the notes on the 15th day of each month (or if not a business day, the next business day). The first payment date will be December 15, 2006.

•	The trust will pay principal sequentially to each class of notes in order of seniority (starting with the Class A-1 notes) until each class is paid in full.

•	The credit enhancement for the notes will be a reserve account, excess spread, overcollateralization and subordination.

•	The trust will enter into interest rate swaps with Barclays Bank PLC to hedge the interest rate risk on the Class A-2b notes and Class A-4b notes.
The pricing terms of the offered notes are:

			Underwriting		Proceeds to the
	Price to Public		Discount		Depositor(1)

Class A-2a notes		%		%		%
Class A-2b notes		%		%		%
Class A-3 notes		%		%		%
Class A-4a notes		%		%		%
Class A-4b notes		%		%		%
Class B notes		%		%		%
Class C notes		%		%		%

Total	$		$		$

(1)	Before deducting expenses estimated to be $1,200,000.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus supplement or the prospectus is accurate or complete. Any representation to the contrary is a criminal offense.
Barclays Capital
Bear, Stearns & Co. Inc.
Morgan Stanley
ABN AMRO Incorporated
BNP PARIBAS
PNC Capital Markets LLC

The date of this prospectus supplement is November   , 2006

READING THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS
This prospectus supplement and the prospectus provide information about Ford Credit Auto Owner Trust 2006-C and the terms of the notes to be issued by the trust. You should rely only on information provided or referenced in this prospectus supplement and the prospectus. Ford Credit has not authorized anyone to provide you with different information.
This prospectus supplement begins with the following brief introductory sections:

•	Transaction Structure Diagram — illustrates the structure of this securitization transaction, including the credit enhancement available to the notes,

•	Transaction Parties and Documents — illustrates the role that each transaction party and transaction document plays in this securitization transaction,

•	Summary of the Notes — describes the main terms of the notes,

•	Summary of the Transaction Structure — describes the cash flows in this securitization transaction and the credit enhancement available to the notes, and

•	Risk Factors — describes the most significant risks of investing in the notes.
The other sections of this prospectus supplement contain more detailed descriptions of the notes and the structure of this securitization transaction. Cross-references refer you to more detailed descriptions of a particular topic or related information elsewhere in this prospectus supplement or the prospectus. The Table of Contents on the preceding page contains references to key topics.
An index of defined terms is at the end of this prospectus supplement and at the end of the prospectus.

FORWARD-LOOKING STATEMENTS
Any projections, expectations and estimates contained in this prospectus supplement are not purely historical in nature but are forward-looking statements based upon information and certain assumptions Ford Credit and the depositor consider reasonable, subject to uncertainties as to circumstances and events that have not as yet taken place and are subject to material variation. Neither Ford Credit nor the depositor has any obligation to update or otherwise revise any forward-looking statements including changes in economic conditions, portfolio or asset pool performance or other circumstances or developments that may arise after the date of this prospectus supplement.

     TRANSACTION STRUCTURE DIAGRAM

(1)	The reserve account will be funded on the closing date at 0.50% of the initial pool balance.

(2)	Overcollateralization is the amount by which the pool balance or Adjusted Pool Balance exceeds the principal amount of the notes. Adjusted Pool Balance is the pool balance reduced by the Yield Supplement Overcollateralization Amount. Initially, the Class A, Class B and Class C notes will be fully collateralized on an Adjusted Pool Balance basis and together with the Class D notes will be undercollateralized by approximately 2.00% on an Adjusted Pool Balance basis.

(3)	The Targeted Overcollateralization Amount will adjust each period and is calculated as described under “Credit Enhancement — Overcollateralization” in this prospectus supplement.

(4)	The Yield Supplement Overcollateralization Amount is a component of the Targeted Overcollateralization Amount and is calculated as described under “Credit Enhancement — Overcollateralization” in this prospectus supplement.

(5)	Each month on a net basis, the trust will pay % on the notional amount related to the Class A-2b notes and % on the notional amount related to the Class A-4b notes and the trust will receive one-month LIBOR plus % and one-month LIBOR plus %, respectively, under the interest rate swap agreements.

(6)	All Available Funds remaining after payment of the fees and expenses of the trust, including interest on the notes, will be used first to pay principal of the Class A-1 notes until paid in full and thereafter to pay principal on the remaining notes until a targeted level of overcollateralization is reached. The payment of principal with all remaining Available Funds increases overcollateralization because the principal on the notes is paid more rapidly than the principal on the receivables as a result of making principal payments on the notes with amounts that constitute interest payments on the receivables.

(7)	All notes other than the Class D notes benefit from subordination of more junior classes to more senior classes. The subordination varies depending on whether interest or principal is being paid, whether there is an interest rate swap on a more senior class and whether an event of default that results in acceleration has occurred. For a more detailed description of subordination within the transaction you should read “Summary of the Transaction Structure — Priority of Payments,” “— Events of Default; Acceleration and Priority Following Acceleration” and “Credit Enhancement — Subordination” in this prospectus supplement.

(8)	The residual interest will be held initially by the depositor and represents the right to all funds not needed to make required payments on the notes, pay fees and expenses of the trust or make deposits to the reserve account.

TRANSACTION PARTIES AND DOCUMENTS
The following chart shows the role of each transaction party and the obligations that are governed by each transaction document in this securitization transaction. Forms of the documents identified in this chart are included as exhibits to the registration statement filed with the SEC that includes the prospectus.

Ford Motor Credit Company
(sponsor)
PURCHASE AGREEMENT
- the sponsor will sell receivables to the depositor
- the sponsor will make representations to the depositor about the receivables and will repurchase ineligible receivables
Ford Credit Auto Receivables Two LLC
(depositor)
SALE AND SERVICING AGREEMENT
- the depositor will sell receivables to the trust
- the depositor will make representations to the trust about the receivables and will repurchase ineligible receivables
- Ford Credit will be appointed servicer and receive the servicing fee
- the servicer will purchase any servicer impaired receivables or servicer modified receivables
TRUST AGREEMENT
- Ford Credit Auto Owner Trust 2006-C will be established as a Delaware statutory trust
- U.S. Bank Trust National Association will be appointed owner trustee
- rights of the holder of the residual interest in the trust will be established
Ford Credit Auto Owner Trust 2006-C
(issuing entity or trust)
INTEREST RATE SWAP AGREEMENTS
- The trust will enter into interest rate swaps with Barclays Bank PLC as counterparty
INDENTURE
- the trust will issue notes to the depositor and pledge the receivables to the indenture trustee to secure the notes
- the trust will apply available funds to pay expenses of the trust and make payments on the notes in the priorities specified
- The Bank of New York will be appointed indenture trustee
ADMINISTRATION AGREEMENTS
- Ford Credit will be appointed as administrator of the trust and will perform administrative duties of the trust under the indenture
Ford Credit Auto Receivables Two LLC
(depositor)
UNDERWRITING AGREEMENT
- the depositor will sell the notes to the underwriters
- the underwriters will purchase the notes and offer them to investors
Underwriters
Investors

SUMMARY OF THE NOTES
       This summary describes the main terms of the issuance of and payments on the notes. It does not contain all of the information that you should consider in making your investment decision. To understand fully the terms of the notes, you should read this prospectus supplement and the prospectus, especially “Risk Factors” beginning on page S-14 of this prospectus supplement.
Transaction Overview
The depositor will use the proceeds from the sale of the notes to purchase from Ford Credit a pool of retail installment sale contracts, or “receivables,” that were purchased by Ford Credit from motor vehicle dealers. The trust will issue the notes to the depositor in exchange for the receivables on the closing date. The depositor will sell the offered notes to the underwriters who will sell them to you.
Transaction Parties

Issuing Entity or Trust	Ford Credit Auto Owner Trust 2006-C

Depositor	Ford Credit Auto Receivables Two LLC

Sponsor and Servicer	Ford Motor Credit Company

Administrator	Ford Motor Credit Company

Indenture Trustee	The Bank of New York

Owner Trustee	U.S. Bank Trust National Association

Swap Counterparty	Barclays Bank PLC
Closing Date
The trust expects to issue the notes on November      , 2006, the “closing date.”
Cutoff Date
The trust will be entitled to collections on the receivables applied on or after November 1, 2006, the “cutoff date.”
Notes
The trust will issue the following seven classes of notes:

	Principal
	Amount	Interest Rate

Class A-1 notes(1)		$664,000,000%
Class A-2a notes	$	[530,721,000] %
Class A-2b notes	$	[530,720,000] one-month LIBOR plus %
Class A-3 notes		$509,551,000%
Class A-4a notes	$	[288,419,000] %
Class A-4b notes	$	[288,419,000] one-month LIBOR plus %
Class B notes		$88,795,000%
Class C notes		$59,196,000%
Class D notes(1)		$59,196,000%

(1)	The Class A-1 notes and the Class D notes are not being offered by this prospectus supplement or the prospectus.
The Class A-2a, Class A-2b, Class A-3, Class A-4a, Class A-4b, Class B and Class C notes are being offered by this prospectus supplement and the prospectus and are referred to as the “offered notes.” The Class A-2b and Class A-4b notes are sometimes referred to as the “floating rate notes.” The Class A-2a notes and the Class A-2b notes rank pari passu and constitute a single class of notes. The Class A-4a notes and the Class A-4b notes rank pari passu and constitute a single class of notes.
The depositor initially will retain the residual interest in the trust.
Payment Dates
The trust will pay interest and principal on the notes on “payment dates” which will be the 15th day of each month (or if not a business day, the next business day).

The first payment date will be December 15, 2006.
The offered notes, except the floating rate notes, will accrue interest on a “30/360” basis from the 15th day of the preceding month (or from the closing date, for the first period) to the 15th day of the current month.
The floating rate notes will accrue interest on an “actual/360” basis from the preceding payment date (or from the closing date, for the first period) to the following payment date.
The final scheduled payment date for each class of notes is listed below. It is expected that each class of notes will be paid in full earlier than its final scheduled payment date.

Final Scheduled
Payment Date

Class A-1 notes	December 15, 2007
Class A-2 notes	December 15, 2009
Class A-3 notes	November 15, 2010
Class A-4 notes	February 15, 2012
Class B notes	June 15, 2012
Class C notes	September 15, 2012
Class D notes	May 15, 2013
For a more detailed description of the payment of interest and principal on each payment date, you should read “Description of the Notes — Payments of Interest” and “— Payments of Principal” in this prospectus supplement.
Calculation Agent
The “calculation agent” will be the indenture trustee. The calculation agent will determine LIBOR and calculate the interest rate for the floating rate notes.
Optional Redemption or “Clean Up Call” Option
The servicer will have a “clean up call” option to purchase all of the receivables on any payment date that the pool balance is 5% or less of the initial pool balance. The servicer may exercise its clean up call option only if the purchase price for the receivables will be sufficient to pay in full the notes and all fees and expenses of the trust. Upon the servicer’s exercise of its clean up call option, your notes will be redeemed and paid in full.
Form and Minimum Denomination
The notes will be issued in book-entry form. The notes will be available in minimum denominations of $100,000 and in multiples of $1,000.
Ratings
It is a condition to the issuance of the notes that each class receive at least the indicated rating from at least two of the three nationally recognized statistical rating organizations, or “rating agencies,” listed below:

	S&P	Moody’s	Fitch

Class A-1 notes	A-1+	P-1	F1+
Class A-2 notes	AAA	Aaa	AAA
Class A-3 notes	AAA	Aaa	AAA
Class A-4 notes	AAA	Aaa	AAA
Class B notes	A	A2	A
Class C notes	BBB	Baa2	BBB
Each rating agency rating the notes will monitor the ratings using its normal surveillance procedures. Rating agencies may change or withdraw an assigned rating at any time. No transaction party will be responsible for monitoring any changes to the ratings on the notes.
Tax Status
If you purchase the notes, you agree by your purchase that you will treat the notes as indebtedness.
Skadden, Arps, Slate, Meagher & Flom LLP will deliver its opinions that, for federal income tax purposes:

•	the trust will not be classified as an association or publicly traded partnership taxable as a corporation, and as long as the trust has only one owner for federal income tax purposes, the trust will not be treated as an entity separate from its owner, and

•	the Class A, Class B and Class C notes will be treated as debt.
ERISA Considerations
The Class A, Class B and Class C notes generally will be eligible for purchase by employee benefit plans.

Contact Information for the Depositor
Ford Credit Auto Receivables Two LLC
c/o Ford Motor Credit Company
c/o Ford Motor Company
World Headquarters
One American Road, Suite 801-C1
Dearborn, Michigan 48126

Attention:	Ford Credit SPE Management Office
Telephone number: (313) 594-3495
Fax number: (313) 390-4133
Contact Information for the Servicer
Ford Motor Credit Company
c/o Ford Motor Company
World Headquarters
One American Road, Suite 801-C1
Dearborn, Michigan 48126

Attention:	Securitization Operations Supervisor
Telephone number: (313) 206-5899
Fax number: (313) 390-4133
Website: www.fordcredit.com
CUSIP Numbers

CUSIP

Class A-2a notes
Class A-2b notes
Class A-3 notes
Class A-4a notes
Class A-4b notes
Class B notes
Class C notes

SUMMARY OF THE TRANSACTION STRUCTURE
       This structural summary describes the assets of the trust, the cash flows in this securitization transaction and the credit enhancement available to the notes. To understand fully the transaction structure, you should read this prospectus supplement and the prospectus completely.
Receivables
The receivables that will be sold to the trust are retail installment sale contracts secured by new and used cars and light trucks. As of the cutoff date, the aggregate principal balance of the receivables was $3,299,999,280.06, the “initial pool balance.”
Summary characteristics of the receivables as of the cutoff date:

•	Number of receivables	153,149
•	Average principal balance	$21,547.64
•	Weighted average APR	4.401%
•	Weighted average FICO® Score	708
•	Weighted average remaining term	58.4 months
•	Weighted average original term	63.5 months
•	Original terms over 60 months*	46.19%
•	Remaining terms over 60 months*	43.25%
•	New vehicles at origination*	86.27%

*	As a percentage of initial pool balance.
For more detailed information about the characteristics of the receivables, you should read “The Receivables — Composition of the Receivables” in this prospectus supplement.
Trust Assets
The trust assets will include:

•	the receivables and collections on the receivables applied on or after the cutoff date,

•	security interests in the financed vehicles,

•	proceeds from claims on any insurance policies covering the financed vehicles or the obligors,

•	rights in the reserve account, and

•	rights under the transaction documents for the repurchase of ineligible receivables, and purchase of servicer impaired receivables and servicer modified receivables.
Servicer
Ford Credit will be the servicer of the receivables.
The trust will pay the servicer a servicing fee each month equal to 1/12 of 1% of the pool balance at the beginning of the preceding month. In addition, the servicer will retain any late fees, extension fees and other administrative fees collected on the receivables, and receive any investment earnings on amounts in the trust’s bank accounts.
Priority of Payments
On each payment date, the trust will apply available funds from the preceding month to make payments in the order of priority listed below. Available funds generally will include all amounts collected on the receivables. This priority will apply unless the notes are accelerated after an event of default and, if the event of default relates to a breach of the trust’s covenants or representations, the receivables are sold:

(1)	Trustee Fees and Expenses — to the indenture trustee and the owner trustee, all fees, expenses and indemnities then due up to a maximum amount of $150,000 per year,

(2)	Servicing Fee — to the servicer, the servicing fee,

(3)	Net Swap Payments — ratably to the swap counterparty, any net swap payments due,

(4)	Class A Interest and Swap Termination Payments — to the Class A noteholders and the swap counterparty, interest due on the Class A notes and any swap termination payments due to the swap counterparty, pro rata based on the principal amount of the Class A notes and the aggregate amount of such swap termination payments (if any amounts allocated to the Class A notes are not needed to pay interest due on such notes, they will be applied to pay the portion of any swap termination payments remaining unpaid),

(5)	First Priority Principal Payment — to the Class A noteholders, sequentially by class, the amount equal to the excess of (a) the principal amount of the Class A notes, over (b) the pool balance minus the yield supplement overcollateralization amount for that payment date, or the “adjusted pool balance,”

(6)	Class B Interest — to the Class B noteholders, interest due on the Class B notes,

(7)	Second Priority Principal Payment — to the Class A and Class B noteholders, sequentially by class, the amount equal to the excess of (a) the principal amount of the Class A and Class B notes, over (b) the adjusted pool balance (reduced by any first priority principal payment on that payment date),

(8)	Class C Interest — to the Class C noteholders, interest due on the Class C notes,

(9)	Third Priority Principal Payment — to the Class A, Class B and Class C noteholders, sequentially by class, the amount equal to the excess of (a) the principal amount of the Class A, Class B and Class C notes, over (b) the adjusted pool balance (reduced by any first and second priority principal payment on that payment date),

(10)	Class D Interest — to the Class D noteholders, interest due on the Class D notes,

(11)	Reserve Account — to the reserve account, the amount, if any, required to replenish the reserve account for any withdrawals,

(12)	Regular Principal Payment — to the noteholders, sequentially by class, the amount equal to the greater of (a) the principal amount of the Class A-1 notes and (b) the excess of the principal amount of the notes over the pool balance minus the targeted overcollateralization amount, (reduced by any first, second and third priority principal payment on that payment date),

(13)	Additional Trustee Fees and Expenses — to the indenture trustee and the owner trustee, all amounts then due to the extent not paid in (1) above, and

(14)	Residual Interest — to the holder of the residual interest in the trust, all remaining available funds.
The trust will not pay principal on any class of notes until the principal amount of all classes of notes senior in priority to that class are paid in full.
For a more detailed description of the priority of payments and the allocation of funds on each payment date you should read “Description of the Notes — Priority of Payments” in this prospectus supplement. For a more detailed description of the yield supplement overcollateralization amount and the targeted overcollateralization amount and how they are used to determine the principal payable on the notes, you should read “Credit Enhancement — Overcollateralization” in this prospectus supplement.
Events of Default; Acceleration and Priority Following Acceleration
Each of the following will be an event of default under the indenture:

•	a bankruptcy or dissolution of the trust,

•	failure to pay interest due on the notes of the Controlling Class within 5 days after any payment date,

•	failure to pay the principal amount of any class of notes in full on its final scheduled payment date, and

•	breach by the trust of its covenants or representations, not cured within 60 days after being notified of the breach.
Upon a bankruptcy or dissolution of the trust, the notes will be accelerated automatically. Upon any other event of default, the notes may be accelerated by a majority of the Controlling Class.
If the notes are accelerated after an event of default (and, if the event of default relates to breach of the trust’s covenants or representations, the receivables are sold), the priority of payments will change and the trust will not pay interest on notes that are not part of the Controlling Class until both interest and principal on the Controlling Class are paid in full and all payments due to the swap counterparty are paid in full.
For a more detailed description of events of default and the rights of noteholders and the priority of payments following an event of default, you should read “Description of the Notes — Events of Default and Remedies” in the prospectus and “Description of the Notes — Priority of Payments — Post-Acceleration Priority of Payments” in this prospectus supplement.
Credit Enhancement
Credit enhancement provides protection for the notes against losses on the receivables and potential shortfalls in the amount of cash available to the trust to make required monthly payments. If the credit enhancement is not sufficient to cover all amounts payable on the notes, the losses will be allocated to the notes by reverse seniority with junior notes bearing the risk of loss before more senior classes.
The following credit enhancement will be available to the trust.
Reserve Account
On the closing date, the depositor will deposit $16,499,996.40 into the reserve account, which is 0.50% of the initial pool balance.
If collections on the receivables are insufficient to cover the fees and expenses of the trust, including interest payments and priority principal payments on the notes and payments to the swap counterparty, the indenture trustee will withdraw funds from the reserve account to cover the shortfall. The indenture trustee also will withdraw funds from the reserve account to the extent needed to pay any class of notes in full on its final scheduled payment date or to pay the notes following an event of default and acceleration of the notes.
If amounts are withdrawn from the reserve account, they will be replenished to the extent of available funds on subsequent payment dates after all higher priority payments are made.
For a more detailed description of the reserve account, you should read “Credit Enhancement — Reserve Account” in this prospectus supplement.
Excess Spread
Excess spread is the excess of interest collections on the receivables over the fees and expenses of the trust, including interest payments on the notes and payments to the swap counterparty. Any excess spread will be applied on each payment date to make principal payments on the Class A-1 notes until paid in full and then to make principal payments on the most senior class of notes to the extent necessary to reach the targeted overcollateralization amount.
For a more detailed description of the use of excess spread as credit enhancement for your notes, you should read “Credit Enhancement — Excess Spread” in this prospectus supplement.
Overcollateralization
Overcollateralization is the amount by which the pool balance exceeds the principal amount of the notes. Overcollateralization means there will be additional receivables generating collections that will be available to cover losses on the receivables and shortfalls due to any low APR receivables. The initial amount of overcollateralization will be $280,982,280.06, or approximately 8.51% of the initial pool balance.
Overcollateralization may also be expressed as a percentage of the “Adjusted Pool Balance,” which is the pool balance less the yield supplement overcollateralization amount. This approach separates the portion of overcollateralization intended to provide credit enhancement from the portion intended to provide yield enhancement on low APR receivables. The adjusted pool balance as of the closing date will be approximately equal to the aggregate initial note balance of the Class A, Class B and Class C notes. On an adjusted pool balance basis, the initial amount of overcollateralization for the notes is actually negative resulting in undercollateralization of approximately 2.00% of the adjusted pool balance, which is the principal amount of the Class D notes.
This securitization transaction is structured to make principal payments on the notes in an amount greater than the decrease in the pool balance until a targeted level of overcollateralization is reached. After that point, the targeted level of overcollateralization will be maintained by making principal payments on the notes in an amount not exceeding the decrease in the pool balance. The targeted overcollateralization amount will adjust each month and generally will equal the yield supplement overcollateralization amount for that month plus the excess, if any, of 1% of the current pool balance over 0.50% of the initial pool balance (the amount required to be on deposit in the reserve account). When the pool balance has decreased to the point where 1% of the current pool balance is less than 0.50% of the initial pool balance, the targeted overcollateralization amount for each payment date will be the yield supplement overcollateralization amount for that payment date. At that point, on an adjusted pool balance basis the overcollateralization becomes zero.
At various times during the transaction, principal on the notes will be paid from both excess spread and principal collections. The application of excess spread and principal collections through the regular and priority principal payments is expected to increase overcollateralization to the targeted level. Some principal payments will, under certain circumstances, be paid before the payment of interest on the Class B, Class C or Class D notes.
For a more detailed description of the targeted overcollateralization amount, you should read “Credit Enhancement — Overcollateralization” in this prospectus supplement.
Yield Supplement Overcollateralization Amount
A substantial number of the receivables have an annual percentage rate or “APR” less than the highest interest rate paid on the notes plus various fees. The yield supplement overcollateralization amount for each payment date approximates the present value of the amount by which future payments on receivables with APRs below a specified interest rate are less than future payments would be on such receivables if their APRs were the specified rate. The specified rate is set by the depositor to achieve the required ratings on the notes and generally is greater than the highest rate on the offered notes plus the servicing fee. The yield supplement overcollateralization amount is included in the targeted overcollateralization amount for each payment date.
For a more detailed description of the calculation of the yield supplement overcollateralization amount and its effect on the payment of principal, you should read “Credit Enhancement — Overcollateralization” in this prospectus supplement.
Subordination
The trust will pay interest to all classes of the Class A notes and any swap termination payments due to the swap counterparty, and then will pay interest sequentially to the remaining classes of notes in order of seniority. The trust will not pay interest on the Class B, Class C or Class D notes until all interest due on, and all swap payments related to, the Class A notes are paid in full.
The trust will pay principal sequentially to each class of notes in order of seniority (beginning with the Class A-1 notes). The trust will not pay principal on any class of notes until the principal amounts of all senior classes of notes are paid in full.
If a priority principal payment is required, the trust will pay principal to the most senior class of notes outstanding prior to the payment of interest on the affected subordinated notes on that payment date.
For a more detailed description of the priority of payments, including changes to the priority after an event of default and acceleration of the notes, you should read “Description of the Notes — Priority of Payments” and “Credit Enhancement — Subordination” in this prospectus supplement.
Repurchases of Receivables
Ford Credit will make representations about the origination, characteristics and transfer of the receivables. If a representation is later discovered to be untrue and has a material adverse effect on any receivable then it was not eligible to be sold to the depositor or the trust. Ford Credit must repurchase the ineligible receivable unless it cures the breach. Similarly, if Ford Credit as servicer materially impairs any receivable, it must purchase the impaired receivable unless it cures the impairment. In addition, Ford Credit as servicer will purchase a receivable from the trust if it makes certain modifications including if it grants payment extensions that extend the final payment date of the receivable beyond six months past the last scheduled payment date of any receivable in the securitized pool. The servicer also will purchase a receivable if it modifies the amount financed or the APR of the receivable or rewrites or reschedules the contract to increase the number of originally scheduled due dates of the receivable. The servicer will not be required to purchase any modified receivable if such action was required by law or court order, including by a bankruptcy court.
For a more detailed description of the representations made in connection with the sale of the receivables to the trust and the repurchase obligation if these representations are breached, you should read “Transfers of the Receivables” in this prospectus supplement. For a more detailed description of servicer impaired receivables and the purchase obligation for these receivables, you should read “Servicing the Receivables and the Securitization Transaction — Obligation to Purchase Servicer Impaired Receivables” in the prospectus. For a more detailed description of servicer modified receivables and the purchase obligation for these receivables, you should read “Servicing the Receivables and the Securitization Transaction — Servicer Modifications and Obligation to Purchase Modified Receivables” in the prospectus.
Controlling Class
Holders of the Controlling Class will control certain decisions regarding the trust, including whether to declare or waive events of default and events of servicing termination, or accelerate the notes, cause a sale of the receivables or direct the indenture trustee to exercise other remedies following an event of default. Holders of notes that are not part of the Controlling Class will not have these rights.
The “Controlling Class” will be the four classes of the Class A notes, voting as a single class, as long as any Class A notes are outstanding. After the Class A notes are paid in full, the most senior class of notes outstanding will be the Controlling Class.
Residual Interest; Issuance of Additional Securities
The depositor will hold the residual interest in the trust, and may exchange all or a portion of its residual interest for additional securities issued by the trust. Because any additional securities will be subordinated to the notes and paid only from amounts otherwise payable to the holder of the residual interest, no approval of the noteholders will be required and no notice of the issuance will be provided to the noteholders.
For a more detailed description of the issuance of additional securities and the conditions to an additional issuance, you should read “Description of the Notes — Residual Interest; Issuance of Additional Securities” in this prospectus supplement and the prospectus.
Interest Rate Swaps and Swap Counterparty
The trust will enter into interest rate swaps to hedge the interest rate risks relating to the Class A-2b notes and the Class A-4b notes. The initial notional amounts of the two interest rate swaps will equal the principal amounts on the closing date of the Class A-2b notes and the Class A-4b notes, respectively.
Barclays Bank PLC will be the swap counterparty under the interest rate swaps for the Class A-2b notes and Class A-4b notes. The swap counterparty may transfer or assign its rights and obligations under the interest rate swaps only if it receives confirmation from each rating agency that such transfer or assignment will not cause such rating agency to reduce or withdraw its then-current rating on any of the notes.
For a more detailed description of the interest rate swaps and the swap counterparty, you should read “Description of the Interest Rate Swaps and the Swap Counterparty” in this prospectus supplement.

RISK FACTORS
       In addition to the risk factors starting on page 7 of the prospectus, you should consider the following risk factors in deciding whether to purchase any of the offered notes.

The Class B and Class C notes will be subject to greater risk because of subordination	The Class B notes will bear greater risk than the Class A notes because no payment of interest will be made on the Class B notes until all interest on the Class A notes and all payments due to the swap counterparty are paid in full, and no payment of principal will be made on the Class B notes until the principal amount of the Class A notes is paid in full. The Class C notes bear even greater risk because of similar subordination to all more senior classes of notes.

An event of default and acceleration of the notes may result in earlier than expected payment of your notes, losses on your notes and changes in the priority of payments	An event of default may result in an acceleration of payments on your notes. You will suffer losses if collections on the receivables and the proceeds of any sale of receivables are insufficient to pay the amounts owed on your notes and any payments due to the swap counterparty. If your notes are paid earlier than expected, you may not be able to reinvest the principal at a rate of return that is equal to or greater than the rate of return on your notes. If the notes are accelerated after an event of default (and, if the event of default relates to a breach of the trust’s representations or covenants, the receivables are sold), the trust will not pay interest or principal on any notes that are not part of the Controlling Class until all interest and principal on the notes of the Controlling Class and any payments due to the swap counterparty for the Controlling Class are paid in full. This may result in a delay or default in paying interest or principal on the Class B or Class C notes.

For a more detailed description of events of default and acceleration of the notes, you should read “Description of the Notes — Events of Default and Remedies” in the prospectus. For a more detailed description of the change in the priority of payments following certain events of default and acceleration of the notes, you should read “Description of the Notes — Priority of Payments — Post-Acceleration Priority of Payments” in this prospectus supplement.

Overcollateralization may not increase as expected	The overcollateralization is expected to increase to the targeted overcollateralization amount as excess spread is used to pay principal of the notes in an amount greater than the decrease in the pool balance from the amortization of the receivables. There can be no assurance that the targeted overcollateralization amount will be reached or maintained, or that the receivables will generate sufficient collections to pay all notes in full.

For a more detailed description of overcollateralization as a form of credit enhancement for your notes, you should read “Credit Enhancement — Overcollateralization” in this prospectus supplement.

Excessive prepayments and defaults on the higher APR receivables may adversely impact your notes	Some of the receivables will have APRs that are less than the interest rate on your notes plus various fees. Payments on receivables with higher APRs helps compensate for the reduced payments made on receivables with lower APRs. Excessive prepayments and defaults on the higher APR receivables may adversely impact your notes by reducing the amounts available to make interest and principal payments on the notes.

Geographic concentration may result in more risk to you	As of the cutoff date, the billing addresses of the obligors of the receivables were concentrated in Texas (11.15% of the pool balance), California (10.58% of the pool balance) and Florida (9.31% of the pool balance). No other state constituted more than 5% of the pool balance. Economic conditions or other factors affecting these states in particular could adversely impact the delinquency, credit loss or repossession experience of the trust and could result in delays in payments or losses on the notes.

TRANSACTION PARTIES
       The following information identifies certain transaction parties for this securitization transaction. For a description of the other transaction parties, and a description of the rights and responsibilities of all transaction parties, you should read “The Sponsor and Servicer,” “The Depositor,” “The Issuing Entity,” “The Indenture Trustee” and “The Owner Trustee” in the prospectus.
The Depositor
       The depositor is Ford Credit Auto Receivables Two LLC. Ford Credit is the sole member of the depositor.
The Issuing Entity
       The issuing entity for this securitization transaction is Ford Credit Auto Owner Trust 2006-C. The trust’s fiscal year is the calendar year.
       On the closing date, the depositor will sell the receivables to the trust and make an initial deposit into a reserve account in exchange for the notes and the residual interest in the trust. The following table shows the capitalization of the trust on the closing date after issuance of the notes.

Principal Amount

Class A-1 notes	$664,000,000
Class A-2a notes	[530,721,000]
Class A-2b notes	[530,720,000]
Class A-3 notes	509,551,000
Class A-4a notes	[288,419,000]
Class A-4b notes	[288,419,000]
Class B notes	88,795,000
Class C notes	59,196,000
Class D notes	59,196,000

Total	$3,019,017,000

The Indenture Trustee
       The Bank of New York, a New York banking corporation, will act as the “indenture trustee” under the indenture. The Bank of New York has been, and currently is, serving as indenture trustee and trustee for numerous securitization transactions and programs involving pools of auto receivables. The Bank of New York is one of the largest corporate trust providers of trust services on securitization transactions and also provides committed credit facilities to Ford Credit and other affiliates of Ford Credit and the depositor.
       For a description of the duties and responsibilities of the indenture trustee, you should read “The Indenture Trustee” in the prospectus.
The Owner Trustee
       U.S. Bank Trust National Association, or “U.S. Bank Trust,” will act as the “owner trustee” under the trust agreement. U.S. Bank Trust is a national banking association and a wholly-owned subsidiary of U.S. Bancorp, which is currently ranked as the sixth largest bank holding company in the United States with total assets exceeding $213 billion as of June 30, 2006. As of June 30, 2006, U.S. Bancorp served approximately 13.5 million customers, operated 2,434 branch offices in 24 states and had over 51,000 employees. A network of specialized U.S. Bancorp offices across the nation, inside and outside its 24-state footprint, provides a comprehensive line of banking, brokerage, insurance, investment, mortgage, trust and payment services products to consumers, businesses, governments and institutions.
       U.S. Bank Trust has provided owner trustee services since the year 2000. As of June 30, 2006, U.S. Bank Trust was acting as owner trustee with respect to over 140 issuances of securities. This portfolio includes mortgage-backed and asset-backed securities. U.S. Bank Trust has acted as owner trustee of automobile loan or lease-backed securities since 2000. As of June 30, 2006, U.S. Bank Trust was acting as owner trustee on 19 issuances of automobile loan or lease-backed securities.
       For a description of the duties and responsibilities of the owner trustee, you should read “The Owner Trustee” in the prospectus.
The Sponsor
       Ford Credit is the sponsor of this securitization transaction and is primarily responsible for structuring the transaction. The receivables being securitized were purchased by Ford Credit from motor vehicle dealers in the ordinary course of Ford Credit’s business. The following table contains information about the retail installment sale contracts purchased by Ford Credit from motor vehicle dealers during each of the periods indicated, including types of contracts not included in this securitization transaction that do not materially affect the information presented.
Origination Characteristics

	Nine Months
	Ended
	September 30,		Year Ended December 31,

	2006	2005	2005	2004	2003	2002	2001

Number of receivables originated	1,003,651	933,148	1,181,917	1,525,237	1,583,715	1,855,957	2,828,316
Aggregate original principal balance (in millions)	$24,413	$20,486	$25,949	$34,136	$34,841	$38,382	$55,512
Average original term (in months)	60.5	56.1	56.6	56.7	57.3	54.7	54.3
Material Changes to Origination, Purchasing and Underwriting Policies and Procedures
       During the period covered in the table above, Ford Credit changed its origination and purchasing policies and procedures for retail installment sale contracts to respond to market conditions and competitive pressures and to pursue different business strategies. In 2001, Ford Credit was aggressively purchasing contracts for the financing of all brands of new and used vehicles, including contracts with higher risk obligors. Following the terrorist attacks of September 11, 2001, Ford launched 0% special rate financing through Ford Credit on new, Ford trustmark brand vehicles. In January 2002, Ford Credit announced its plan to support Ford’s “Revitalization Plan” and shifted to a policy of supporting the sale of new, Ford trustmark brand vehicles. This policy continues today and has resulted in a reduction in the volume of Ford Credit’s purchases of retail installment sale contracts. It has also contributed to an increase in credit scores and other credit quality measurements since 2002, although special Ford-sponsored marketing incentive programs may cause credit quality measurements to vary from time to time.
       During July, August and September of 2005, Ford ran the “Family Plan” marketing program that offered employee pricing to all customers. This program caused the number of contracts purchased by Ford Credit to decrease during this time period because it did not require the use of Ford Credit financing to take advantage of employee pricing. Special rate financing programs offered by Ford during the summer months of 2006 caused the number of contracts purchased by Ford Credit to increase.

       In response to competitive pressures and higher market demand for extended term financing, Ford Credit began purchasing 72-month contracts in 1998. For 2003, 2004 and 2005, 72-month contracts represented approximately 22% of contracts purchased each year. Starting in the fourth quarter of 2005, as a result of Ford Credit’s expanded eligibility for 72-month financing combined with continued marketing incentives from Ford and strong market demand for 72-month financing, 72-month contracts increased to approximately 32% of contracts purchased in the first half of 2006 and over 55% of all contracts purchased in the third quarter of 2006. In the summer of 2006, Ford launched a series of special rate incentive programs, including a 0% program in August to clear out dealer inventories of 2006 vehicle models. This 0% program applied to nearly all vehicle brands and models, all contract terms and all qualified applicants. These programs resulted in a higher volume of 72-month contracts and a higher proportion of lower credit quality customers. Since the expiration of these programs, 72-month originations and contracts with lower credit quality customers have declined. Because these programs altered the typical contract term and credit quality composition of Ford Credit’s portfolio, Ford Credit securitized the majority of the lower credit quality 72-month contracts originated under these programs to an investor in a private transaction in October of 2006.
       The 0% special rate financing program launched by Ford in October 2001 contributed to a sharp increase in low APR contracts for that year. Low APR contracts were a substantial percentage of yearly originations for 2001, 2002 and 2003. In 2004, Ford shifted its marketing incentive programs from low interest rate financing to cash rebates. This shift resulted in a decrease in low APR contracts and an increase in standard APR contracts. Starting in early 2006, Ford again emphasized low APR financing marketing programs. As a result, low APR contracts are a greater percentage of new originations compared to 2004 and 2005 and currently represent more than half of new originations for 2006 year-to-date with a higher rate during the summer 2006 special incentive programs described above.
       Ford Credit continued to improve its origination scoring models during this period. In 2004, Ford Credit launched updated models to adjust for changes in Ford Credit’s business practices and more accurately assess the impact of new marketing initiatives. The 2004 launch also included technology upgrades that allow the models to be adjusted quickly to respond to marketing programs and other developments.
       In February 2005, Ford Credit launched new credit bureau interface software that gives Ford Credit’s credit analysts access to the most up-to-date data and analytical tools from the credit bureaus. This software also supports the inclusion of new variables in Ford Credit’s origination scoring models that enhance the models’ ability to predict the likelihood of default on contracts offered to Ford Credit for purchase.
       Ford Credit launched enhanced electronic decisioning models in May 2005 that have increased the percentage of contracts approved or rejected through the models. Electronic decisioning contributes to improved customer and dealer satisfaction.
       In the first half of 2006, Ford Credit completed a transformation of its North American sales and originations operations in which it reduced the number of its regional offices and local sales offices. This transformation consolidated Ford Credit’s separate sales and originations units into one unit for all Ford trustmark brands. Also in 2006, Ford Credit integrated its commercial lending offices into these units. On September 28, 2006, Ford Credit announced it is consolidating and centralizing most of its originations and servicing operations in the United States. Ford Credit will consolidate its remaining 59 U.S. branches into six existing service centers, creating business centers that will manage originations in addition to the servicing functions already performed at the six service centers. Ford Credit plans to complete the branch consolidation by the end of 2007. All of these transformation and consolidation actions are expected to provide cost efficiencies, ensure consistency and control in origination processes, increase dealer and customer satisfaction and make it easier to implement new technologies in the future.

       For more information about Ford Credit’s origination and underwriting policies and procedures, you should read “The Sponsor and Servicer — Origination, Purchasing and Underwriting” in the prospectus.
Static Pool Information
       Static pool information about prior pools of retail installment sale contracts that were securitized by Ford Credit can be found at www.fordcredit.com/institutionalinvestments/static  pool  data  2006  C.xls. Static pool information consists of cumulative credit losses, delinquency and prepayment data for prior securitized pools and summary information for the original characteristics of the prior pools. Information about pools that were securitized before January 1, 2006 or static pool information concerning the receivables relating to periods prior to January 1, 2006 will not be deemed to be part of the prospectus, this prospectus supplement or the registration statement that includes the prospectus. No assurance can be made that the cumulative credit losses, delinquency and prepayment experience of a particular pool of retail installment sale contracts will be similar to the static pool information of prior pools of retail installment sale contracts.
The Servicer
       Ford Credit will be the servicer of the receivables for this securitization transaction. Ford Credit will be responsible for all servicing functions except that the indenture trustee will be responsible for making payments to the noteholders based on information and calculations provided by the servicer.
       The following table shows Ford Credit’s delinquency, repossession and credit loss experience for its portfolio of U.S. retail installment sale contracts, including types of contracts not included in this securitization transaction that do not materially affect the information presented. The table includes contracts sold in securitizations and other transactions that Ford Credit continues to service. Delinquency, repossession and credit loss experience may be influenced by a variety of economic, social, geographic and other factors beyond the control of Ford Credit. No assurance can be made that the delinquency, repossession and credit loss experience of a particular pool of retail installment sale contracts will be similar to the historical experience shown below.

       Delinquencies, repossessions and credit losses are shown as a percentage of Ford Credit’s portfolio. Over the periods shown, the portfolio size increases as new contracts are originated and decreases as existing receivables are paid down or liquidated. The delinquency, repossession and credit loss percentages for a static pool of contracts originated in any period would differ from the portfolio experience shown in the following table.
Delinquency, Repossession and Credit Loss Experience

	Nine Months Ended
	September 30,		Year Ended December 31,

	2006(6)	2005	2005	2004	2003	2002	2001

Average number of contracts outstanding (1)	4,222,380	4,904,801	4,797,580	5,577,140	6,228,633	6,845,319	6,588,720
Average portfolio outstanding (in millions)(2)	$57,692	$66,384	$64,969	$73,636	$81,743	$89,382	$82,522

Delinquencies
Average number of delinquencies(3)
31-60 days	81,678	89,467	91,048	117,070	156,276	169,443	163,565
61-90 days	6,208	7,117	7,246	10,411	21,524	30,296	30,430
Over 90 days	983	1,130	1,135	1,752	4,951	22,700	19,569
Average number of delinquencies as a percentage of average number of contracts outstanding
31-60 days	1.93%	1.82%	1.90%	2.10%	2.51%	2.48%	2.48%
61-90 days	0.15%	0.15%	0.15%	0.19%	0.35%	0.44%	0.46%
Over 90 days	0.02%	0.02%	0.02%	0.03%	0.08%	0.33%	0.30%

Repossessions and Credit Losses
Repossessions as a percentage of average number of contracts outstanding	2.01%	2.38%	2.39%	3.09%	3.22%	2.78%	2.50%
Aggregate net losses (in millions)(4)	$272	$436	$585	$1,080	$1,557	$1,465	$1,192
Net losses as a percentage of average portfolio outstanding	0.63%	0.88%	0.90%	1.47%	1.91%	1.64%	1.44%
Net losses as a percentage of gross liquidations(5)	1.12%	1.52%	1.59%	2.60%	3.02%	2.87%	2.52%
Number of contracts charged off	97,117	123,658	165,074	236,894	266,560	243,446	236,859
Number of contracts charged off as a percentage of average number of contracts outstanding	3.07%	3.35%	3.44%	4.25%	4.28%	3.56%	3.59%
Average net loss on contracts charged off	$2,796	$3,529	$3,544	$4,557	$5,842	$6,017	$5,033

(1)	Average of the number of contracts outstanding at the beginning and end of each month in the period.

(2)	Average of the aggregate principal balance of contracts outstanding at the beginning and end of each month in the period.

(3)	The period of delinquency is the number of days that more than $49.99 of a scheduled payment is past due, excluding (since January 1, 2003) bankrupt accounts.

(4)	Net losses are equal to the aggregate balance (principal plus accrued finance and other charges) of all contracts that are determined to be uncollectible in the period less any liquidation proceeds and other recoveries on contracts charged off in the period or any prior periods. Net losses exclude all external costs associated with repossession and disposition of the vehicle prior to charge off and include all external costs associated with continued collection efforts or repossession and disposition of the vehicle after charge off. All external costs associated with the repossession and disposition of the vehicles in a securitized pool of receivables are included in realized losses for that pool because the servicer is entitled to be reimbursed for these costs and, therefore, realized losses for a securitized pool of receivables may be higher than net losses for those receivables.

(5)	Gross liquidations are cash payments and charge offs that reduce the outstanding balance of a receivable.

(6)	Beginning January 1, 2006, data on Volvo brand vehicles is included. Volvo data was not material to the pre-January 1, 2006 data.

Material Changes to Servicing Policies and Procedures
       Starting in 1999, Ford Credit transformed its servicing operations from 128 branch offices into 7 consolidated service centers in the U.S. This transformation was completed in the first quarter of 2001. During this transformation process, Ford Credit experienced a high level of turnover in personnel along with rapid growth in receivables resulting in greater than expected hiring requirements. These changes contributed to the increase in delinquencies and credit losses experienced by Ford Credit in 2002 and 2003. In June 2006, Ford Credit further consolidated its servicing operations into 6 service centers. Also in 2006, Ford Credit integrated commercial accounts servicing into its service centers. Ford Credit expects that this integration will result in increased consistency of servicing processes for commercial accounts.
       As a part of the transformation from branches to service centers, Ford Credit introduced new technologies that have improved Ford Credit’s collection operations. These technologies include a new collection system, enhanced call routing and voice recognition software, a web-based queuing system that routes forms for approval, an autodialer that blends and paces inbound and outbound customer contacts, a call monitoring system and call queuing software that maximizes the chance of reaching a delinquent customer on the telephone.
       From 2001 to 2003 Ford Credit launched new software to manage behavior scoring models and collection strategies. At the same time Ford Credit also implemented a series of behavior scorecards that predict the probability that an account will default. The models were updated in 2004 to enhance Ford Credit’s ability to predict account defaults by incorporating current credit bureau information. The models were further updated in November 2005 and May 2006 to improve predictability. This combination of new technology and collection strategies has allowed Ford Credit to improve collection efficiency and has contributed to a reduction in credit losses.
       For more information about Ford Credit’s servicing policies and procedures, you should read “The Sponsor and Servicer — Servicing and Collections” in the prospectus.
Ratings of the Servicer
       As of the date of this prospectus supplement, Ford Credit’s senior unsecured debt ratings are:

	S&P	Moody’s	Fitch	DBRS

Short-term debt ratings	B-3	NP	B	R4
Long-term debt ratings	B	B1	BB-	B (high)
Outlook	Negative	Negative	Negative	Negative
       The rating agencies have lowered Ford Credit’s debt ratings several times over the past few years, including in recent months, and may further downgrade Ford Credit at any time.
       Based on Ford Credit’s short-term debt ratings, as servicer it will be required to remit collections on the receivables to the trust’s collection account within two business days of applying collections to the obligor’s account.
       For more information, you should read “Servicing the Receivables and the Securitization Transaction — Remittance of Collections” in the prospectus.

THE RECEIVABLES
       On the closing date, Ford Credit will sell the receivables to the depositor and the depositor will sell the receivables to the trust. The trust will pledge the receivables to the indenture trustee to secure the notes.
Criteria for Selection of the Receivables
       The receivables were randomly selected by Ford Credit from its U.S. portfolio of retail installment sale contracts that meet the selection criteria. The selection criteria include that, as of the cutoff date, each receivable:

•	is a simple interest receivable with level monthly payments and an original term of not greater than 72 months,

•	is not more than 30 days delinquent (Ford Credit considers a receivable delinquent if more than $49.99 of a scheduled payment is overdue),

•	has not been extended or rewritten, and

•	is not subject to a bankruptcy proceeding.
       Ford Credit has changed its selection criteria for securitization transactions over time to accommodate new financing products, increased vehicle pricing and changes in securitization market practices. Prior to May 2001, Ford Credit’s criteria required that all receivables had at least three monthly payments applied, an original term of not greater than 60 months and an APR between 1.9% and 20%. In May of 2001, Ford Credit expanded its criteria to allow receivables with only one payment applied, an original term of not greater than 72 months and an APR between 0.01% and 30%. The cap on new vehicles concentration was also removed so that the new/used vehicle split in the securitized pools reflects Ford Credit’s overall portfolio. In June of 2002, the selection criteria were expanded to allow 0.0% APR contracts. In June of 2005, Ford Credit changed its selection criteria to include receivables where no first payment has been applied (but the first payment is due within 30 days of the cutoff date), and with a current principal balance of not greater than $100,000, instead of $50,000. Ford Credit’s portfolio of retail installment sale contracts available for this securitization program changes over time as a result of changes in Ford Credit’s organization and purchasing policies, Ford-sponsored marketing incentive programs and Ford Credit’s sales of receivables in securitization and other funding transactions and programs, some of which use different selection criteria than this program.

Composition of the Receivables
       The pool of receivables had the following characteristics on the cutoff date.

Number of Receivables	153,149
Initial Pool Balance	$3,299,999,280.06
Principal Balance:
Average principal balance	$21,547.64
Highest principal balance	$99,169.60
Lowest principal balance	$250.24
Original Amount Financed:
Average amount financed	$25,148.50
Highest amount financed	$180,341.41
Lowest amount financed	$1,005.00
Annual Percentage Rate (APR):
Weighted average(1) APR	4.401%
Highest APR	29.990%
Lowest APR	0.000%
Original Term:
Weighted average(1) original term	63.5 months
Original terms greater than 60 months (by principal balance)	46.19%
Longest original term	72 months
Shortest original term	6 months
Remaining Term:
Weighted average(1) remaining term	58.4 months
Remaining terms greater than 60 months (by principal balance)	43.25%
Longest remaining term	72 months
Shortest remaining term	1 month
Scheduled Weighted Average Life(2)	2.55 years
Origination:
Earliest origination date	December 1, 2000
Latest scheduled maturity date	October 30, 2012
Financed Vehicles — New:
Aggregate principal balance	$2,847,045,431.63
Percentage of initial pool balance	86.27%
Financed Vehicles — Used:
Aggregate principal balance	$452,953,848.43
Percentage of initial pool balance	13.73%
Financed Vehicles — Cars:
Aggregate principal balance	$835,099,410.94
Percentage of initial pool balance	25.31%
Financed Vehicles — Light Trucks:
Aggregate principal balance	$2,464,899,869.12
Percentage of initial pool balance	74.69%
Credit Score:
Weighted average(1) FICO® at origination(3)	708
Weighted average(1) FICO® at origination for receivables with original terms greater than 60 months(3)	701

(1)	Weighted averages are weighted by the principal balance of each receivable on the cutoff date.

(2)	Assuming all payments are due on the first day of the month, all receivables pay as scheduled, starting one month from the cutoff date, with no delays, defaults or prepayments.

(3)	This weighted average is for receivables with obligors that have a FICO score used by Ford Credit in its underwriting of the contract, which represents approximately 86.50% of receivables by principal balance. Obligors without a FICO score are obligors (i) who use financed vehicles for business purposes, or (ii) who are individuals with minimal or no recent credit history. There can be no assurance that FICO will be an accurate predictor of the likelihood of repayment of the related receivable or that any obligor’s credit score would not be lower if obtained as of the date of this prospectus supplement.

Geographic Distribution of the Receivables on the Cutoff Date
       The receivables generally are from all 50 U.S. states and the District of Columbia. The following chart shows the states with concentrations greater than 3.0% of the initial pool balance:

			Percentage of
	Number of	Aggregate	Initial Pool
State(1)	Receivables	Principal Balance	Balance

Texas	15,930	$367,852,437.64	11.147%
California	15,621	349,070,800.74	10.578
Florida	14,009	307,295,469.76	9.312
Georgia	6,097	138,741,499.66	4.204
Illinois	6,718	133,335,419.73	4.040
Pennsylvania	6,349	130,163,827.47	3.944
New York	5,927	118,812,388.79	3.600
North Carolina	4,816	104,418,106.97	3.164
Michigan	5,526	103,412,974.81	3.134
Ohio	5,185	102,100,956.25	3.094
Other	66,971	1,444,795,398.24	43.782

Total	153,149	$3,299,999,280.06	100.00%

(1)	Based on the billing addresses of the obligors.
Distribution by APR of the Receivables on the Cutoff Date
       This chart shows the distribution of the APRs on the receivables.

			Percentage of
	Number of	Aggregate	Initial Pool
APR Range	Receivables	Principal Balance	Balance

0.00 to 0.99%	46,309	$1,231,994,715.43	37.33%
1.00 to 1.99	8,921	233,963,245.67	7.09
2.00 to 2.99	7,472	192,859,548.78	5.84
3.00 to 3.99	7,703	160,539,388.67	4.86
4.00 to 4.99	11,496	221,934,117.21	6.73
5.00 to 5.99	8,616	156,614,229.13	4.75
6.00 to 6.99	6,539	117,769,991.72	3.57
7.00 to 7.99	12,808	228,001,231.77	6.91
8.00 to 8.99	12,530	234,079,615.06	7.09
9.00 to 9.99	9,000	169,233,752.50	5.13
10.00 to 10.99	5,549	103,161,725.77	3.13
11.00 to 11.99	3,453	59,547,107.40	1.80
12.00 to 12.99	2,929	47,750,629.49	1.45
13.00 to 13.99	2,207	34,912,102.47	1.06
14.00 to 14.99	2,365	35,829,503.33	1.09
15.00 to 15.99	1,450	20,995,809.03	0.64
16.00 to 16.99	1,015	15,239,436.08	0.46
17.00 to 17.99	708	9,625,566.80	0.29
18.00 to 18.99	802	11,068,274.36	0.34
19.00 to 19.99	377	4,728,689.68	0.14
20.00 to 24.99	821	9,450,012.37	0.29
25.00 to 29.99	79	700,587.34	0.02

Total	153,149	$3,299,999,280.06	100.00%

MATURITY AND PREPAYMENT CONSIDERATIONS
General
       The final scheduled payment date for each class of notes is listed on the cover of this prospectus supplement. Ford Credit calculated these dates for the Class A, Class B and Class C notes assuming all receivables pay as scheduled with no delays, defaults or prepayments and, with respect to the offered notes, adding 3 months to the calculated date. Ford Credit expects that the final payment of each class of notes will occur before its final scheduled payment date. The final payment of any class of notes could occur significantly earlier (or could occur later) than such class’s final scheduled payment date because the rate of payment of principal of each class of notes depends primarily on the rate of payment (including prepayment) by the obligors on the receivables.
       Higher than anticipated rates of prepayment and defaults on the receivables will cause principal to be paid to the noteholders faster than expected. You will bear the risk of not being able to reinvest principal received earlier than expected at a rate of return equal to or greater than the rate of return on your notes. In the case of notes purchased at a discount, noteholders should consider the risk that a slower than anticipated rate of prepayments on the receivables could result in an actual rate of return that is less than the anticipated rate of return.
       In addition, higher rates of prepayments and defaults on high APR receivables will reduce the amount of interest collected on the receivables and result in lower excess spread on subsequent payment dates.
Weighted Average Life of the Notes
       Prepayments on the receivables can be measured relative to a prepayment standard or model. This securitization transaction uses the Absolute Prepayment Model commonly referred to as “ABS,” which uses an assumed rate of prepayment each month relative to the original number of receivables in a pool. ABS assumes that all receivables are the same size and maturity and amortize at the same rate and that in each month each receivable will be paid as scheduled or be prepaid in full. For example, in a pool of receivables originally containing 10,000 receivables, a 1% ABS rate means that 100 receivables prepay in full each month. ABS is not a historical description of prepayment experience or a prediction of the anticipated rate of prepayment of any pool of assets. Ford Credit structured this securitization transaction assuming the receivables would prepay at a 1.5% ABS rate.
       The ABS tables below were prepared by (1) classifying the pool of receivables that will be sold to the trust into sub-pools based on APR, original term, and age, (2) determining a level monthly payment for each of the sub-pools that fully amortizes the pool by the end of its remaining term to maturity, assuming that each monthly payment is made on the last day of each month and each month has 30 days, and (3) making the following assumptions:

•	each sub-pool prepays at the specified constant monthly ABS percentage, and otherwise pays as scheduled with no delays, defaults or repurchases,

•	payments on the notes are made on the 15th of each month, and

•	the servicer exercises its clean up call option on the first payment date that the option is available.

       The sub-pools used in this analysis are shown in the table below.

			Weighted Average	Weighted Average
		Weighted	Original Term	Remaining Term
	Aggregate	Average	to Maturity	to Maturity
Pool	Principal Balance	APR	(In Months)	(In Months)

1	$85,971,036.34	2.184%	35	33
2	19,812,670.38	11.417%	34	32
3	32,447,727.57	3.110%	35	29
4	6,826,329.50	11.803%	34	28
5	24,396,164.63	3.743%	35	22
6	3,559,953.48	11.291%	35	23
7	82,765,621.62	2.420%	48	46
8	24,544,100.98	12.256%	48	46
9	25,861,465.45	4.842%	48	42
10	10,712,399.16	12.135%	48	42
11	28,112,706.23	5.221%	48	33
12	7,548,456.82	12.126%	48	35
13	723,545,828.10	2.368%	60	58
14	144,295,889.38	11.639%	60	58
15	192,828,598.67	3.926%	60	54
16	71,052,655.14	11.681%	60	54
17	232,264,994.67	4.292%	60	38
18	59,609,269.77	11.634%	60	43
19	998,594,972.26	1.588%	72	70
20	168,854,972.67	11.074%	72	70
21	104,141,518.83	4.755%	72	66
22	96,409,980.55	10.812%	72	66
23	99,932,883.84	5.465%	72	52
24	55,909,084.02	10.614%	72	57

	$3,299,999,280.06

       The results shown in the ABS tables should approximate the results that would be obtained if the analysis had been based on similar assumptions using the actual pool of receivables that will be sold to the trust, rather than on sub-pools. The actual characteristics and performance of the receivables will differ from the assumptions used in constructing the ABS tables below. The ABS tables only give a general sense of how each class of notes may amortize at different assumed rates of prepayment with other assumptions held constant. It is unlikely that the receivables will prepay at a constant level of ABS until maturity or that all of the hypothetical pools of receivables will prepay at the same level of ABS. The diverse terms of the receivables within each hypothetical pool could produce slower or faster principal payments than indicated in the ABS table. Any difference between those assumptions and the actual characteristics and performance of the receivables, or actual prepayment experience, will affect the weighted average life and period during which principal is paid on each class of notes.

Percent of Initial Note Principal Amount at Various ABS Percentages

	Class A-1						Class A-2a/Class A-2b

Payment Date	0.00%	0.50%	1.00%	1.20%	1.50%	1.80%	0.00%	0.50%	1.00%	1.20%	1.50%	1.80%

Closing Date	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00
December 15, 2006	91.92	89.40	86.73	85.61	83.85	81.99	100.00	100.00	100.00	100.00	100.00	100.00
January 15, 2007	84.27	79.33	74.06	71.85	68.39	64.74	100.00	100.00	100.00	100.00	100.00	100.00
February 15, 2007	76.58	69.29	61.52	58.26	53.17	47.78	100.00	100.00	100.00	100.00	100.00	100.00
March 15, 2007	68.82	59.25	49.09	44.81	38.14	31.08	100.00	100.00	100.00	100.00	100.00	100.00
April 15, 2007	61.04	49.29	36.80	31.56	23.36	14.70	100.00	100.00	100.00	100.00	100.00	100.00
May 15, 2007	53.22	39.37	24.65	18.46	8.81	0.00	100.00	100.00	100.00	100.00	100.00	99.13
June 15, 2007	45.36	29.49	12.63	5.55	0.00	0.00	100.00	100.00	100.00	100.00	96.55	89.25
July 15, 2007	37.45	19.65	0.74	0.00	0.00	0.00	100.00	100.00	100.00	95.50	87.74	79.56
August 15, 2007	29.51	9.85	0.00	0.00	0.00	0.00	100.00	100.00	93.11	87.63	79.08	70.06
September 15, 2007	21.52	0.10	0.00	0.00	0.00	0.00	100.00	100.00	85.84	79.91	70.76	61.11
October 15, 2007	13.48	0.00	0.00	0.00	0.00	0.00	100.00	94.28	79.24	72.93	63.08	52.69
November 15, 2007	5.40	0.00	0.00	0.00	0.00	0.00	100.00	88.85	72.79	66.05	55.55	44.47
December 15, 2007	0.00	0.00	0.00	0.00	0.00	0.00	99.47	83.43	66.42	59.29	48.16	36.44
January 15, 2008	0.00	0.00	0.00	0.00	0.00	0.00	94.92	78.04	60.13	52.63	40.93	28.60
February 15, 2008	0.00	0.00	0.00	0.00	0.00	0.00	90.34	72.66	53.93	46.08	33.84	20.95
March 15, 2008	0.00	0.00	0.00	0.00	0.00	0.00	85.73	67.31	47.81	39.64	26.91	13.48
April 15, 2008	0.00	0.00	0.00	0.00	0.00	0.00	81.08	61.99	41.77	33.31	20.12	6.15
May 15, 2008	0.00	0.00	0.00	0.00	0.00	0.00	76.39	56.68	35.82	27.09	13.46	0.00
June 15, 2008	0.00	0.00	0.00	0.00	0.00	0.00	71.67	51.40	29.95	20.98	6.91	0.00
July 15, 2008	0.00	0.00	0.00	0.00	0.00	0.00	66.92	46.14	24.17	14.95	0.51	0.00
August 15, 2008	0.00	0.00	0.00	0.00	0.00	0.00	62.12	40.90	18.47	9.00	0.00	0.00
September 15, 2008	0.00	0.00	0.00	0.00	0.00	0.00	57.30	35.69	12.80	3.17	0.00	0.00
October 15, 2008	0.00	0.00	0.00	0.00	0.00	0.00	52.54	30.59	7.29	0.00	0.00	0.00
November 15, 2008	0.00	0.00	0.00	0.00	0.00	0.00	47.76	25.53	1.89	0.00	0.00	0.00
December 15, 2008	0.00	0.00	0.00	0.00	0.00	0.00	42.95	20.48	0.00	0.00	0.00	0.00
January 15, 2009	0.00	0.00	0.00	0.00	0.00	0.00	38.10	15.41	0.00	0.00	0.00	0.00
February 15, 2009	0.00	0.00	0.00	0.00	0.00	0.00	33.22	10.36	0.00	0.00	0.00	0.00
March 15, 2009	0.00	0.00	0.00	0.00	0.00	0.00	28.29	5.33	0.00	0.00	0.00	0.00
April 15, 2009	0.00	0.00	0.00	0.00	0.00	0.00	23.36	0.35	0.00	0.00	0.00	0.00
May 15, 2009	0.00	0.00	0.00	0.00	0.00	0.00	18.44	0.00	0.00	0.00	0.00	0.00
June 15, 2009	0.00	0.00	0.00	0.00	0.00	0.00	13.49	0.00	0.00	0.00	0.00	0.00
July 15, 2009	0.00	0.00	0.00	0.00	0.00	0.00	8.50	0.00	0.00	0.00	0.00	0.00
August 15, 2009	0.00	0.00	0.00	0.00	0.00	0.00	3.55	0.00	0.00	0.00	0.00	0.00
September 15, 2009	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
October 15, 2009	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
November 15, 2009	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
December 15, 2009	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
January 15, 2010	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
February 15, 2010	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
March 15, 2010	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
April 15, 2010	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
May 15, 2010	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
June 15, 2010	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
July 15, 2010	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
August 15, 2010	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
September 15, 2010	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
October 15, 2010	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
November 15, 2010	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
December 15, 2010	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
January 15, 2011	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
February 15, 2011	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
March 15, 2011	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
April 15, 2011	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
May 15, 2011	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
June 15, 2011	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
July 15, 2011	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
August 15, 2011	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
September 15, 2011	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
October 15, 2011	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
November 15, 2011	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Weighted Average Life (yrs)(1)	0.55	0.43	0.35	0.33	0.29	0.26	1.98	1.64	1.34	1.24	1.10	0.98

(1)	The weighted average life of a note is determined by (a) multiplying the amount of each principal payment on a note by the number of years from the date of the issuance of the note to the related Payment Date, (b) adding the results and (c) dividing the sum by the related initial principal amount of the note.
      The ABS Table has been prepared based on the assumptions described above (including the assumptions regarding the characteristics and performance of the receivables that will differ from the actual characteristics and performance of the receivables). You should be sure you understand these assumptions when reading the ABS Table.

Percent of Initial Note Principal Amount at Various ABS Percentages

	Class A-3						Class A-4a/Class A-4b

Payment Date	0.00%	0.50%	1.00%	1.20%	1.50%	1.80%	0.00%	0.50%	1.00%	1.20%	1.50%	1.80%

Closing Date	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00
December 15, 2006	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00
January 15, 2007	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00
February 15, 2007	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00
March 15, 2007	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00
April 15, 2007	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00
May 15, 2007	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00
June 15, 2007	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00
July 15, 2007	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00
August 15, 2007	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00
September 15, 2007	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00
October 15, 2007	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00
November 15, 2007	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00
December 15, 2007	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00
January 15, 2008	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00
February 15, 2008	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00
March 15, 2008	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00
April 15, 2008	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00
May 15, 2008	100.00	100.00	100.00	100.00	100.00	97.94	100.00	100.00	100.00	100.00	100.00	100.00
June 15, 2008	100.00	100.00	100.00	100.00	100.00	83.49	100.00	100.00	100.00	100.00	100.00	100.00
July 15, 2008	100.00	100.00	100.00	100.00	100.00	69.46	100.00	100.00	100.00	100.00	100.00	100.00
August 15, 2008	100.00	100.00	100.00	100.00	88.07	55.86	100.00	100.00	100.00	100.00	100.00	100.00
September 15, 2008	100.00	100.00	100.00	100.00	75.41	42.67	100.00	100.00	100.00	100.00	100.00	100.00
October 15, 2008	100.00	100.00	100.00	94.83	63.20	30.02	100.00	100.00	100.00	100.00	100.00	100.00
November 15, 2008	100.00	100.00	100.00	83.33	51.34	17.81	100.00	100.00	100.00	100.00	100.00	100.00
December 15, 2008	100.00	100.00	92.85	72.06	39.81	6.01	100.00	100.00	100.00	100.00	100.00	100.00
January 15, 2009	100.00	100.00	81.94	61.04	28.60	0.00	100.00	100.00	100.00	100.00	100.00	95.27
February 15, 2009	100.00	100.00	71.23	50.25	17.72	0.00	100.00	100.00	100.00	100.00	100.00	85.60
March 15, 2009	100.00	100.00	60.69	39.70	7.17	0.00	100.00	100.00	100.00	100.00	100.00	76.31
April 15, 2009	100.00	100.00	50.38	29.43	0.00	0.00	100.00	100.00	100.00	100.00	97.33	67.41
May 15, 2009	100.00	90.61	40.40	19.54	0.00	0.00	100.00	100.00	100.00	100.00	88.73	58.98
June 15, 2009	100.00	80.52	30.61	9.88	0.00	0.00	100.00	100.00	100.00	100.00	80.42	50.93
July 15, 2009	100.00	70.49	21.00	0.47	0.00	0.00	100.00	100.00	100.00	100.00	72.40	43.25
August 15, 2009	100.00	60.62	11.68	0.00	0.00	0.00	100.00	100.00	100.00	92.39	64.74	36.01
September 15, 2009	97.69	51.38	2.98	0.00	0.00	0.00	100.00	100.00	100.00	84.93	57.64	29.39
October 15, 2009	87.93	42.19	0.00	0.00	0.00	0.00	100.00	100.00	95.11	77.67	50.82	23.16
November 15, 2009	78.14	33.09	0.00	0.00	0.00	0.00	100.00	100.00	87.76	70.63	44.29	17.30
December 15, 2009	68.27	24.03	0.00	0.00	0.00	0.00	100.00	100.00	80.57	63.80	38.04	11.81
January 15, 2010	58.34	15.02	0.00	0.00	0.00	0.00	100.00	100.00	73.53	57.17	32.07	6.60
February 15, 2010	49.62	7.06	0.00	0.00	0.00	0.00	100.00	100.00	67.21	51.15	26.53	1.67
March 15, 2010	40.83	0.00	0.00	0.00	0.00	0.00	100.00	99.24	61.03	45.31	21.22	0.00
April 15, 2010	31.97	0.00	0.00	0.00	0.00	0.00	100.00	92.27	54.97	39.64	16.15	0.00
May 15, 2010	23.04	0.00	0.00	0.00	0.00	0.00	100.00	85.33	49.05	34.14	11.31	0.00
June 15, 2010	14.23	0.00	0.00	0.00	0.00	0.00	100.00	78.57	43.35	28.89	6.75	0.00
July 15, 2010	5.69	0.00	0.00	0.00	0.00	0.00	100.00	72.05	37.92	23.91	2.47	0.00
August 15, 2010	0.00	0.00	0.00	0.00	0.00	0.00	97.42	65.57	32.62	19.09	0.00	0.00
September 15, 2010	0.00	0.00	0.00	0.00	0.00	0.00	89.76	59.12	27.44	14.44	0.00	0.00
October 15, 2010	0.00	0.00	0.00	0.00	0.00	0.00	82.49	53.05	22.62	10.15	0.00	0.00
November 15, 2010	0.00	0.00	0.00	0.00	0.00	0.00	75.16	47.00	17.92	6.01	0.00	0.00
December 15, 2010	0.00	0.00	0.00	0.00	0.00	0.00	67.77	40.98	13.35	2.03	0.00	0.00
January 15, 2011	0.00	0.00	0.00	0.00	0.00	0.00	60.33	35.00	8.89	0.00	0.00	0.00
February 15, 2011	0.00	0.00	0.00	0.00	0.00	0.00	52.83	29.05	4.56	0.00	0.00	0.00
March 15, 2011	0.00	0.00	0.00	0.00	0.00	0.00	45.27	23.13	0.36	0.00	0.00	0.00
April 15, 2011	0.00	0.00	0.00	0.00	0.00	0.00	38.03	17.50	0.00	0.00	0.00	0.00
May 15, 2011	0.00	0.00	0.00	0.00	0.00	0.00	30.74	11.91	0.00	0.00	0.00	0.00
June 15, 2011	0.00	0.00	0.00	0.00	0.00	0.00	24.37	7.04	0.00	0.00	0.00	0.00
July 15, 2011	0.00	0.00	0.00	0.00	0.00	0.00	17.94	2.20	0.00	0.00	0.00	0.00
August 15, 2011	0.00	0.00	0.00	0.00	0.00	0.00	11.47	0.00	0.00	0.00	0.00	0.00
September 15, 2011	0.00	0.00	0.00	0.00	0.00	0.00	5.16	0.00	0.00	0.00	0.00	0.00
October 15, 2011	0.00	0.00	0.00	0.00	0.00	0.00	1.67	0.00	0.00	0.00	0.00	0.00
November 15, 2011	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Weighted Average Life (yrs)(1)	3.28	2.88	2.45	2.28	2.04	1.82	4.31	4.00	3.55	3.33	2.99	2.65

(1)	The weighted average life of a note is determined by (a) multiplying the amount of each principal payment on a note by the number of years from the date of the issuance of the note to the related Payment Date, (b) adding the results and (c) dividing the sum by the related initial principal amount of the note.
      The ABS Table has been prepared based on the assumptions described above (including the assumptions regarding the characteristics and performance of the receivables that will differ from the actual characteristics and performance of the receivables). You should be sure you understand these assumptions when reading the ABS Table.

Percent of Initial Note Principal Amount at Various ABS Percentages

	Class B						Class C

Payment Date	0.00%	0.50%	1.00%	1.20%	1.50%	1.80%	0.00%	0.50%	1.00%	1.20%	1.50%	1.80%

Closing Date	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00
December 15, 2006	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00
January 15, 2007	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00
February 15, 2007	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00
March 15, 2007	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00
April 15, 2007	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00
May 15, 2007	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00
June 15, 2007	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00
July 15, 2007	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00
August 15, 2007	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00
September 15, 2007	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00
October 15, 2007	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00
November 15, 2007	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00
December 15, 2007	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00
January 15, 2008	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00
February 15, 2008	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00
March 15, 2008	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00
April 15, 2008	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00
May 15, 2008	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00
June 15, 2008	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00
July 15, 2008	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00
August 15, 2008	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00
September 15, 2008	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00
October 15, 2008	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00
November 15, 2008	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00
December 15, 2008	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00
January 15, 2009	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00
February 15, 2009	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00
March 15, 2009	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00
April 15, 2009	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00
May 15, 2009	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00
June 15, 2009	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00
July 15, 2009	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00
August 15, 2009	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00
September 15, 2009	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00
October 15, 2009	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00
November 15, 2009	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00
December 15, 2009	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00
January 15, 2010	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00
February 15, 2010	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00
March 15, 2010	100.00	100.00	100.00	100.00	100.00	80.70	100.00	100.00	100.00	100.00	100.00	100.00
April 15, 2010	100.00	100.00	100.00	100.00	100.00	52.51	100.00	100.00	100.00	100.00	100.00	100.00
May 15, 2010	100.00	100.00	100.00	100.00	100.00	26.29	100.00	100.00	100.00	100.00	100.00	100.00
June 15, 2010	100.00	100.00	100.00	100.00	100.00	0.00	100.00	100.00	100.00	100.00	100.00	0.00
July 15, 2010	100.00	100.00	100.00	100.00	100.00	0.00	100.00	100.00	100.00	100.00	100.00	0.00
August 15, 2010	100.00	100.00	100.00	100.00	89.67	0.00	100.00	100.00	100.00	100.00	100.00	0.00
September 15, 2010	100.00	100.00	100.00	100.00	64.76	0.00	100.00	100.00	100.00	100.00	100.00	0.00
October 15, 2010	100.00	100.00	100.00	100.00	42.19	0.00	100.00	100.00	100.00	100.00	100.00	0.00
November 15, 2010	100.00	100.00	100.00	100.00	0.00	0.00	100.00	100.00	100.00	100.00	0.00	0.00
December 15, 2010	100.00	100.00	100.00	100.00	0.00	0.00	100.00	100.00	100.00	100.00	0.00	0.00
January 15, 2011	100.00	100.00	100.00	88.41	0.00	0.00	100.00	100.00	100.00	100.00	0.00	0.00
February 15, 2011	100.00	100.00	100.00	64.67	0.00	0.00	100.00	100.00	100.00	100.00	0.00	0.00
March 15, 2011	100.00	100.00	100.00	41.98	0.00	0.00	100.00	100.00	100.00	100.00	0.00	0.00
April 15, 2011	100.00	100.00	76.65	0.00	0.00	0.00	100.00	100.00	100.00	0.00	0.00	0.00
May 15, 2011	100.00	100.00	51.74	0.00	0.00	0.00	100.00	100.00	100.00	0.00	0.00	0.00
June 15, 2011	100.00	100.00	0.00	0.00	0.00	0.00	100.00	100.00	0.00	0.00	0.00	0.00
July 15, 2011	100.00	100.00	0.00	0.00	0.00	0.00	100.00	100.00	0.00	0.00	0.00	0.00
August 15, 2011	100.00	82.97	0.00	0.00	0.00	0.00	100.00	100.00	0.00	0.00	0.00	0.00
September 15, 2011	100.00	52.83	0.00	0.00	0.00	0.00	100.00	100.00	0.00	0.00	0.00	0.00
October 15, 2011	100.00	0.00	0.00	0.00	0.00	0.00	100.00	0.00	0.00	0.00	0.00	0.00
November 15, 2011	87.99	0.00	0.00	0.00	0.00	0.00	100.00	0.00	0.00	0.00	0.00	0.00
December 15, 2011	64.93	0.00	0.00	0.00	0.00	0.00	100.00	0.00	0.00	0.00	0.00	0.00
January 15, 2012	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Weighted Average Life (yrs)(1)	5.11	4.84	4.50	4.31	3.89	3.45	5.15	4.90	4.56	4.40	3.98	3.56

(1)	The weighted average life of a note is determined by (a) multiplying the amount of each principal payment on a note by the number of years from the date of the issuance of the note to the related Payment Date, (b) adding the results and (c) dividing the sum by the related initial principal amount of the note.
     The ABS Table has been prepared based on the assumptions described above (including the assumptions regarding the characteristics and performance of the receivables that will differ from the actual characteristics and performance of the receivables). You should be sure you understand these assumptions when reading the ABS Table.
       For more information about the maturity and prepayment of the notes, you should read “Maturity and Prepayment Considerations” in the prospectus.

DESCRIPTION OF THE NOTES
       The trust will issue the notes under an indenture between the trust and the indenture trustee. The following summary is not a complete description of all the provisions of the notes or the indenture. For more information about the notes and the indenture, you should read “Description of the Notes” in the prospectus and the form of indenture that is included as an exhibit to the registration statement filed with the SEC that includes the prospectus.
Available Funds
       Payments on the notes will be made from “Available Funds,” which for any payment date generally will be equal to collections on the receivables for the preceding month and amounts paid to the trust by the depositor or Ford Credit to repurchase ineligible receivables or by the servicer to purchase servicer impaired receivables or receivables modified by the servicer for the preceding month. For each month, “collections” will consist of (a) all principal and interest collected on the receivables and applied by the servicer during the month, (b) all amounts received under physical damage, credit life and disability insurance policies on the financed vehicles or obligors, (c) rebates of cancelled extended warranty protection plans, insurance policies and similar products, (d) net auction proceeds from the sale of repossessed vehicles and other amounts received on defaulted accounts, and (e) net recoveries on charged off accounts.
       The following chart shows the sources of Available Funds for each payment date. Available Funds and amounts withdrawn from the reserve account to cover shortfalls are the only funds that will be used to make payments to the noteholders on each payment date.
Payments of Interest
       Interest will accrue on the notes at the per annum interest rate for each class specified on the cover of this prospectus supplement and will be due and payable to the noteholders on each payment date. The trust will make interest payments on each payment date to the noteholders of record on the day before the payment date.

       Interest on the Class A-1 notes and the floating rate notes will be calculated based on the actual number of days in the interest period and a 360-day year. Interest on all other classes of notes will be calculated based on a 360-day year consisting of twelve 30-day months.
       All interest that is due but not paid on any payment date will be due and payable on the next payment date, together with interest on such unpaid amount at the applicable interest rate to the extent lawful. Failure to pay interest that is due and payable on the Controlling Class that continues for 5 days will be an Event of Default. Failure to pay interest that is due and payable on any class of notes that is not part of the Controlling Class will not be an Event of Default.
       The trust will make interest payments on the notes on each payment date from Available Funds. Interest payments will not be made on any junior ranking class of notes until all interest due and payable on all more senior classes of notes and any payments due to the swap counterparty related to such class are paid in full.
       If the amount of Available Funds plus the amount withdrawn from the reserve account is insufficient to pay all interest due and payable on any class of notes on any payment date, each holder of notes of that class will receive its pro rata share of the amount that is available. Priority principal payments on more senior classes of notes will be made before the payment of interest due and payable on the Class B, Class C or Class D notes when the pool balance reduced by the Yield Supplement Overcollateralization Amount, or the “Adjusted Pool Balance,” is less than the outstanding balance of one or more classes of senior notes.
       If the amount of Available Funds plus the amount withdrawn from the reserve account is insufficient to pay all interest due and payable on the Class A notes and any swap termination payments due to the swap counterparty:

•	the amount that is available will be allocated to the Class A notes for the payment of interest based on the aggregate principal balance of the Class A notes and to the swap counterparty for the payment of any swap termination payments based on the amount of such swap termination payments,

•	each Class A noteholder will receive its pro rata share of the amount allocated to the Class A notes, and

•	if any amounts allocated to the Class A notes are not needed to pay interest due on such notes, they will be applied to pay the portion of any swap termination payments due to the swap counterparty remaining unpaid.
       For a more detailed description of the priority of payments made from Available Funds on each payment date, including priority payments of principal on senior classes of notes, you should read “— Priority of Payments” in this prospectus supplement.
       If the notes are accelerated after an Event of Default (and, if the Event of Default relates to a breach of the trust’s representations or covenants, the receivables are sold), interest due on the Class B notes will not be paid until interest and principal on the Class A notes and any swap payments are paid in full. Thereafter, interest due on junior classes of notes will not be paid until both interest and principal on all classes senior in priority are paid in full.
       For a more detailed description of the circumstances under which payment priorities can change following an acceleration of the notes, you should read “— Priority of Payments — Post-Acceleration Priority of Payments” in this prospectus supplement.
Payments of Principal
       The trust will make principal payments on the notes on each payment date in the amounts described below. Principal payments will be made sequentially to each class in order of seniority, starting with the Class A-1 notes. The Class A-2a notes and the Class A-2b notes are pari passu and constitute a single class for purposes of payments of principal and interest. The Class A-4a notes and the Class A-4b notes are pari passu and constitute a single class for purposes of payments of principal and interest. The trust will not make principal payments on any class of notes until the principal amounts of all more senior classes are paid in full. The principal amount of each class of notes is expected to be repaid by that class’s final scheduled payment date. On the final scheduled payment date for each class of notes, no interest will be paid on any subordinate class of notes until both interest and principal on the maturing class of notes are paid in full. If the principal amount of any class of notes is not repaid in full by its final scheduled payment date an Event of Default will occur and the principal amount of all classes of notes may be declared immediately due and payable.
       The Class A-1 notes benefit from a “turbo” feature that applies all Available Funds remaining after payment of the indenture trustee fees, the owner trustee fees, the servicing fee and interest on the notes to pay principal of the Class A-1 notes until paid in full. After the Class A-1 notes are paid in full, Available Funds remaining after payment of such fees and expenses are applied to pay principal of the other notes sequentially by class until the Targeted Overcollateralization Amount is reached before any funds are distributed to the holder of the residual interest.
       After the Targeted Overcollateralization Amount is reached, principal generally will be paid on the notes on each payment date, sequentially by class, in an amount equal to the excess of (1) the principal amount of the notes as of the end of the preceding payment date over (2) the excess of the pool balance as of the last day of the preceding month over the Targeted Overcollateralization Amount for the current payment date. In other words, principal will be paid on the notes on each payment date in an amount equal to the decrease in the pool balance for the preceding month less the scheduled decrease in the Targeted Overcollateralization Amount for the current payment date. All Available Funds, including collections of interest on the receivables, will be used to make these principal payments.
       Unless a priority principal payment is required, principal will be paid to noteholders on each payment date only after all interest due on the notes is paid in full. Priority principal payments are required when the Adjusted Pool Balance is less than the principal amount of one or more classes of notes. These priority principal payments will be made on the senior classes of notes before payments of interest on subordinated classes of notes until the principal amount of the applicable senior notes has been paid down to the Adjusted Pool Balance. Priority principal payments are also required when any class of notes is not paid in full before its final scheduled payment date.
       If required, priority principal payments will be made on the Class A notes, sequentially by class, before any interest is paid on the Class B, Class C or Class D notes, on the Class B notes before any interest is paid on the Class C or Class D notes, and then on the Class C notes before any interest is paid on the Class D notes. The “priority principal payments” are:

•	a “First Priority Principal Payment” payable to the Class A noteholders, sequentially by class, equal to the excess of the principal amount of the Class A notes as of the end of the preceding payment date over the Adjusted Pool Balance, except that on and after the final scheduled payment date for each class of Class A notes, this amount will be the principal amount of that class of Class A notes until paid in full.

•	a “Second Priority Principal Payment” payable to the Class A and Class B noteholders, sequentially by class, equal to (1) the excess of the principal amount of the Class A and Class B notes as of the end of the preceding payment date over the Adjusted Pool Balance, minus (2) the amount of any First Priority Principal Payment, except that on and after the final scheduled payment date for the Class B notes, this amount will be the principal amount of the Class B notes until paid in full.

•	a “Third Priority Principal Payment” payable to the Class A, Class B and Class C noteholders, sequentially by class, equal to (1) the excess of the principal amount of the Class A, Class B and Class C notes as of the end of the preceding payment date over the Adjusted Pool Balance, minus (2) the amount of any First Priority Principal Payment and Second Priority Principal Payment, except that on and after the final scheduled payment date for the Class C notes, this amount will be the principal amount of the Class C notes until paid in full.
       The Regular Principal Payment will be paid to the notes sequentially in order of seniority after all interest due on the notes is paid in full. The Regular Principal Payment includes a “turbo” feature that pays the Class A-1 notes in full and then pays principal on the notes to the extent required to reach the Targeted Overcollateralization Amount before any funds are distributed to the holder of the residual interest. The “Regular Principal Payment” is equal to:

•	the greater of (a) the principal amount of the Class A-1 notes as of the end of the preceding payment date and (b) the excess of the principal amount of the notes over the pool balance minus the Targeted Overcollateralization Amount, minus

•	the sum of any First Priority Principal Payment, Second Priority Principal Payment and Third Priority Principal Payment;
except that on and after the final scheduled payment date for the Class D notes, the Regular Principal Payment will be the principal amount of the Class D notes until paid in full.
       Until the Targeted Overcollateralization Amount is reached, the amount of the Regular Principal Payment will be limited by the remaining Available Funds after all senior ranking payments are made.
Priority of Payments
       General Rule. On each payment date, the servicer will instruct the indenture trustee to apply Available Funds from the preceding month to make payments in the order of priority listed below. This priority will apply unless the notes are accelerated after an Event of Default and, if the Event of Default relates to a breach of the trust’s representations or covenants, the receivables are sold:

(1)	to the indenture trustee and the owner trustee (pro rata based on the respective amounts due) to pay all amounts then due, including indemnities not paid by the depositor or administrator, up to a maximum of $150,000 per year,

(2)	to the servicer, to pay due and unpaid servicing fees,

(3)	to the swap counterparty (pro rata based on the respective amounts due), any net swap payments due,

(4)	to the Class A noteholders and the swap counterparty, interest due on the Class A notes and any swap termination payments due to the swap counterparty, pro rata based on the principal amount of the Class A notes as of the end of the preceding payment date and the aggregate amount of such swap termination payments, and if any amounts allocated to the Class A notes are not needed to pay interest due on such notes, they will be applied to pay the portion of any swap termination payments remaining unpaid,

(5)	to the Class A noteholders, sequentially by class, starting with the Class A-1 notes, to pay principal in an amount equal to the First Priority Principal Payment, if any,

(6)	to the Class B noteholders, to pay accrued and unpaid interest due on the Class B notes,

(7)	to the Class A and Class B noteholders, sequentially by class, starting with the Class A-1 notes, to pay principal in an amount equal to the Second Priority Principal Payment, if any,

(8)	to the Class C noteholders, to pay accrued and unpaid interest due on the Class C notes,

(9)	to the Class A, Class B and Class C noteholders, sequentially by class, starting with the Class A-1 notes, to pay principal in an amount equal to the Third Priority Principal Payment, if any,

(10)	to the Class D noteholders, to pay accrued and unpaid interest due on the Class D notes,

(11)	to the reserve account, to deposit the amount, if any, required to replenish the reserve account to its original balance,

(12)	to the noteholders, sequentially by class, in each case until paid in full, to pay principal in an amount equal to the Regular Principal Payment,

(13)	to the indenture trustee and the owner trustee (pro rata based on the respective amounts due) to pay all amounts then due but not paid pursuant to item (1), and

(14)	to the holder of the residual interest in the trust, any remaining Available Funds.
       If Available Funds on any payment date are insufficient to cover all amounts payable under items (1) through (10) or to pay any class in full on its final scheduled payment date, the servicer will direct the indenture trustee to withdraw the amount of the shortfall from the reserve account to the extent available and use it to pay items (1) through (10) or to pay any class in full on its final scheduled payment date.

       The following chart shows how payments from Available Funds are made on each payment date unless the notes are accelerated after an Event of Default (and, if the Event of Default relates to a breach of the trust’s representations or covenants, the receivables are sold).

Available Funds for the Payment Date
Indenture trustee and owner trustee amounts then due subject to maximum
Due and unpaid servicing fees
Net swap payments, if any
Accrued and unpaid interest on the Class A notes and swap termination payments, if any
First Priority Principal Payment, if any
Accrued and unpaid interest on the Class B notes
Second Priority Principal Payment, if any
Accrued and unpaid interest on the Class C notes
Third Priority Principal Payment, if any
Accrued and unpaid interest on the Class D notes
Amount, if any, required to replenish the reserve account
Regular Principal Payment
Indenture trustee and owner trustee amounts then due, to the extent not paid above
Remaining Available Funds to the holder of the residual interest in the trust
Withdrawals(1) from the reserve account to cover shortfalls in Available Funds
Principal payments on the notes from Available Funds will be made in the following order of priority:
First, to pay principal on the Class A-1 notes until paid in full
Second, to pay principal on the Class A-2a notes and the Class A-2b notes, pro rata based on their respective principal balances until paid in full
Third, to pay principal on the Class A-3 notes until paid in full
Fourth, to pay principal on the Class A-4a notes and the Class A-4b notes, pro rata based on their respective principal balances until paid in full
Fifth, to pay principal on the Class B notes until paid in full
Sixth, to pay principal on the Class C notes until paid in full
Seventh, to pay principal on the Class D notes until paid in full

(1)	On or after the final scheduled payment date of the Class D notes, withdrawals may be made to cover an amount equal to the Class D notes.

       Post-Acceleration Priority of Payments. If the notes are accelerated after an Event of Default (and, if the Event of Default relates to a breach of the trust’s representations or covenants, the receivables are sold), the servicer will instruct the indenture trustee to make the following payments from Available Funds and all amounts on deposit in the reserve account, in the following order of priority:

(1)	to the indenture trustee and the owner trustee (pro rata based on the respective amounts due) to pay all amounts due,

(2)	to the servicer, to pay due and unpaid servicing fees,

(3)	to the swap counterparty (pro rata based on the respective amounts due), any net swap payments due,

(4)	to the Class A noteholders and the swap counterparty, interest due on the Class A notes and any swap termination payments due to the swap counterparty, pro rata based on the principal amount of the Class A notes as of the preceding payment date and the aggregate amount of such swap termination payments, and if any amounts allocated to the Class A notes are not needed to pay interest due on such notes, they will be applied to pay the portion of any swap termination payments remaining unpaid,

(5)	to the Class A noteholders, sequentially by class, starting with the Class A-1 notes, to pay principal of the Class A notes until paid in full,

(6)	to the Class B noteholders, to pay accrued and unpaid interest due on the Class B notes,

(7)	to the Class B noteholders, to pay principal of the Class B notes until paid in full,

(8)	to the Class C noteholders, to pay accrued and unpaid interest due on the Class C notes,

(9)	to the Class C noteholders, to pay principal of the Class C notes until paid in full,

(10)	to the Class D noteholders, to pay accrued and unpaid interest due on the Class D notes,

(11)	to the Class D noteholders, to pay principal of the Class D notes until paid in full, and

(12)	to the holder of the residual interest in the trust, any remaining amounts.
       For a more detailed description of Events of Default and your rights following Events of Default, you should read “Description of the Notes — Events of Default and Remedies” in the prospectus.
Residual Interest; Issuance of Additional Securities
       The depositor will hold the residual interest in the trust initially and will be entitled to any amounts not needed on any payment date to make required payments on the notes, pay the fees and expenses of the trust or make deposits into the reserve account.
       The depositor may exchange all or a portion of its residual interest for additional notes or certificates issued by the trust if certain conditions are satisfied. The depositor may register those additional securities and sell them publicly or may sell them in a private placement. Because any additional securities will be subordinated to the notes and paid only from amounts otherwise payable to the depositor, no approval of the noteholders will be required and no notice of the issuance will be provided to the noteholders.
       For a more detailed description of the issuance of additional securities and the conditions to an additional issuance, you should read “Description of the Notes — Residual Interest; Issuance of Additional Securities” in the prospectus.

Optional Redemption or ‘Clean Up Call’ Option
       The servicer will have a “clean up call” option to purchase the receivables from the trust on any payment date that the pool balance is 5% or less of the initial pool balance. The servicer will notify the indenture trustee, owner trustee and the rating agencies at least 10 days before the payment date on which the option is exercised. The servicer will exercise the option by depositing the purchase price for the receivables into the collection account generally on the business day preceding the payment date on which the option is exercised, and the trust will transfer the receivables to the servicer. The indenture trustee will notify the noteholders of the redemption and provide instructions for surrender of the notes for final payment of interest and principal on the notes. The servicer may exercise its clean up call option only if the purchase price for the receivables will be sufficient to pay in full the notes, all payments due to the swap counterparty and all fees and expenses of the trust. The purchase price paid by the servicer for the receivables will be the remaining principal balance of the receivables plus 30 days of interest at the weighted average interest rate of the receivables. It is expected that the clean up call option will become available to the servicer when the Class B, Class C and Class D notes are still outstanding.
CREDIT ENHANCEMENT
       This securitization transaction is structured to provide credit enhancement that increases the likelihood that the trust will make timely payment of interest and principal on the notes and decrease the likelihood that losses on the receivables will impair the trust’s ability to do so. The amount of credit enhancement will be limited and there can be no assurance it will be sufficient in all circumstances. The noteholders will have no recourse to the depositor or the servicer as a source of payment.
Reserve Account
       The depositor will establish the reserve account with the indenture trustee for the benefit of the noteholders. The depositor will make a deposit into the reserve account on the closing date from net proceeds from the sale of the notes equal to $16,499,996.40, which is 0.50% of the initial pool balance.
       If, on any payment date, collections on the receivables are insufficient to pay specified fees and expenses of the indenture trustee and owner trustee, the servicing fee, interest payments and any priority principal payments on the notes and payments to the swap counterparty, the servicer will direct the indenture trustee to withdraw amounts in the reserve account to cover the shortfalls. If the amount in the reserve account is less than this shortfall in collections, payments due on your notes could be delayed. Depletion of the reserve account ultimately could result in losses on your notes. In addition, if any class of notes is not paid in full on its final scheduled payment date, the servicer will direct the indenture trustee to withdraw the amount required to the extent available. It is not expected that any withdrawals from the reserve account will be required.
       If a withdrawal from the reserve account is made on any payment date, the trust will deposit Available Funds into the reserve account on future payment dates after making all senior ranking payments until the reserve account is replenished to its initial level.
       Upon payment of the notes in full, the trust will withdraw any funds remaining in the reserve account and distribute them to the holder of the residual interest. Investment earnings on amounts in the reserve account will be paid to the servicer on each payment date as described under “Servicing the Receivables and the Securitization Transaction — Servicing Fees” in the prospectus and will not be available to the trust.

       For a more detailed description of how monies in the reserve account may be invested you should read “Servicing the Receivables and the Securitization Transaction — Trust Bank Accounts” in the prospectus.
Excess Spread
       Excess spread for any payment date will be the amount by which collections of interest on the receivables during the preceding month exceeds the sum of the indenture trustee and owner trustee fees and expenses, the servicing fee, the payments due to the swap counterparty and the interest payments due on the notes for that payment date. Any excess spread will be applied on each payment date, as a component of Available Funds, to make principal payments on the Class A-1 notes until paid in full and then to make principal payments on the most senior class of notes to the extent necessary to reach the Targeted Overcollateralization Amount. Generally, excess spread provides a source of funds to absorb any losses on the receivables and reduce the likelihood of losses on the notes.
Overcollateralization
       Overcollateralization is the amount by which the pool balance exceeds the principal amount of the notes. The initial amount of overcollateralization will be $280,982,280.06, or approximately 8.51% of the initial pool balance. Overcollateralization may also be expressed as a percentage of the Adjusted Pool Balance. This approach separates the portion of overcollateralization intended to provide credit enhancement from the portion intended to provide yield enhancement on low APR receivables. The Adjusted Pool Balance as of the closing date will be approximately equal to the aggregate initial note balance of the Class A, Class B and Class C notes. On an Adjusted Pool Balance basis, the initial amount of overcollateralization for the notes is actually negative resulting in undercollateralization of approximately 2.00% of the Adjusted Pool Balance, which is approximately the principal amount of the Class D notes. Overcollateralization expressed as a percentage of initial pool balance will vary among the depositor’s securitization transactions solely as a result of changes in interest rates on the issued notes, the APRs of the underlying receivables and the discount rate used to determine the yield supplement overcollateralization amount. Overcollateralization expressed as a percentage of Adjusted Pool Balance, however, is expected to stay the same. The following table shows the notes as a percentage of the initial pool balance and as a percentage of the Adjusted Pool Balance.

	Percentage of Initial Pool Balance	Percentage of Adjusted Pool Balance

Class A notes	85.21%	95.00%
Class B notes	2.69	3.00
Class C notes	1.79	2.00
Class D notes	1.79	2.00

Total	91.49%	102.00%

       This securitization transaction is structured to make additional principal payments on the notes to reach a targeted amount of overcollateralization. The targeted amount of overcollateralization will adjust each month based on (1) decreases in the pool balance due to actual payments (including prepayments) of principal made on the receivables and losses on charged off receivables, and (2) the scheduled decrease in the Yield Supplement Overcollateralization Amount for that month.
       The “Targeted Overcollateralization Amount” for each payment date will be equal to the sum of:

(1)	the Yield Supplement Overcollateralization Amount, plus

(2)	the excess, if any, of (a) 1% of the current pool balance over (b) 0.50% of the initial pool balance (the amount required to be deposited in the reserve account).

       To increase the amount of overcollateralization on any payment date and reach the Targeted Overcollateralization Amount, the trust must make principal payments on the notes in an amount greater than the decline in the pool balance for the preceding month. The use of excess spread and principal collections to make regular and priority principal payments is expected to increase overcollateralization as a percentage of each class’s principal balance. The class of notes receiving principal payments will experience the greatest increase in overcollateralization. When the actual amount of overcollateralization is less than the Targeted Overcollateralization Amount, principal payments will be made to the noteholders from Available Funds until the Targeted Overcollateralization Amount is reached. Priority principal payments will, in certain circumstances, be paid prior to the payment of interest on the Class B, Class C or Class D notes.
       When the pool balance has decreased to the point where 1% of the current pool balance is less than 0.50% of the initial pool balance, the Targeted Overcollateralization Amount will be the Yield Supplement Overcollateralization Amount. Therefore, after that point, the principal payable on the notes each payment date will be the decrease in the pool balance for the preceding month less the scheduled decrease in the Yield Supplement Overcollateralization Amount for the current payment date.
       Because the pool of receivables includes a substantial amount of low APR receivables, the receivables could generate less collections of interest than the sum of the amount of accrued interest on the notes, the indenture trustee and owner trustee fees and expenses and the servicing fee if the low APR receivables are not adequately offset by high APR receivables in the pool. The Yield Supplement Overcollateralization Amount for each payment date approximates the present value of the amount by which future payments on receivables with APRs below a specified interest rate are less than future payments would be on such receivables if their APRs were the specified rate. The specified rate is set by the depositor to achieve the required ratings on the notes and generally is greater than the highest rate on the offered notes plus the servicing fee. The inclusion of the Yield Supplement Overcollateralization Amount in the Targeted Overcollateralization Amount and thus in the Regular Principal Payment has the effect of supplementing interest collections for low APR receivables with principal collections.
       The “Yield Supplement Overcollateralization Amount” for the closing date and any payment date is equal to the sum of the excess, if any, for each receivable of (1) the present value of all future payments due on the receivable discounted at the APR of the receivable over (2) the present value of all future payments due on the receivable discounted at 8.50%, the specified rate. For purposes of this calculation, future payments on each receivable are assumed to be equal monthly payments made over the remaining scheduled term regardless of any prepayments prior to the cutoff date and without any delays, defaults or prepayments. The Yield Supplement Overcollateralization Amount is calculated as of the cutoff date for all future payment dates and will not be recalculated to give effect to delays, defaults or prepayments. Thus, if a low APR receivable prepays, the related portion of the Yield Supplement Overcollateralization Amount will continue to provide credit enhancement for the notes and yield enhancement for other low APR receivables as a component of the Targeted Overcollateralization Amount.
       The Yield Supplement Overcollateralization Amount for the closing date and each payment date will be:

Closing Date	$340,178,356.58
December 2006	329,740,886.29
January 2007	319,466,363.09
February 2007	309,356,172.46
March 2007	299,410,740.33
April 2007	289,630,906.12
May 2007	280,017,671.50
June 2007	270,571,722.97
July 2007	261,293,756.88
August 2007	252,184,424.40
September 2007	243,244,288.08
October 2007	234,472,386.65
November 2007	225,865,880.58
December 2007	217,421,992.29

January 2008	$209,139,544.20
February 2008	201,018,399.94
March 2008	193,058,460.77
April 2008	185,259,791.46
May 2008	177,623,385.44
June 2008	170,150,230.54
July 2008	162,841,173.95
August 2008	155,696,988.54
September 2008	148,718,444.84
October 2008	141,906,131.87
November 2008	135,260,519.78
December 2008	128,782,199.67
January 2009	122,471,805.24
February 2009	116,330,016.65
March 2009	110,357,654.64
April 2009	104,555,368.09
May 2009	98,923,221.64
June 2009	93,461,034.17
July 2009	88,168,403.26
August 2009	83,044,431.09
September 2009	78,087,197.85
October 2009	73,294,636.68
November 2009	68,664,223.38
December 2009	64,194,613.22
January 2010	59,884,346.73
February 2010	55,734,243.55
March 2010	51,744,999.21
April 2010	47,917,402.11
May 2010	44,251,897.45
June 2010	40,748,537.01
July 2010	37,407,259.88
August 2010	34,227,833.52
September 2010	31,209,456.66
October 2010	28,350,257.37
November 2010	25,648,016.97
December 2010	23,101,120.90
January 2011	20,708,342.97
February 2011	18,469,892.01
March 2011	16,386,011.68
April 2011	14,457,157.86
May 2011	12,683,163.14
June 2011	11,062,827.81
July 2011	9,593,395.93
August 2011	8,268,631.24
September 2011	7,077,591.50
October 2011	6,005,715.77
November 2011	5,038,658.75
December 2011	4,167,342.68
January 2012	3,379,123.77
February 2012	2,674,002.85
March 2012	2,052,240.67
April 2012	1,514,241.59
May 2012	1,060,276.49
June 2012	690,077.79
July 2012	402,867.92
August 2012	196,295.12
September 2012	66,183.15
October 2012	5,906.98
Subordination
       This securitization transaction is structured so that the trust will pay any net swap payments before paying interest on any notes. Then the trust will pay interest to all classes of the Class A notes and any swap termination payment due to the swap counterparty, pro rata, and then will pay interest sequentially to the remaining classes of notes in order of seniority. The trust will not pay interest on the Class B, Class C or Class D notes until all interest due on, and any swap termination payment related to, the Class A notes are paid in full. The trust will pay principal sequentially, beginning with the Class A-1 notes and will not pay principal on any class of notes until the principal amount of all senior ranking classes of notes is paid in full. In addition, if a priority principal payment is required on any payment date, the trust will pay principal to the most senior class of notes outstanding prior to the payment of interest on the affected subordinated notes on that payment date. If the notes are accelerated after any of the events of default described under “Description of the Notes — Priority of Payments — Post-Acceleration Priority of Payments,” (and, if the event of default relates to the breach of the trust’s covenants or representations, the receivables are sold), the priority of payments will change and the trust will not pay interest or principal on any class of notes that are not part of the Controlling Class until the notes of the Controlling Class and any related swap counterparty are paid in full. These subordination features provide credit enhancement to more senior ranking classes of notes with the Class A notes benefiting the most.

DESCRIPTION OF THE INTEREST RATE SWAPS AND THE SWAP COUNTERPARTY
General
       The trust will enter into interest rate swaps to hedge the interest rate risks relating to the Class A-2b notes and the Class A-4b notes. The initial notional amounts of the two interest rate swaps will equal the principal amounts on the closing date of the Class A-2b notes and the Class A-4b notes, respectively.
       Barclays Bank PLC will be the swap counterparty under the interest rate swaps with respect to the Class A-2b notes and Class A-4b notes. The swap counterparty may transfer or assign its rights and obligations under the interest rate swaps only if it receives confirmation from each rating agency that such transfer or assignment will not cause such rating agency to reduce or withdraw its then-current rating on any of the notes.
Net Payments
       On each payment date the trust will make and receive payments under the interest rate swaps calculated with respect to the preceding interest accrual period and exchanged on a net basis. The trust will pay to the swap counterparty the amounts set forth below with respect to the related interest rate swap, in each case on a notional amount equal to the outstanding principal balance of the related class of notes and the swap counterparty will pay to the trust the following amounts on such notional amount:

Amount Payable to Swap
Applicable Class of Notes	Counterparty	Amount Payable to Trust

Class A-2b notes	%	one-month LIBOR plus %
Class A-4b notes	%	one-month LIBOR plus %
       The depositor has determined based on its reasonable good-faith estimate of maximum probable exposure that the significance percentage, as defined in Item 1115 of Regulation AB under the Securities Act of 1933, of the interest rate swaps is less than 10%.
       The obligations of the trust under the interest rate swaps are secured under the indenture.
Early Termination of the Interest Rate Swaps
       If an event of default specified in any interest rate swap occurs, the non-defaulting party may elect to terminate such interest rate swap. These events include failure to make payments due under the related interest rate swap and the occurrence of certain bankruptcy events.
       Each interest rate swap also may be terminated if a termination event other than an event of default specified in such interest rate swap occurs. These termination events include:

•	illegality,

•	an acceleration of the notes resulting from an Event of Default and a liquidation of the receivables,

•	the making of an amendment to the transaction documents that adversely affects the swap counterparty without its consent,

•	failure of the swap counterparty, within 30 days of the date such swap counterparty’s credit rating ceases to be rated at the level required by the rating agencies to maintain the then-current ratings on the notes, or within 30 days of the date such swap counterparty’s credit support is no longer deemed adequate by the rating agencies to support such ratings, to (a) post collateral, (b) assign its rights and obligations under the interest rate swap agreement to a substitute swap counterparty, (c) obtain a guaranty by an institution with the requisite ratings or (d) establish other arrangements satisfactory, in each case, to maintain the ratings of the notes, and

•	failure of the swap counterparty, within 30 days of the date of notification by the depositor that the significance percentage of the interest rate swap or swaps provided by such swap counterparty has reached 9%, to (a) provide the financial disclosure required by Regulation AB, (b) assign its rights and obligations under the interest rate swap agreement to an entity that is able to provide the required financial disclosure or (c) obtain a guaranty from an affiliated entity that is able to provide the required disclosure, subject in the case of clause (b) or (c) to confirmation from each rating agency that such action will not cause such rating agency to reduce or withdraw its then-current rating on any of the notes.

       If any of the interest rate swaps are terminated because of an event of default or a termination event under the interest rate swap, a termination payment may be due either to the swap counterparty or the trust depending on market conditions at the time of termination. The amount of any swap termination payment will be determined by the method described in the applicable interest rate swap and could be substantial if market rates or other conditions have changed materially. Any swap termination payment payable by the trust will be payable in the priority described under “Description of the Notes — Priority of Payments” in this prospectus supplement. If a payment is due to the swap counterparty from the trust it will be limited to the amount received by the trust from a replacement swap counterparty, if any, if the termination relates to a downgrade or withdrawal of such swap counterparty’s rating or to an increase in the significance percentage.
       Promptly following the early termination of any interest rate swap due to an event of default or termination event, the administrator on behalf of the trust is required to use reasonable efforts to enter into a replacement interest rate swap on similar terms with an eligible swap counterparty unless an Event of Default has occurred and the indenture trustee liquidates the receivables.
       For further discussion of termination payments under the interest rate swaps you should read “Risk Factors — Risks associated with interest rate hedging arrangements” in the prospectus.
Description of the Swap Counterparty
       Barclays Bank PLC is a public limited company registered in England and Wales under number 1026167. The liability of the members of Barclays Bank PLC is limited. It has its registered head office at 1 Churchill Place, London, E14 5HP. Barclays Bank PLC was incorporated on August 7, 1925 under the Colonial Bank Act 1925 and on October 4, 1971 was registered as a company limited by shares under the Companies Act 1948 to 1967. Pursuant to The Barclays Bank Act 1984, on January 1, 1985, Barclays Bank was re-registered as a public limited company and its name was changed from “Barclays Bank International Limited” to “Barclays Bank PLC”.
       Barclays Bank PLC and its subsidiary undertakings (taken together, the “Group”) is a major global financial services provider engaged in retail and commercial banking, credit cards, investment banking, wealth management and investment management services. The whole of the issued ordinary share capital of Barclays Bank PLC is beneficially owned by Barclays PLC, which is the ultimate holding company of the Group and one of the largest financial services companies in the world by market capitalisation.
       The short term unsecured obligations of Barclays Bank PLC are rated A-1+ by Standard & Poor’s, P-1 by Moody’s and F1+ by Fitch Ratings Limited and the long-term obligations of Barclays Bank PLC are rated AA by Standard & Poor’s, Aa1 by Moody’s and AA+ by Fitch Ratings Limited.

       Based on the Group’s unaudited financial information for the period ended June 30, 2006, the Group had total assets of £986,375 million (2005: £850,388 million), total net loans and advances(1)of £317,427 million (2005: £272,348 million), total deposits(2)of £339,421 million (2005: £302,253 million), and total shareholders’ equity of £25,790 million (2005: £22,050 million) (including minority interests of £1,608 million (2005: £200 million)). The profit before tax of the Group for the period ended June 30, 2006 was £3,700 million (2005: £2,690 million) after impairment charges on loans and advances and other credit provisions of £1,057 million (2005: £706 million). The financial information in this paragraph is extracted from the unaudited consolidated accounts of the Group for the half-year ended June 30, 2006.
       Except for the information provided under “ — Description of the Swap Counterparty,” Barclays Bank PLC has not been involved in the preparation of, and does not accept responsibility for, this prospectus supplement or the accompanying prospectus.
TRANSACTION FEES AND EXPENSES
       The following table shows the fees payable to the indenture trustee, the owner trustee and the servicer. On each payment date the servicer will instruct the indenture trustee to make the payments below to the owner trustee and the indenture trustee to the extent these fees have not been paid by the depositor or the administrator and to the servicer, from Available Funds in the order and priority described under “Description of the Notes — Priority of Payments” in this prospectus supplement. The amount or formula for the fees are listed in the table below and will not change during the term of this securitization transaction. The fees to the indenture trustee and owner trustee may be paid monthly, annually or on another schedule as agreed by the administrator and the indenture trustee or owner trustee.

Fee	Monthly Amount

Indenture trustee fee	1/12 of $7,500
Owner trustee fee	1/12 of $3,000
Servicing fee	1/12 of 1% of the pool balance
       The indenture trustee fee is paid to the indenture trustee for performance of the indenture trustee’s duties under the indenture. The owner trustee fee is paid to the owner trustee for performance of the owner trustee’s duties under the trust agreement. The trust will pay and reimburse the indenture trustee and the owner trustee for its fees and reasonable out of pocket expenses incurred under the indenture and the trust agreement, respectively, each to the extent not paid by the depositor or the administrator. The trust also will pay any indemnities owed to the indenture trustee or owner trustee to the extent not paid by the depositor or the administrator. For information regarding indemnities applicable to the indenture trustee and the owner trustee you should read “The Owner Trustee” and “The Indenture Trustee” in the prospectus. The servicing fee is paid to the servicer for the servicing of the receivables under the sale and servicing agreement. The servicer will be responsible for its own expenses under the servicing agreement except that the servicer may net from collections the costs and expenses of the repossession and disposition of financed vehicles and external costs of collection on charged off accounts.

(1)	Total net loans and advances include balances relating to both bank and customer accounts.

(2)	Total deposits include deposits from bank and customer accounts.

MONTHLY INVESTOR REPORTS
       On or about the 10th day of each month, the servicer will prepare and deliver a monthly investor report to the owner trustee, the indenture trustee, the depositor and, if requested, the rating agencies. Each monthly investor report will contain information about payments to be made on the notes on the payment date, the performance of the receivables during the preceding month and the status of any credit enhancement. An officer of the servicer will certify the accuracy of the information in each monthly investor report. For so long as the trust is required to file reports under the Securities Exchange Act of 1934, the servicer will file the monthly investor reports with the SEC on Form 10-D within 15 days after each payment date. The servicer will post each monthly investor report on each payment date on its website located at www.fordcredit.com/institutionalinvestments/index.jhtml. The monthly investor report will contain the following information for each payment date:

•	collections on the receivables allocated by interest and principal,

•	fees and expenses payable to the indenture trustee and the owner trustee,

•	servicing fee payable to the servicer,

•	net swap payments payable to the swap counterparty or net swap receipts payable by the swap counterparty to the trust,

•	swap termination payments, if any, payable to the swap counterparty,

•	amount of interest and principal payable and paid on each class of notes, in each case expressed as an aggregate amount and per $1,000 of principal amount,

•	the Regular Principal Payment and any priority principal payments,

•	the principal amount of each class of notes at the beginning of the period and the end of the period and the note factors needed to compute the principal amount of each class of notes, in each case giving effect to all payments to be made on the payment date,

•	the balance of the reserve account and the amount of any withdrawals from or deposits to the reserve account to be made on the payment date,

•	information on the performance of the receivables for the preceding month, including the pool balance, collections and the aggregate amount paid by Ford Credit or the depositor to repurchase ineligible receivables, servicer impaired receivables or receivables modified by the servicer, the number of receivables remaining in the pool and the pool factor,

•	delinquency, repossession and credit loss information on the receivables for the preceding month,

•	the Targeted Overcollateralization Amount and the Yield Supplement Overcollateralization Amount for the payment date, and

•	the amount of Available Funds released to the holder of the residual interest.
       If any required payments are past due and unpaid, the monthly investor report will indicate any changes to the amount unpaid. The servicer will use the monthly investor report to instruct the indenture trustee on payments to be made to the noteholders on each payment date. The indenture trustee will have no obligation to verify calculations made by the servicer.
       For information about other reports prepared by the servicer, including assessment of compliance with the minimum servicing criteria, you should read “Servicing the Receivables and the Securitization Transaction — Reporting Obligations of the Servicer” in the prospectus.

TRANSFERS OF THE RECEIVABLES
Representations of Ford Credit and the Depositor About the Receivables
       Ford Credit will make representations about the receivables to the depositor. Generally, these representations relate to legal standards for origination and transfer of the receivables, terms of the contracts, and the security interest in the receivables and the financed vehicles. Ford Credit also will represent that the receivables satisfy the criteria described under “The Receivables — Criteria for the Selection of the Receivables” in this prospectus supplement and that the data relating to the characteristics of the receivables described under “The Receivables — Composition of the Receivables” in this prospectus supplement are true and correct in all material respects.
       In addition, Ford Credit will represent that:

•	it did not use selection procedures believed to be adverse to the noteholders in selecting the receivables from Ford Credit’s portfolio of receivables that meet the selection criteria,

•	the receivables are enforceable payment obligations of the obligors and no obligor has asserted any right of rescission, setoff or defenses against the receivable,

•	it has procedures in place that if followed will result in a first priority perfected security interest in the related financed vehicles in favor of Ford Credit, and

•	the receivables were originated and serviced in compliance with applicable federal, state and local laws in all material respects.
       The depositor will make similar representations to the trust. The depositor also will represent that the trust will own the receivables free and clear of all liens and have a perfected security interest in the receivables following the transfer of the receivables by the depositor to the trust.
Obligation to Repurchase Ineligible Receivables Upon Breach
       If any of the representations made by Ford Credit about a receivable was untrue when made the affected receivable was an “ineligible receivable” that was not eligible to be sold to the depositor or the trust. If Ford Credit has actual knowledge, or receives notice from the indenture trustee, that any representation made by Ford Credit was untrue when made and the breach has a material adverse effect on any receivable, Ford Credit will be allowed to cure the breach. If Ford Credit fails to cure the breach in all material respects by the end of the second month following the month it learns of the breach, it must repurchase the ineligible receivable. On the last day of the cure period or at Ford Credit’s option, earlier, Ford Credit will pay the repurchase amount for the ineligible receivable on or before the payment date related to the collection period as of which the repurchase occurs. The repurchase amount for any ineligible receivable will be the remaining principal balance of the receivable plus 30 days of interest at the applicable APR.
       The depositor will be subject to the same repurchase requirement if any of its representations about the receivables was untrue when made and the breach has a material adverse effect on any receivable.
       Ford Credit and the depositor will be deemed to have actual knowledge of a breach if a designated employee of Ford or Ford Credit who is responsible for the securitization transaction, or a “responsible person,” learns of the breach. Ford Credit and the depositor will designate to the indenture trustee its responsible persons for this purpose. You may obtain a list of responsible persons by request to the indenture trustee or the depositor.
       These repurchase obligations for ineligible receivables will be the sole remedy of the trust, the indenture trustee and the noteholders for any losses resulting from a breach of the representations of Ford Credit or the depositor. None of the indenture trustee, the owner trustee, the servicer or the depositor will have any duty to conduct an affirmative investigation as to whether any receivable may be an ineligible receivable.
AFFILIATIONS AND CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
       Ford Credit is the sponsor of this securitization transaction, the original purchaser of the receivables originated by motor vehicle dealers that are being securitized and the servicer of the receivables. As the sponsor, Ford Credit has caused the depositor to be formed for purposes of participating in securitization transactions. Ford Credit is the sole member of the depositor. Ford Credit has caused the depositor to form the trust that is the issuing entity for this securitization transaction. The depositor initially will be the sole beneficiary of the trust and the holder of the residual interest in the trust.
       In the ordinary course of business from time to time, Ford Credit and its affiliates have business relationships and agreements with affiliates of the owner trustee and the indenture trustee and the swap counterparty and its affiliates, including commercial banking and corporate trust services, committed credit facilities, underwriting agreements, hedging agreements, and investment and financial advisory services, all on arm’s length terms and conditions.
TAX MATTERS
       At the time the notes are issued, Skadden, Arps, Slate, Meagher & Flom LLP will deliver its opinion that, under current law and subject to the discussion below, for federal income tax purposes:

•	the trust will not be classified as an association or publicly traded partnership taxable as a corporation and as long as the trust has only one owner for federal income tax purposes, the trust will not be treated as an entity separate from its owner, and

•	the Class A, Class B and Class C notes will be treated as debt.
       Opinions of counsel are not binding on the IRS. If the IRS were to argue successfully that a class of notes should instead be treated as a class of equity in the trust, the holders of the class of recharacterized notes would be treated for federal income tax purposes as partners in a partnership, or potentially even as shareholders in an entity treated as a corporation. Treatment of a noteholder as a partner or shareholder could have adverse tax consequences to some noteholders. For example, income to foreign persons generally would be subject to federal income tax. In the case of noteholders treated as partners, there would be federal income tax return filing and withholding requirements, individual noteholders might be subject to some limitations on their ability to deduct their share of partnership expenses, and income to some tax-exempt noteholders (including pension trusts) would be taxable as “unrelated business taxable income.” Purchasers of notes should read “Tax Matters” in the prospectus and consult their tax advisors about the federal income tax treatment of the notes.
ERISA CONSIDERATIONS
       Employee benefit plans that are subject to ERISA and the tax code generally may purchase the offered notes. Although no assurance can be given, the Class A, Class B, and Class C notes are expected to be treated as “debt” and not as “equity interests” for purposes of the Plan Assets Regulation issued by the U.S. Department of Labor because the notes:

•	are expected to be treated as indebtedness for federal income tax purposes, and

•	should not be deemed to have any “substantial equity features.”

       Any Plan that purchases and holds notes of any class will be deemed to have represented that its purchase and holding of the notes does not and will not constitute a non-exempt prohibited transaction under ERISA or the tax code.
       For a more detailed description of the treatment of the notes under ERISA, you should read “ERISA Considerations” in the prospectus.

UNDERWRITING
       The depositor and the underwriters named below have entered into an underwriting agreement for the notes offered by this prospectus supplement. Subject to certain conditions, each underwriter has agreed to purchase the principal amount of notes indicated in the following table:

	Class A-2a	Class A-2b	Class A-3	Class A-4a	Class A-4b	Class B	Class C
Underwriters	Notes	Notes	Notes	Notes	Notes	Notes	Notes

Barclays Capital Inc.	$	$	$	$	$	$	$
Bear, Stearns & Co. Inc.
Morgan Stanley & Co. Incorporated
ABN AMRO Incorporated
BNP Paribas Securities Corp.
PNC Capital Markets LLC

Total	$	$	$	$	$	$	$

       The underwriters will resell the offered notes to the public. The selling concessions that the underwriters may allow to certain dealers, and the discounts that those dealers may reallow to other dealers, expressed as a percentage of the initial principal amount of each class of notes and as an aggregate dollar amount, are as follows:

Selling
	Concessions not		Reallowances
	to exceed		not to exceed

Class A-2a notes		%		%
Class A-2b notes		%		%
Class A-3 notes		%		%
Class A-4a notes		%		%
Class A-4b notes		%		%
Class B notes		%		%
Class C notes		%		%
       Each class of notes is a new issue of securities with no established trading market. The depositor has been advised by the underwriters that they intend to make a market in the classes of the offered notes purchased by them but they are not obligated to do so and may discontinue market-making at any time without notice. No assurance can be given about the liquidity of the trading market for the notes.
       All classes of notes must be issued and purchased (or retained by the depositor) for any offered notes to be issued and purchased by the underwriters.
       Upon request by an investor who has received an electronic prospectus and prospectus supplement from an underwriter within the period during which there is an obligation to deliver a prospectus and prospectus supplement, the underwriter will promptly deliver, without charge, a paper copy of the prospectus and this prospectus supplement.
LEGAL OPINIONS
       Skadden, Arps, Slate, Meagher & Flom LLP will review or provide opinions on legal matters relating to the notes and certain federal income tax and other matters for the trust, the depositor and the servicer. McKee Nelson LLP will review or provide opinions on legal matters relating to the notes and other matters for the underwriters. McKee Nelson LLP has from time to time represented Ford Credit and its affiliates in connection with other matters.

INDEX OF DEFINED TERMS IN THE PROSPECTUS SUPPLEMENT

ABS	S-25
Adjusted Pool Balance	S-11
APR	S-12
Available Funds	S-30
calculation agent	S-7
clean up call	S-7
closing date	S-6
collections	S-30
Controlling Class	S-13
cutoff date	S-6
First Priority Principal Payment	S-32
floating rate notes	S-6
indenture trustee	S-16
ineligible receivable	S-45
initial pool balance	S-9
offered notes	S-6
owner trustee	S-16
payment date	S-6
priority principal payments	S-32
rating agencies	S-7
receivables	S-6
Regular Principal Payment	S-33
responsible person	S-45
Second Priority Principal Payment	S-32
Targeted Overcollateralization Amount	S-38
Third Priority Principal Payment	S-32
turbo	S-32
Yield Supplement Overcollateralization Amount	S-39

Before you purchase any notes, be sure you understand the structure and the risks. You should review carefully the risk factors beginning on page 7 of this prospectus and in the prospectus supplement.
The notes will be obligations of the issuing entity only and will not be obligations of or interests in the sponsor, the depositor or any of their affiliates.
This prospectus may be used to offer and sell the notes only if accompanied by the prospectus supplement for the issuing entity.

Ford Credit Auto Owner Trusts
Asset Backed Notes

Ford Credit Auto Receivables Two LLC	Ford Motor Credit Company

Depositor	Sponsor and Servicer

The issuing entities —

A new trust will be formed to be the issuing entity for each securitization transaction.

The assets of each trust will consist of:

•	a pool of retail installment sale contracts secured by new and used cars and trucks,

•	collections on the receivables represented by those contracts,

•	security interests in the financed vehicles,

•	proceeds from claims on related insurance policies, and

•	any other property identified in the prospectus supplement.

Each trust will issue asset-backed securities consisting of notes in one or more classes.

The notes —

•	will be asset-backed securities payable only from the assets of the issuing entity,

•	may benefit from one or more forms of credit or payment enhancement, and

•	will be debt obligations of the issuing entity.
The amount, price and terms of each offering of notes will be determined at the time of sale and will be described in the prospectus supplement accompanying this prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus or the prospectus supplement is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 14, 2006

READING THIS PROSPECTUS
AND THE PROSPECTUS SUPPLEMENT
       This prospectus provides general information about the notes to be issued by the Ford Credit Auto Owner Trusts, some of which may not apply to notes issued by a particular trust, including the trust that will issue your notes.
       The prospectus supplement will describe the specific terms of your notes and the receivables in the trust that will issue your notes, including:

•	information about the receivables in the trust,

•	the timing and amount of interest and principal payments on each class of notes,

•	information about credit and payment enhancement for each class of notes,

•	credit ratings of the notes, and

•	the method for selling the notes to investors.
       You should rely solely on information provided or incorporated by reference in this prospectus and the prospectus supplement and any informational and computational material filed as part of the registration statement filed with the SEC for any particular offering of notes.
       This prospectus begins with the following brief introductory sections:

•	Summary — provides an overview of the terms of the notes.

•	Risk Factors — describes some of the risks of investing in the notes.
       The other sections of this prospectus contain more detailed descriptions of the notes and the structure of the trust that will issue your notes. Cross-references refer you to more detailed descriptions of a particular topic or related information elsewhere in this prospectus or the prospectus supplement. The Table of Contents on the preceding page contains references to key topics.
       An index of defined terms is at the end of this prospectus.

SUMMARY
       This summary provides an overview of the most important terms of the notes. It does not contain all of the information that may be important to you. To understand fully the terms of the notes, you should read this prospectus and the prospectus supplement completely.
Sponsor, Servicer and Administrator of the Trust
Ford Motor Credit Company, or “Ford Credit,” is a Delaware corporation and a wholly owned subsidiary of Ford Motor Company, or “Ford.”
Depositor
Ford Credit Auto Receivables Two LLC is a Delaware limited liability company and a special purpose company wholly owned by Ford Credit.
Issuing Entity
The depositor will form a separate issuing entity, or “trust” for each securitization transaction. Each issuing entity will be a Delaware statutory trust governed by a trust agreement between the depositor and the owner trustee. Initially, the depositor will be the beneficiary of the trust.
Indenture Trustee and Owner Trustee
The prospectus supplement will identify the owner trustee of the trust and the indenture trustee for your notes.
The Notes
The trust will issue one or more classes of notes. The notes issued by the trust will be governed by an indenture between the trust and the indenture trustee.
The terms of the notes will be described in the prospectus supplement, including, for each class of notes:

•	the principal amount,

•	the interest rate or method of determining the interest rate, and

•	the final scheduled payment date.
The notes of one class may differ from the notes of another class in certain respects, including:

•	the timing and priority of payments,

•	whether interest and principal payments may be delayed or further subordinated upon the occurrence of certain events of default and the related consequences, and

•	whether payments of interest and principal may be made solely from designated portions of the receivables.
The priority of payments among the different classes of notes will be described in the prospectus supplement.
The notes will be available only in book-entry form, except in limited circumstances described in this prospectus.
The trust may be permitted to issue additional notes on dates specified in the prospectus supplement and use the proceeds to repay certain classes of notes before their final scheduled payment dates.
For a more detailed description of the features of the notes you should read “Description of the Notes” in this prospectus and the prospectus supplement.
Trust Assets
The primary asset of the trust will be a pool of retail installment sale contracts secured by new and used cars and trucks. These contracts are the “receivables” and the vehicles securing them are “financed vehicles.” The purchasers of the financed vehicles who are responsible for making payments on the receivables are the “obligors.”
Ford Credit regularly purchases from motor vehicle dealers retail installment sale contracts that meet its credit underwriting standards. For each securitization transaction, Ford Credit, as the sponsor, will sell a pool of receivables it has selected to the depositor and the depositor will then immediately sell those receivables to the trust. The prospectus supplement will describe the criteria used to select the receivables.
In addition to the receivables, the trust will own other assets related to the receivables, including:

•	collections on the receivables applied on or after the cutoff date,

•	security interests in the financed vehicles, and

•	proceeds from claims on any insurance policies covering the financed vehicles or the obligors.
For a more detailed description of the trust assets, you should read “The Receivables” in this prospectus and the prospectus supplement.
Credit and Payment Enhancement
The prospectus supplement will describe the features designed to protect noteholders against losses on the receivables and consequent delays or defaults in payments on the notes. These features are called “credit enhancement.” Credit enhancement may consist of one or more of the following:

•	reserve accounts or cash deposits,

•	excess spread,

•	overcollateralization,

•	yield supplement discount arrangements for low APR receivables, or

•	subordination of other notes issued by the trust.
The prospectus supplement may describe features designed to ensure the timely payment of amounts owed to noteholders. These features are called “cash flow enhancement” or “payment enhancement” and may include one or more of the following:

•	interest rate swaps or caps,

•	guaranteed investment contracts or guaranteed rate agreements,

•	surety bonds,

•	letters of credit or other credit facilities, or

•	liquidity facilities.
For a more detailed description of credit and payment enhancement, you should read “Description of the Notes — Credit and Payment Enhancement” in this prospectus.
Servicing of the Receivables
Ford Credit will act as the “servicer” for the receivables. The servicer is responsible for collecting payments on the receivables, administering payoffs, defaults and delinquencies, and repossessing and liquidating financed vehicles. Ford Credit will also act as custodian and maintain custody of the receivables files. The trust will pay the servicer a monthly servicing fee specified in the prospectus supplement.
For a more detailed description of the servicing of the receivables, you should read “Servicing the Receivables and the Securitization Transaction” in this prospectus.
Optional Redemption or “Clean Up Call” Option
The servicer will have the option to redeem the notes by purchasing all the receivables owned by the trust on any payment date that the pool balance is less than an amount specified in the prospectus supplement. This option is referred to as the servicer’s “clean up call” option. The prospectus supplement will describe how the clean up call option works, the purchase price for the receivables and any conditions to its exercise by the servicer.
For a more detailed description of the servicer’s clean up call option, you should read “Description of the Notes — Optional Redemption or ‘Clean Up Call’ Option” in the prospectus supplement.

Tax Status
At the time the trust issues your notes, the trust’s special tax counsel identified in the prospectus supplement will deliver its opinion that, for federal income tax purposes, the trust will not be classified as an association or a publicly traded partnership taxable as a corporation, and as long as the trust has only one owner for federal income tax purposes, the trust will not be treated as an entity separate from its owner.
For a more detailed description of the tax matters relating to the notes, you should read “Tax Matters” in this prospectus and the prospectus supplement.

RISK FACTORS
       You should consider the following risk factors in deciding whether to purchase the notes.

The absence of a secondary market for your notes could limit your ability to resell them	The absence of a secondary market for your notes could limit your ability to resell them. This means that if you want to sell any of your notes before they mature, you may be unable to find a buyer or, if you find a buyer, the selling price may be less than it would have been if a secondary market existed. The underwriters may assist in the resale of notes, but they are not required to do so. If a secondary market does develop, it might not continue or it might not be sufficiently liquid to allow you to resell any of your notes.

The assets of the trust are limited and are the only source of payment for your notes	The trust will not have any assets or sources of funds other than the receivables and related property it owns and any external credit or payment enhancement described in the prospectus supplement. Any credit or payment enhancement is limited. Your notes will not be insured or guaranteed by Ford Credit or any of its affiliates or any other person.

Performance of the receivables is uncertain	The performance of the receivables depends on a number of factors, including general economic conditions, unemployment levels, the circumstances of individual obligors, Ford Credit’s underwriting standards at origination and the success of Ford Credit’s servicing and collection strategies. Consequently, no accurate prediction can be made of how the receivables will perform based on FICO scores or other similar measures.

The rate of prepayments on the receivables will affect the timing of repayment of the principal of your notes	Faster than expected rates of prepayments on the receivables will cause the trust to make payments of principal on your notes earlier than expected and will shorten the maturity of your notes. Prepayments on the receivables may occur as a result of:

• prepayments of receivables by obligors in whole or in part,

• liquidations due to default,

• receipts of proceeds from claims on any physical damage, credit life or other insurance policies covering the financed vehicles or the obligors,

• purchases by the servicer of receivables modified by the servicer or impaired by the servicer, and

• purchases of ineligible receivables by either the depositor or Ford Credit.

A variety of economic, social and other factors will influence the rate of prepayments on the receivables, including marketing incentives offered by vehicle manufacturers and the fact that the financed vehicle may not be sold without the consent of the servicer. No prediction can be made as to the actual prepayment rates that will be experienced on the receivables.

If you receive principal payments on your notes earlier than expected due to prepayments on the receivables at a time when interest rates are lower than interest rates would otherwise have been had such prepayments not been made or had such prepayments been made at a different time, you may not be able to reinvest the principal in a comparable security with an effective interest rate equivalent to the interest rate on your notes. Similarly, if principal payments on your notes are made later than expected due to slower than expected prepayments or payments on the receivables, you may lose reinvestment opportunities. In addition, if the notes were purchased at a discount and prepayments are slower than expected, your yield may be reduced. You will bear all reinvestment risk resulting from receiving payments of principal on your notes earlier or later than expected.

In addition your notes will be paid in full prior to maturity if the servicer exercises its clean up call option.

For more information about the timing of repayment and other sources of prepayments, you should read “Maturity and Prepayment Considerations” in this prospectus and the prospectus supplement.

Interests of other persons in the receivables or the related financed vehicles could reduce funds available to pay your notes	If another person acquires an interest in a receivable or a related financed vehicle that is superior to the trust’s interest, the collections on that receivable or the proceeds from the sale of that financed vehicle may not be available to make payments on your notes. Another person could acquire an interest in a receivable or a financed vehicle that is superior to the trust’s interest if:

• the trust does not have a perfected security interest in the receivable or the financed vehicle because Ford Credit’s security interest in the receivable or in the financed vehicle was not properly perfected,

• the trust does not have a perfected security interest in the financed vehicle in certain states because the servicer will not amend the certificate of title to identify the trust as the new secured party,

• the trust’s security interest in the receivable or the financed vehicle is impaired because holders of some types of liens, such as tax liens or mechanic’s liens, may have priority over the trust’s security interest, or a financed vehicle is confiscated by a government agency, or

• the trust does not have a perfected security interest in receivables that are electronic contracts because Ford Credit is not considered to have established the “control” necessary to obtain a security interest.

Subordination will cause some classes of notes to bear additional credit risk	The rights of the holders of any class of notes to receive payments of interest and principal may be subordinated to one or more other classes of notes or to the rights of others such as interest rate hedging counterparties. If you hold notes of a subordinated class, you will bear more credit risk than holders of more senior classes of notes and you will incur losses, if any, prior to holders of more senior classes of notes. Failure to pay interest on subordinated notes that are not part of the Controlling Class will not be an Event of Default.

Failure to pay principal on a note will not constitute an Event of Default until its final scheduled payment date	The trust does not have an obligation to pay a specified amount of principal on any note on any date other than its outstanding amount on its final scheduled payment date. Failure to pay principal on a note will not constitute an Event of Default until its final scheduled payment date.

You may suffer losses because you have limited control over actions of the trust and conflicts between classes of notes may occur	The trust will pledge the receivables to the indenture trustee to secure payment of the notes. The Controlling Class will be entitled to declare an event of default relating to a breach of a material covenant and accelerate the notes after an Event of Default, and waive events of default (other than failure to pay principal or interest). The Controlling Class may, in certain circumstances, direct the indenture trustee to sell the receivables after an acceleration of the notes even if the proceeds would not be sufficient to pay all of the notes in full. If your notes cannot be repaid in full with the proceeds of a sale of the receivables, you will suffer a loss.

The Controlling Class may terminate the servicer following an event of servicing termination and may waive events of servicing termination.

Holders of notes that are not part of the Controlling Class will have no right to take any of these actions. Only the Controlling Class will have these rights. The Controlling Class may have different interests from the holders of other classes of the notes and will not be required to consider the effect of its actions on the holders of other classes.

For a more detailed description of the actions that the Controlling Class may direct, you should read “Description of the Notes — Events of Default — Remedies Following Acceleration” and “Servicing the Receivables and the Securitization Transaction — Resignation and Termination of the Servicer” in this prospectus.

You may suffer losses on your notes because the servicer may commingle collections with its own funds	The servicer will be required to remit collections on the receivables to the trust within two business days or on a monthly basis, depending on its credit ratings. Prior to remittance, the servicer may use collections at its own risk and for its own benefit and may commingle collections on the receivables with its own funds. If the servicer does not pay these amounts to the trust by the next payment date (which could occur if the servicer becomes subject to a bankruptcy proceeding), payments on your notes could be reduced or delayed.

Delays in collecting payments could occur if Ford Credit ceases to be the servicer	If Ford Credit resigns or is terminated as servicer, the processing of payments on the receivables and information relating to collections could be delayed. This could cause payments on your notes to be delayed. Ford Credit may be removed as servicer if it defaults on its servicing obligations or becomes subject to bankruptcy proceedings as described under “Servicing the Receivables and the Securitization Transaction — Resignation and Termination of the Servicer” in this prospectus.

Bankruptcy of Ford Credit could result in delays in payment or losses on your notes	If Ford Credit becomes subject to bankruptcy proceedings, you could experience losses or delays in payments on your notes. A court in a bankruptcy proceeding could conclude that Ford Credit effectively still owns the receivables because the sale of the receivables to the depositor was not a “true sale” or the assets and liabilities of the depositor should be consolidated with those of Ford Credit for bankruptcy purposes. If a court were to reach this conclusion, payments on your notes could be reduced or delayed due to:

• the “automatic stay” provision of the U.S. federal bankruptcy laws that prevents secured creditors from exercising remedies against a debtor in bankruptcy without permission from the bankruptcy court and other provisions of the U.S. federal bankruptcy laws that permit substitution of collateral in limited circumstances,

• tax or government liens on Ford Credit’s property that arose prior to the transfer of the receivables to the trust having a claim on collections that are senior to your notes, or

• the trust not having a perfected security interest in the financed vehicles or any cash collections held by Ford Credit at the time the bankruptcy proceeding begins.

In addition, the transfer of receivables by the depositor to the trust, although structured as a sale, may be viewed as a financing because the depositor retains the residual interest in the trust. If a court were to conclude that such transfer was not a sale or the depositor was consolidated with Ford Credit in the event of Ford Credit’s bankruptcy, the notes would benefit from a security interest in the receivables but the receivables would be owned by Ford Credit and payments could be delayed, collateral substituted or other remedies imposed by the bankruptcy court that could adversely affect the amount and timing of payments on the notes.

The servicing fee may be insufficient to attract a replacement servicer	If Ford Credit resigns or is terminated as servicer, the servicing fee, which is calculated as a fixed percentage of the pool balance, may be insufficient to attract a replacement servicer or cover the actual servicing costs on the receivables because the amount of the servicing fee declines each month as the pool balance declines but the servicing costs on each account remain essentially fixed. This risk is greatest toward the end of a securitization when the pool balance has declined significantly. A delay or inability to find a replacement servicer would delay collection activities on the receivables and could delay payments and reports to the noteholders and the indenture trustee, have an adverse impact on amounts collected from defaulted receivables and ultimately lead to a loss of principal on the notes.

Ford Credit’s failure to repurchase receivables that do not comply with consumer protection laws could result in losses on your notes	Federal and state consumer protection laws regulate consumer contracts, including the receivables. If any receivable does not comply with these laws, the servicer may be prevented from or delayed in collecting amounts due on the receivable. Also, some of these laws may provide that the assignee of a consumer contract (such as the trust) is liable to the obligor for any failure of the contract to comply with these laws. Ford Credit must repurchase receivables that do not comply in all material respects with applicable laws. If Ford Credit fails to repurchase such receivables, payments on your notes could be reduced or delayed.

For a more detailed description of consumer protection laws relating to the receivables, you should read “Some Important Legal Issues Relating to the Receivables — Consumer Protection Laws” in this prospectus.

Risks associated with interest rate hedging arrangements	If the trust issues floating rate notes, it will enter into an interest rate hedging arrangement with a counterparty because the receivables owned by the trust bear interest at fixed rates while the floating rate notes will bear interest at a floating rate. An interest rate hedging arrangement may be in the form of an interest rate swap or interest rate cap.

If under an interest rate swap the floating rate payable by the counterparty under an interest rate swap is substantially greater than the fixed rate payable by the trust, the trust will be more dependent on receiving payments from the counterparty in order to make interest payments on the notes without using amounts that would otherwise be used to pay principal on the notes.

If the floating rate payable by the counterparty under an interest rate swap is less than the fixed rate payable by the trust, the trust will be obligated to make payments to the counterparty. The amount payable to the counterparty may rank higher in priority than payments on your notes.

If the counterparty fails to make any payments required under an interest rate hedging arrangement when due, payments on your notes may be reduced or delayed.

An interest rate hedging arrangement generally may not be terminated except upon the failure of either party to make payments when due, the insolvency of either party, illegality, an occurrence of an Event of Default that result in acceleration of the notes and liquidation of the pool of receivables, the making of an amendment to the transaction documents that adversely affects the counterparty without its consent, or the failure of the counterparty to post collateral, assign the interest rate hedging arrangement to an eligible substitute counterparty or take other remedial action if the counterparty’s credit ratings drop below the levels required by each of the rating agencies sufficient, in each case, to maintain the then-current ratings of the classes of notes specified in the prospectus supplement. Upon termination of an interest rate hedging arrangement, a termination payment may be due to the trust or due to the counterparty. Any such termination payment could be substantial if market interest rates and other conditions have changed materially. To the extent not paid by a replacement counterparty, any termination payments will be paid by the trust from funds available for such purpose, and payments on your notes may be reduced or delayed.

If the counterparty fails to make a termination payment owed to the trust, the trust may not be able to enter into a replacement interest rate hedging arrangement. If the trust has floating rate notes outstanding and does not have an interest rate hedging arrangement in place for that floating rate exposure, the amount available to pay principal and interest on your notes may be reduced or delayed.

THE SPONSOR AND SERVICER
General
       Ford Credit was established in 1959 to provide financing for Ford vehicles and support Ford dealers. Ford Credit is a Delaware corporation and is an indirect wholly owned subsidiary of Ford. Ford Credit provides vehicle and dealer financing in more than 35 countries.
       Ford Credit provides financial services to and through dealers for Ford, Lincoln and Mercury brand vehicles and their affiliated dealers. Ford Credit’s PRIMUS division provides similar financial services to and through dealers of Jaguar, Land Rover, Mazda and Volvo brand vehicles and non-Ford dealers.
       Ford Credit’s primary financial services are:

•	Retail financing — purchasing retail installment sale contracts and retail leases from dealers,

•	Wholesale financing — making loans to dealers to finance the purchase of vehicle inventory, also known as floorplan financing, and

•	Other financing — making loans to dealers for working capital, improvements to dealership facilities, and acquisition of real estate and making loans to entities for daily rental, long term lease, chassis upfitting and other commercial automotive purposes.
       Ford Credit also services the receivables it originates and purchases, makes loans to Ford affiliates, finances receivables of Ford and its subsidiaries and provides insurance services related to its financing programs. Ford Credit earns its revenue primarily from:

•	payments on retail installment sale contracts and leases, including interest supplement and other support payments Ford Credit receives from Ford on special rate retail financing programs,

•	investment and other income related to sold receivables, and

•	payments made under wholesale and other dealer loan financing programs.
       Ford Credit will be the sponsor of the securitization transaction in which your notes will be issued. Ford Credit will be the servicer of the receivables and the securitization transaction and the administrator for the trust. Ford Credit will be responsible for structuring each securitization transaction and selecting the transaction parties. Ford Credit will be responsible for paying the costs of forming the trust, legal fees of certain transaction parties, rating agency fees for rating the notes and other transaction costs.
       Ford Credit purchases retail installment sale contracts from motor vehicle dealers in the United States and Puerto Rico in the ordinary course of its business and selects the pool of receivables for each securitization transaction. The criteria used by Ford Credit to select the receivables for securitization will be described in the prospectus supplement.
       Ford Credit will make representations about the characteristics of the receivables sold to the depositor and sold by the depositor to the trust. If any representation proves to have been untrue when made and the breach has a material adverse effect on any receivable, Ford Credit must repurchase the receivable unless it cures the breach in all material respects by the end of any applicable grace period.
       For more information about the representations and repurchase obligations, see “Transfers of the Receivables” in the prospectus supplement.

General Securitization Experience
       Ford Credit has been selling its assets in securitization transactions since 1988.
       Ford Credit’s securitization programs are diversified among asset classes and markets. Ford Credit sponsors securitization programs for retail installment sale contracts, dealer floorplan receivables and operating leases and the related vehicles. Ford Credit participates in a number of international securitization markets, including the U.S., Australia, Canada, France, Germany, Italy, Japan, Mexico, Netherlands, Spain and the United Kingdom.
       In the U.S., Ford Credit sponsors a number of securitization and structured financing programs in which it sells receivables in the public markets and in private transactions. In addition to selling receivables to trusts making registered public offerings, Ford Credit regularly sells retail installment sale contracts to a large number of multi-seller asset-backed commercial paper conduits and other purchasers, to special purpose entities that sell asset-backed securities to Ford Credit’s single-seller asset-backed commercial paper program and to third party securitizers on a whole loan basis.
       Ford Credit securitizes its assets because the highly liquid and efficient market for securitization of financial assets provides the company with a lower cost source of funding, diversifies funding among different markets and investors, and provides additional liquidity. Ford Credit meets a significant portion of its funding requirements through securitizations for these reasons.
       For more information about Ford Credit’s securitization programs and its funding strategy, please read Ford Credit’s Annual Report on Form 10-K which is available on Ford Credit’s website at www.fordcredit.com.
U.S. Securitization Program for Retail Installment Sale Contracts
       Ford Credit has had an active publicly registered securitization program for retail installment sale contracts since 1989 and has issued asset-backed securities in more than 40 transactions under this program. The asset-backed securities offered by the prospectus supplement accompanying this prospectus are part of this program. None of the asset-backed securities offered in this program have experienced any losses or events of default and Ford Credit has never taken any action out of the ordinary in any transaction to prevent such an occurrence.
Origination, Purchasing and Underwriting
       Ford Credit purchases retail installment sale contracts entered into between retail customers and motor vehicle dealers for the financing of purchased vehicles. When a customer purchases a vehicle from a dealer, the customer and the dealer negotiate the purchase price of the vehicle and the acquisition of any insurance, warranty or other products. The customer and the dealer also decide the contract amount, term, payment terms and interest rate to be charged on the retail installment sale contract, subject to Ford Credit’s approval. Ford Credit establishes a “dealer discount rate” that is used to calculate Ford Credit’s purchase price for the contract. If the customer’s interest rate exceeds the discount rate by more than the limits established by Ford Credit, then Ford Credit will either not purchase the contract or will reduce the customer’s interest rate to meet Ford Credit guidelines.
       Ford Credit finances the negotiated purchase price of the vehicle, less vehicle trade-in or down payment plus taxes, insurance, service contracts, dealer installed accessories, prior balances on trade-in vehicles and other fees and charges. Ford Credit pays the dealer a purchase price for the contract generally equal to the amount financed on the contract plus a set fee, a percentage of the amount financed or a portion of the finance charge on the contract.

The portion of the finance charge earned by the dealer is generally calculated using the difference between the dealer discount rate set by Ford Credit and the APR on the contract.
       Ford Credit’s purchasing decisions are made independently of Ford, and Ford cannot require Ford Credit to purchase contracts that do not satisfy Ford Credit’s underwriting standards. Ford Credit’s underwriting standards and purchasing criteria emphasize the applicant’s ability to pay and creditworthiness. The creditworthiness of any co-purchaser or guarantor is also considered. Each applicant for a retail installment sale contract completes a credit application. Dealers typically submit applications electronically to Ford Credit together with information about the proposed terms of the retail installment sale contract. Ford Credit generally obtains a credit report on the applicant from a national credit bureau. Ford Credit selects a credit bureau based upon its assessment of which credit bureau provides the most accurate and complete credit reports in the applicant’s geographic area. In a limited number of cases, a credit report is not available because an applicant does not have an established credit history.
       To set the “dealer discount rate,” Ford Credit uses scoring models in the origination process. These scoring models assess the creditworthiness of an applicant using the information provided on the applicant’s credit application, the proposed terms of the retail installment sale contract and the applicant’s credit bureau data. If an individual applicant has sufficient recent credit history, the credit bureau data includes the applicant’s credit risk score, often referred to as a FICO® score, which is generated using statistical models created by Fair Isaac Corporation. Ford Credit uses FICO® scores designed specifically for automotive financing. The FICO® score measures the likelihood an applicant will repay an obligation as expected, and it is the most significant factor in Ford Credit’s scoring models. FICO® is a registered trademark of Fair Isaac Corporation. The highest FICO® score used by Ford Credit is 900, and the lowest FICO® score is 250. Ford Credit frequently reviews its models to confirm the continued business significance and statistical predictability of the factors and updates its models to incorporate new factors that improve their statistical predictability.
       Credit applications are automatically evaluated and some are either approved or rejected based on Ford Credit’s electronic decisioning models. When an application is not electronically decisioned, Ford Credit’s credit analysts judgmentally evaluate applications to make a purchase decision. The credit analyst considers the same information included in the scoring models and also weighs other factors, such as Ford Credit’s relationship with the dealer, then makes an individual credit decision based on the analyst’s assessment of the strengths and weaknesses of each application. When necessary the analyst will verify the identity, employment and other applicant data before the decision is made.
       For contracts not electronically approved or rejected, Ford Credit typically is able to determine whether or not to purchase a retail installment sale contract within 30 minutes of receipt of an application. Higher risk applicants may require additional investigation and it generally takes Ford Credit up to two hours to determine whether or not to purchase these contracts.
       Each Ford Credit analyst is assigned a specific dollar approval level to purchase retail installment contracts. These levels are based on an applicant’s total outstanding contract balances with Ford Credit. More experienced analysts are assigned higher approval levels. More senior personnel must approve any contract that exceeds the analyst’s approval level. An analyst also may have to get approval to purchase a contract having an APR lower than Ford Credit’s dealer discount rate. These “rate concessions” generally are granted to allow dealers to offer lower APRs to qualified customers who could obtain lower rates from other financing providers or to resolve a discrepancy in the originally quoted dealer rate.
       Dealers must submit contracts on forms approved by Ford Credit. After the dealer submits a completed contract, Ford Credit checks it for specific errors apparent in the disclosures made by the dealer, such as the calculation of APR. If the contract contains minor errors, Ford Credit may purchase the contract and send a correction notice to the obligor, or obtain a signed modification from the obligor. A contract with a more significant error is returned to the dealer for correction or a new contract. Each dealer signs an assignment agreement representing that all disclosures made by the dealer are true and accurate. For disclosures that Ford Credit cannot review because the error would not be apparent in the contract, it relies on the representations made by the dealer in the assignment agreement. The assignment agreement requires the dealer to apply immediately for a title that includes Ford Credit’s lien. Ford Credit tracks titles to determine if its lien has been noted.
       After a contract is purchased, the contract and related documents are electronically imaged. For electronic contracts, a separate image of the original is created for servicing purposes. Once imaged, the documents may be viewed on a computer screen for servicing, but may not be altered or deleted. Additional documents obtained during servicing are also added to the imaged file.
       The obligor agrees to maintain physical damage insurance on the financed vehicle, and typically is required to provide insurance information at the time the contract is signed. Since obligors may choose their own insurers to provide the required coverage, the specific terms and conditions of their policies may vary. Ford Credit does not track that insurance is maintained on the financed vehicle.
       The obligor pays the amount financed over a specified number of months with interest at the APR. The obligor is allowed to choose the date on which the monthly installments will be due as long as the first installment is due within 45 days of the date the contract is signed. Sometimes Ford Credit offers marketing programs that allow the obligor to defer payments for a limited time before beginning to make monthly payments.
       Ford Credit classifies financed vehicles into categories. The car category includes coupes, sedans and cross-over vehicles. The light truck category includes SUVs, vans, mini-vans and light duty pick-up trucks. The truck category includes medium and heavy duty trucks with specialty bodies.
       A designated auditing group within Ford Credit performs regular operating audits to monitor compliance with purchasing guidelines, policies and procedures and legal requirements.
       Ford Credit regularly reviews and analyzes its portfolio of receivables to evaluate the effectiveness of its underwriting guidelines, scoring models and purchasing criteria. If external economic factors, credit loss or delinquency experience, market conditions or other factors change, Ford Credit may adjust its underwriting guidelines, scoring models and purchasing criteria in order to change the quality of its portfolio or to achieve other goals and objectives.
Servicing Experience
       Ford Credit will be responsible for servicing the receivables and the securitization transactions. Ford Credit has been the servicer for its U.S. public retail securitization program since its inception. None of the asset-backed securities in this program have experienced any losses or events of default and there are no instances of material noncompliance with the servicing criteria in this program.
       Ford Credit services all the receivables it originates worldwide, including receivables sold in securitizations, other structured financings and in whole loan sales. Ford Credit has comprehensive web-based servicing policies and procedures that ensure common servicing practices and procedures are used for all receivables. These practices and procedures are described in “— Servicing and Collections” below. Servicing personnel do not know if a receivable they are servicing has been sold in a securitization transaction or otherwise.

       Ford Credit’s servicing and collections systems maintain records for all receivables, applications of payments, relevant information on obligors and account status. The systems also capture communications with obligors and allow management to review collection personnel activities.
       Ford Credit will be responsible for all servicing functions for the receivables. As is customary in the servicing industry, Ford Credit engages vendors to perform a number of its administrative servicing processes. These processes include processing monthly lockbox payments from customers, providing telephonic payment systems, monitoring notation of lien on title for financed vehicles, imaging customer documents and storing contracts (paper and electronic) and handling certain inbound customer service calls. Ford Credit requires all vendors to follow processes set by Ford Credit or agreed to between Ford Credit and the vendor and regularly monitors the vendors for compliance. Vendors do not have the discretion to make decisions that would materially affect agreed upon processes, amounts collected or the timing for amounts applied to obligor accounts. Ford Credit believes these vendors could be easily replaced, if necessary.
       Ford Credit also contracts with a network of outside contractors to repossess vehicles and to collect some deficiencies for charged off accounts. Ford Credit uses auction houses engaged by Ford to prepare and sell repossessed vehicles at auction. These contractors are monitored for compliance with the contracts, but due to the nature of these relationships, these contractors do not always follow established Ford Credit procedures.
       As servicer of the securitization transaction, Ford Credit will prepare monthly servicing reports, provide payment instructions to the indenture trustee and prepare annual compliance reports.
Servicing and Collections
       Ford Credit services the receivables from its centralized business centers in the U.S. Ford Credit’s servicing operations are divided into three departments — collections, account services and vehicle liquidations. The collections department has two teams — account maintenance and loss prevention — as well as specialty collection teams for total loss insurance claims, account redemptions and vehicle skip tracing. Skip tracing is used when an obligor’s contract is past due and the obligor cannot be located through normal procedures using the contact information in the servicer’s records. Ford Credit has specialized service centers for contracts with bankrupt obligors and charged off accounts. Ford Credit also has a centralized customer service center for inbound customer inquiries.
       Ford Credit encourages obligors to make payments electronically, including through direct debit or telephonic payment systems. Obligors may enroll in a variety of recurring and one-time automated clearinghouse or “ACH” programs that debit funds directly from their bank accounts. Obligors who do not pay electronically are instructed to send their monthly payments to one of several lockbox locations. Lockbox banks are increasingly converting checks into ACH items, which speeds up processing time. In total, almost 70% of obligor payments are made electronically.
       Almost all payments matched to an obligor account that are received at a lockbox location or other payment system prior to the designated processing time on a business day are applied to the obligor’s account by the servicer on the day received. Most payments that do not include enough information to match an account are researched, matched and applied by Ford Credit within 24 hours of receipt. A remaining small number of payments that cannot be matched to an account are sent to a specialized group at Ford Credit to research and apply once they are identified to an account.

       Most of the receivables are paid without any additional servicing or collection efforts. As each obligor develops a payment history, Ford Credit uses an internally developed behavior scoring model to assess the probability of payment default for all receivables and implements collection efforts based on its determination of the credit risk associated with each obligor. This model assesses a number of variables including origination characteristics, customer history, payment patterns and current credit bureau information. Based on data from this scoring model, contracts are grouped by risk category for collection. These categories determine how soon an obligor will be contacted after a payment becomes delinquent, how often the obligor will be contacted during the delinquency and how long the account will remain in account maintenance before it is transferred to the loss prevention team where a more experienced collector follows the account until resolution. Ford Credit’s centralized collection operations are supported by auto dialing technology and collection and workflow operating systems.
       A customer service representative will attempt to contact a delinquent obligor to determine the reason for the delinquency and identify the obligor’s plans to resolve the delinquency. If the obligor cannot make the past due payments, Ford Credit frequently will extend the contract to allow an obligor to continue to make the normal monthly payment. An extension defers a delinquent payment for one or more months. The length of the payment extension is typically one month, however extensions of up to three months may be granted and multiple extensions may be given over the term of the contract. Following a payment extension, the account generally is no longer considered delinquent. Ford Credit guidelines for granting extensions generally require the customer service representative to determine that the obligor’s payment problem is temporary, that the obligor has an income source for making the next payment and that the obligor has made at least one payment since contract inception and at least six payments between extensions. Extensions that do not comply with these guidelines must be approved by servicing managers and exceptions to the guidelines are reviewed on a weekly basis. When allowed by state law, Ford Credit usually collects a fee on extensions and additional interest will be earned on the receivables as a result of the extension.
       Alternatively, Ford Credit may rewrite a contract if the obligor cannot make the past due payments. A rewrite is a refinancing of the obligor’s outstanding balance typically with a longer contract term and sometimes a different interest rate. Ford Credit’s guidelines for granting, restricting and monitoring the rewrite process include requirements that all original parties remain on the contract and sign an amendment to the contract unless special approval is obtained and that the customer has a stable source of income. Ford Credit may reschedule an obligor’s payments if the obligor makes a large prepayment or a large insurance payment is received. A reschedule generally means a reduction of the amount of the monthly payment over the same contract term.
       From time to time Ford Credit may provide a “promotional” or administrative extension to certain obligors. For example, an extension of up to 90 days may be allowed to obligors who live in an area affected by a natural disaster. Ford Credit also may provide a “holiday” extension in December to certain obligors. These extensions are not provided to obligors whose contracts are more than 61 days delinquent. In addition, an obligor may be allowed to change the monthly due date, typically by not more than 30 days, if, for example, the day on which the obligor gets paid changes. Due date changes are not allowed for delinquent accounts.
       Occasionally, a new obligor may assume the obligations under a retail installment sale contract with the original obligor either still liable or released from the terms of the contract. In rare instances, substitution of the financed vehicle is permitted.
       Ford Credit uses periodic management reports on delinquencies, extensions, rewrites and other measurements and operating audits to maintain control over the use of collection actions.
       Ford Credit’s servicing policies and practices may change over time. Ford Credit regularly tests new servicing practices on controlled portions of its receivables to develop and refine its servicing practices. Areas tested include timing and frequency of collection calls and when it is more effective for the account maintenance team or the loss prevention team to contact the obligor. If a test shows that a new practice is an improvement over the existing practice, the new servicing practice is applied to the entire portfolio.
Commercial Accounts
       A significant majority of retail contracts purchased by Ford Credit are for obligors who are individuals who purchase financed vehicles for their personal use. The remaining retail contracts purchased by Ford Credit are for obligors who are either individuals or separate businesses who use the financed vehicles for commercial purposes. The contracts for these financed vehicles indicate commercial use. Many commercial customers have a number of financed vehicles with Ford Credit. For commercial contracts with business entities, scoring models are used in the originations process to set the “dealer discount rate.” These models assess the creditworthiness of the applicant based on factors relevant to businesses and data available through commercial credit bureaus. While credit reports from commercial credit bureaus may include credit risk scores, these scores are not FICO® scores and, in most cases, are not currently used in Ford Credit’s models to set a dealer discount rate for commercial contracts. Commercial contracts with individuals are scored using the scoring models for individual customers, including the individual’s FICO® score. Similar to purchase decisions with personal use contracts, purchase decisions with commercial contracts emphasize the applicant’s ability to pay and creditworthiness, but also recognize that commercial use vehicles may have specialty bodies or equipment added and are often put to more demanding uses, which may reduce the resale value of the financed vehicle. For these reasons, underwriting standards are often different with commercial contracts, such as requiring larger down payments and shorter terms.
       The most significant difference between commercial and other contracts is that commercial contracts may be included in a separate cross collateral agreement. This agreement allows Ford Credit to enforce collection and repossession rights against some or all contracts and financed vehicles with the same obligor even if payments for some contracts are current. Payments or other amounts received that relate to a specific contract generally are applied first to that contract. Excess amounts collected for one contract, such as repossession sale proceeds, may be applied to other contracts with the same obligor to reduce losses.
Repossession and Charge Off
       Ford Credit makes reasonable efforts to collect on delinquent contracts and to keep obligors’ contracts current. Repossession is considered only after other collection efforts have failed. Self-help repossession is the method used by Ford Credit in most cases and usually is accomplished by using an independent contractor to take possession of the financed vehicle. On average, Ford Credit repossesses the financed vehicle when the contract is between 60 and 70 days delinquent, but may repossess earlier or later depending on the risk of the contract.
       The vast majority of repossessed vehicles are sold at an auction and the proceeds are applied to the outstanding balance of the receivable. Ford Credit works with the vehicle remarketing department of Ford to manage the disposition of repossessed vehicles and seeks to maximize net auction proceeds, which equals gross auction proceeds less auction fees and costs for reconditioning and transporting the vehicle to auction. Vehicles generally are sold at auction within 30 to 45 days of repossession. The same vehicle remarketing process is used for leased vehicles in Ford Credit’s lease portfolio. A small number of repossessed vehicles are sold through other means. For example, some heavily damaged vehicles are sold for salvage or scrap and some vehicles may be sold directly to an insurance company if a claim has been filed on the repossessed vehicle. Also, some vehicles with a limited resale market, such as some medium and heavy trucks and vehicles with specialty equipment, may be sold through a targeted bidding process to maximize proceeds from the sale.

       After standard collection efforts are exhausted and all collections, including auction proceeds, rebates on cancelled warranty and insurance product and insurance claims, are applied, Ford Credit charges off any remaining balance owed by the obligor. In a limited number of cases, an obligor or a financed vehicle cannot be located after skip tracing and the account is charged off as a skip account.
       Ford Credit continues to pursue collection of deficiency balances and skip accounts after charge off through its specialized collection center. Collection activities generally are continued until the contract is paid or settled in full, the contract is determined to be uncollectible due to bankruptcy of the obligor or for other reasons, the obligor dies without a collectible estate or the applicable statute of limitations expires. Ford Credit may sell charged off receivables as a final effort to realize value.
       The servicer may release the security interest to an insurer in order to receive proceeds from insurance covering the financed vehicle or following repossession of the vehicle, discounted settlement of the receivable or abandonment of its rights in the financed vehicle, in each case in accordance with its policies and procedures.
Bankruptcy Accounts
       When Ford Credit is notified that an obligor has filed for bankruptcy, the account is moved to its specialized service center for bankrupt accounts. Restrictions of the U.S. federal bankruptcy laws, including the automatic stay, prohibit the servicer from taking any collection action against the obligor or the financed vehicle without court approval. In Chapter 7 bankruptcies, the most common form of bankruptcy, most obligors are required to reaffirm their obligations, redeem the financed vehicle for a lump sum or return the financed vehicle. If a contract is reaffirmed by the obligor, it will be returned to normal servicing. In Chapter 13 bankruptcies, the plan of reorganization usually requires the obligor to make payments over a 2 to 5 year period. The payments required will be based on either the full contract balance or the value of the financed vehicle at the time of bankruptcy, depending on the time between the obligor’s purchase of the financed vehicle and the bankruptcy filing and whether the debt was incurred for personal or other use. When the payments required under the plan of reorganization are completed, the obligor will receive a discharge from liability for any remaining balance under the contract. Ford Credit will charge off any such remaining balance.
THE DEPOSITOR
       Ford Credit Auto Receivables Two LLC, or the “depositor,” is a Delaware limited liability company created in January 2001. Ford Credit is the sole member of the depositor. The depositor was created for the limited purpose of purchasing receivables from Ford Credit and selling the receivables to trusts for securitization transactions.
       The depositor will make representations about the characteristics of the receivables sold to the trust. In addition, the depositor will represent that it owns the receivables free of any liens or claims. If any of the depositor’s representations proves to have been untrue when made and the breach has a material adverse effect on any receivable, the depositor must repurchase the receivable unless it cures the breach in all material respects by the end of any applicable grace period. In addition, the depositor must enforce Ford Credit’s repurchase obligation described above under “The Sponsor and Servicer — General.” The prospectus supplement will contain a more detailed description of the representations made by the depositor and its obligation to repurchase receivables.
       The depositor will be responsible for filing any required income tax or franchise tax returns for the trust and for filing and maintaining the effectiveness of the financing statements that perfect the trust’s security interest in the receivables and other trust assets.

       The depositor will pay the administrator’s annual fees and indemnify the underwriters against certain civil liabilities as described under “Plan of Distribution” in this prospectus. If either the owner trustee or the indenture trustee resigns or is removed, the depositor will reimburse any expenses associated with its replacement.
THE ISSUING ENTITY
       The depositor will create a separate issuing entity for each securitization transaction. Each issuing entity will be a Delaware statutory trust governed by a trust agreement between the depositor and the owner trustee.
       The purposes of the trust will be to:

•	acquire and hold the receivables and other trust assets,

•	issue the notes and pledge the trust assets to the indenture trustee to secure payments on the notes,

•	make payments on the notes,

•	issue additional notes or certificates in exchange for all or a portion of the residual interest of the trust, and

•	engage in other related activities to accomplish these purposes.
       The trust may not engage in any other activities and may not invest in any other securities or make loans to any persons.
       The trust agreement may be amended without the consent of the noteholders if the holder of the residual interest provides a legal opinion to the indenture trustee that the amendment will not have a material adverse effect on the notes. If no opinion is delivered, the amendment will require the consent of the holders of a majority of the notes.
       The trust may not dissolve, merge with or sell substantially all its assets to any other entity or impair the first priority lien of the indenture trustee in the trust assets except as permitted by the transaction documents.
       The servicer will indemnify the trust for liabilities and damages caused by the servicer’s willful misconduct, bad faith or negligence (other than errors in judgment) in the performance of its duties as servicer.
       Ford Credit will be the administrator of the trust under an administration agreement. The administrator will provide notices on behalf of the trust and perform all administrative obligations of the trust under the transaction documents. These obligations include obtaining and preserving the trust’s qualification to do business where necessary, notifying the rating agencies and the indenture trustee of events of default, preparing and filing reports with the SEC, inspecting the indenture trustee’s books and records, monitoring the trust’s obligations for the satisfaction and discharge of the indenture, causing the servicer to comply with its duties and obligations under the sale and servicing agreement, causing the indenture trustee to notify the noteholders of the redemption of their notes, and preparing and filing the documents necessary to release property from the lien of the indenture. The depositor will pay the administrator an annual administration fee.
THE OWNER TRUSTEE
       The identity of the owner trustee and a description of its experience as an owner trustee in securitization transactions will be included in the prospectus supplement.
       The owner trustee’s main duties will be:

•	creating the trust by filing a certificate of trust with the Delaware Secretary of State,

•	maintaining the trust distribution account for the benefit of the holder of the residual interest in the trust, and

•	executing documents on behalf of the trust.
       The owner trustee will not be liable for any action, omission or error in judgment unless it constitutes willful misconduct, bad faith or negligence by the owner trustee. The owner trustee will not be required to exercise any of its rights or powers under the transaction documents or to institute, conduct or defend any litigation on behalf of the trust at the direction of the depositor unless the depositor has offered indemnity or security satisfactory to the owner trustee to protect it against the costs and liabilities that the owner trustee may incur.
       The depositor and the administrator will indemnify the owner trustee for all liabilities and damages arising out of the owner trustee’s performance of its duties under the trust agreement unless caused by the willful misconduct, bad faith or negligence (other than errors of judgment) of the owner trustee or as a result of breaches of representation made by the owner trustee in the trust agreement. The servicer will indemnify the owner trustee for liabilities and damages caused by the servicer’s willful misconduct, bad faith or negligence (other than errors in judgment) in the performance of its duties as servicer.
       The trust will pay the fees of the owner trustee, reimburse the owner trustee for expenses incurred in performing its duties, and pay any indemnities due to the owner trustee, to the extent such amounts have not been paid or reimbursed by the depositor or the administrator. The trust will pay these amounts to the owner trustee on each payment date up to the limit specified in the prospectus supplement before the trust makes any other payments. Except following an Event of Default, the trust will pay these amounts to the owner trustee in excess of the limit only after the servicing fee and all required interest and principal payments on that payment date are paid in full. Following an Event of Default, all owner trustee fees, expenses and indemnities will be paid first.
       The owner trustee may resign at any time by notifying the depositor and the administrator. The administrator may remove the owner trustee at any time and for any reason, and must remove the owner trustee if the owner trustee becomes legally unable to act, becomes subject to a bankruptcy or is no longer eligible to act as owner trustee under the trust agreement because of changes in its legal status, financial condition or certain rating conditions. No resignation or removal of the owner trustee will be effective until a successor owner trustee is in place. The depositor will reimburse the owner trustee and the successor owner trustee for any expenses associated with the replacement of the owner trustee.
       The trust agreement will terminate when:

•	the last receivable is paid in full, settled, sold or charged off and all collections are applied, or

•	the trust has paid all the notes in full and all other amounts payable by it under the transaction documents.
       Upon termination of the trust agreement, any remaining trust assets will be distributed to the holder of the residual interest in the trust and the trust will be terminated.
THE INDENTURE TRUSTEE
       The identity of the indenture trustee and a description of its experience as an indenture trustee in securitization transactions will be included in the prospectus supplement.
       The indenture trustee’s main duties will be:

•	holding the security interest in the receivables and other trust assets on behalf of the noteholders,

•	administering the trust’s bank accounts,

•	enforcing remedies at the direction of the Controlling Class following an Event of Default and acceleration of the notes,

•	acting as note registrar to maintain a record of noteholders and provide for the registration, transfer, exchange and replacement of notes, and

•	acting as note paying agent to make payments from the trust’s bank accounts to the noteholders and others.
       If the indenture trustee knows of an Event of Default or an event that with notice or the lapse of time or both would become an Event of Default, it must provide written notice to all noteholders within 90 days. If the notes have been accelerated, the indenture trustee may, and at the direction of a majority of the Controlling Class must, institute proceedings for the collection of amounts payable on the notes and enforce any judgment obtained, institute foreclosure proceedings and, in certain circumstances, sell the receivables.
       The indenture trustee’s standard of care changes depending on whether an Event of Default has occurred. Prior to an Event of Default, the indenture trustee will not be liable for any action, omission or error in judgment unless it constitutes willful misconduct, bad faith or negligence by the indenture trustee. Following an Event of Default, the indenture trustee must exercise its rights and powers under the indenture using the same degree of care and skill that a prudent person would use under the circumstances in conducting his or her own affairs. Following an Event of Default, the indenture trustee may assert claims on behalf of the trust and the noteholders against the depositor, Ford Credit and any interest rate hedging counterparties.
       For a description of the rights and duties of the indenture trustee after an Event of Default and upon acceleration of the notes you should read “Description of the Notes — Events of Default and Remedies” in this prospectus.
       The indenture trustee must mail an annual report to the noteholders if certain events specified in the Trust Indenture Act have occurred during the preceding calendar year, including a change to the indenture trustee’s eligibility under the Trust Indenture Act, a conflict of interest specified in the Trust Indenture Act, a release of trust assets from the lien of the indenture and any action taken by the indenture trustee that has a material adverse effect on the notes.
       The indenture trustee will not be required to exercise any of its rights or powers, expend or risk its own funds or otherwise incur financial liability in the performance of its duties if it has reasonable grounds to believe that it is not likely to be repaid or indemnified by the trust. The indenture trustee also will not be required to take action in response to requests or directions of the noteholders unless the noteholders have offered reasonable security or indemnity satisfactory to it from the costs and expenses that the indenture trustee may incur in complying with the request or direction.
       The depositor and the administrator will indemnify the indenture trustee for all liabilities and damages arising out of the indenture trustee’s performance of its duties under the indenture unless caused by the willful misconduct, bad faith or negligence (other than errors of judgment) of the indenture trustee or as a result of breaches of representation made by the indenture trustee in the indenture. The servicer will indemnify the indenture trustee for damages caused by the servicer’s willful misconduct, bad faith or negligence (other than errors in judgment) in the performance of its duties as servicer.
       The trust will pay the fees of the indenture trustee, reimburse the indenture trustee for expenses incurred in performing its duties, and pay any indemnities due to the indenture trustee,

to the extent such amounts are not otherwise paid or reimbursed by the depositor or administrator. The trust will pay these amounts to the indenture trustee on each payment date up to the limit specified in the prospectus supplement before the trust makes any other payments. Except following an Event of Default, the trust will pay these amounts to the indenture trustee in excess of the limit only after the servicing fee and all required interest and principal payments on that payment date are paid in full. Following an Event of Default, all indenture trustee fees, expenses and indemnities will be paid first.
       Under the Trust Indenture Act, the indenture trustee may be deemed to have a conflict of interest and be required to resign as indenture trustee for the notes or any class of notes if a default occurs under the Indenture. In these circumstances, separate successor indenture trustees will be appointed for each class of notes. Even if separate indenture trustees are appointed for different classes of notes, only the indenture trustee acting on behalf of the Controlling Class will have the right to exercise remedies and only the Controlling Class will have the right to direct or consent to any action to be taken, including a sale of the receivables.
       The indenture trustee may resign at any time by notifying the trust. A majority of the Controlling Class may remove the indenture trustee at any time and for any reason by notifying the indenture trustee and the trust. The trust must remove the indenture trustee if the indenture trustee becomes legally unable to act or becomes subject to a bankruptcy-related event or is no longer eligible to act as indenture trustee under the indenture because of changes in its legal status, financial condition or certain rating conditions. No resignation or removal of the indenture trustee will be effective until a successor indenture trustee is in place. The depositor will reimburse the indenture trustee and the successor indenture trustee for any expenses associated with the replacement of the indenture trustee.
THE RECEIVABLES
The Trust Assets
       The trust assets will be a pool of receivables consisting of retail installment sale contracts secured by new and used cars and trucks. On the closing date for a securitization transaction, Ford Credit will sell the receivables and other related assets to the depositor, and the depositor will sell the receivables and other related assets to the trust. The trust assets will be pledged by the trust to the indenture trustee for the benefit of the noteholders and any interest rate hedging counterparties.
       The trust assets will be:

•	the receivables and collections on the receivables applied on or after the cutoff date,

•	security interests in the financed vehicles,

•	proceeds from claims on any insurance policies covering the financed vehicles or the obligors,

•	rights under the transaction documents, including rights to any credit or payment enhancements described in the prospectus supplement,

•	any rebates of costs or premiums on cancelled extended warranty protection plans, physical damage, credit life or disability insurance policies or similar products included in the amount financed, and

•	all proceeds of the above.

Additional Information About the Receivables
       The prospectus supplement will contain additional information about the receivables, including:

•	the number, aggregate principal balance and average principal balance of the receivables,

•	the weighted average APR, original and remaining terms,

•	the scheduled weighted average life, and

•	the geographic concentration and other composition characteristics for the receivables.
       The “initial pool balance” for each trust will be the aggregate principal balance of the receivables on the cutoff date. The “pool balance” as of the last day of any month will be the aggregate principal balance of the receivables on such day excluding purchased receivables. The “principal balance” of a receivable as of the cutoff date or the last day of any month means the amount financed, less:

•	collections applied to reduce the principal balance of the receivable, and

•	any amounts charged off on the receivable.
       If the trust is permitted to acquire additional receivables after the applicable closing date during a “revolving period,” the prospectus supplement will provide information about the selection criteria for those additional receivables.
Static Pool Information
       Ford Credit will provide static pool information about its prior securitized pools of retail installment sale contracts on the website specified in the prospectus supplement.
Types of Receivables
       All of the receivables are simple interest receivables. A “simple interest receivable” amortizes the amount financed or principal of the receivable over a series of installment payments. Payments under a simple interest receivable are applied first to interest accrued to the date of payment and then to reduce the principal balance. Each installment payment consists of interest and a portion of the principal. The interest amount of any installment payment is calculated by multiplying the unpaid principal balance of the receivable by its APR and by the period elapsed (as a fraction of a calendar year) since the preceding installment payment was paid. The principal amount of any installment payment will be equal to the remainder of the installment payment. A simple interest receivable may be prepaid without penalty. The obligor will be required to pay interest on the receivable only to the date of prepayment.
       If an obligor pays an installment payment before its scheduled due date, the portion of the installment payment allocable to interest will be less than it would have been had the payment been made as scheduled because less interest will have accrued, and the portion of the payment applied to reduce the unpaid principal balance will be correspondingly greater. Conversely, if an obligor pays an installment payment after its scheduled due date, the portion of the payment allocable to interest will be greater than it would have been had the payment been made as scheduled because more interest will have accrued, and the portion of the payment applied to reduce the principal balance will be correspondingly less.
       The vast majority of Ford Credit’s receivables require equal monthly installment payments. The obligor pays a fixed monthly installment payment until the final scheduled payment date, at which time the amount of the final installment payment is increased or decreased as necessary to repay the then unpaid principal balance due to timing of payments made over the term of the contract, payment extensions or partial prepayments.

       A small number of Ford Credit’s simple interest receivables do not require equal monthly installment payments. One type of these receivables is a monthly installment payment receivable that provides for installment payments to vary based on an adjusted amortization schedule, typically to allow for lower installment payments during the first years of the receivable and increased installment payments later. Another type of these receivables allows for quarterly, semi-annual or annual installment payments or payments on a seasonal basis rather than monthly installment payments. This type of receivable is provided to obligors, such as farmers, with seasonal income. The APR applied in both these types of receivables is fixed.
Bankruptcy Considerations
       Sale of Receivables by Ford Credit to the Depositor. The sale of the receivables by Ford Credit to the depositor is structured to minimize the possibility that a bankruptcy proceeding of Ford Credit will adversely affect the trust’s rights in the receivables. Ford Credit and the depositor intend that the sale of the receivables by Ford Credit to the depositor constitute a “true sale.” The depositor will have no recourse to Ford Credit other than the limited obligation to repurchase receivables for breaches of representations.
       On the closing date for your notes, Ford Credit and the depositor will receive a reasoned legal opinion that in a bankruptcy of Ford Credit:

•	the receivables and the collections on the receivables would not be property of Ford Credit’s bankruptcy estate under U.S. federal bankruptcy laws, and

•	the automatic stay under U.S. federal bankruptcy laws would not apply to prevent payment of the collections on the receivables to the depositor or the trust.
       This opinion will be subject to certain assumptions and qualifications and a court in a Ford Credit bankruptcy proceeding may not reach the same conclusion.
       Structure of Depositor; Risk of Substantive Consolidation. The depositor is organized as a special purpose company and is restricted by its limited liability company agreement to activities designed to make it “bankruptcy-remote.” These restrictions limit the nature of its activities, prohibit the incurrence of additional indebtedness and make it unlikely that the depositor will have any creditors. This agreement also restricts the depositor from commencing a voluntary case or proceeding under U.S. bankruptcy laws or any similar state law without the unanimous consent of its board of managers, including independent managers who are specifically instructed to take into account the interests of creditors of the depositor and the trusts created by the depositor, as well as the interests of the depositor, in any vote to allow the depositor to file for bankruptcy. The limited liability company agreement also contains covenants meant to preserve the separate identity of the depositor from Ford Credit and to avoid substantive consolidation of Ford Credit and the depositor. The most important of these covenants require each company to maintain its separate existence, maintain separate books and bank accounts, prepare separate financial statements and not hold itself as liable for debts of the other and not commingle the depositor’s assets with the assets of Ford Credit or its affiliates.
       In addition, in the transaction documents, the owner trustee, the indenture trustee and the noteholders will agree not to institute a bankruptcy proceeding against the depositor in connection with any obligations under the notes or the transaction documents.
       On the closing date for your notes, Ford Credit and the depositor will obtain a reasoned legal opinion that in a bankruptcy of Ford Credit, a creditor or bankruptcy trustee of Ford Credit (or Ford Credit as debtor in possession) would not have valid grounds to request a court to disregard the separate legal existence of the depositor so as to cause substantive consolidation of the assets and liabilities of the depositor with the assets and liabilities of Ford Credit in a manner prejudicial to the noteholders. This opinion will be subject to certain assumptions and qualifications, including an assumption that the depositor and Ford Credit comply with the limited liability company agreement. A court in a Ford Credit bankruptcy proceeding may not reach the same conclusion. If the separate legal existence of Ford Credit and the depositor were disregarded and the assets and liabilities of Ford Credit and the depositor were consolidated, assets of the depositor could be used to satisfy Ford Credit’s creditors instead of the noteholders or the trust. This consolidation of assets and liabilities generally is referred to as “substantive consolidation.”
       Sale of Receivables by the Depositor to the Trust; Perfection of Security Interests. The transfer of the receivables by the depositor to the trust is also structured as a sale. Unlike the sale by Ford Credit to the depositor, the depositor initially will retain an interest in the receivables it sells in the form of a residual interest in the trust. Because of this retained interest, this sale may not constitute a “true sale” that removes the receivables from the bankruptcy estate of the depositor. The depositor will grant a back-up security interest in the receivables to the trust and will file Uniform Commercial Code financing statements to perfect the trust’s ownership interest and security interest in the receivables. The trust agreement contains provisions similar to those in the depositor’s limited liability company agreement designed to make it “bankruptcy-remote” by limiting the trust’s activities and requiring creditors to agree not to institute a bankruptcy proceeding against the trust.
       Assuming that the sale of the receivables by Ford Credit to the depositor is a “true sale,” the depositor is not consolidated with Ford Credit in a bankruptcy of Ford Credit and the depositor is not in bankruptcy, the trust’s perfected security interest in the receivables generally will provide the trust with uninterrupted access to collections on the receivables (other than any collections held by Ford Credit as servicer at the time a bankruptcy proceeding is commenced). The trust will grant a security interest in the receivables and other trust assets to the indenture trustee for the benefit of the noteholders, and the administrator will file Uniform Commercial Code financing statements to perfect and maintain the perfection of the security interest.
SERVICING THE RECEIVABLES AND THE SECURITIZATION TRANSACTION
Servicing Duties
       Under the sale and servicing agreement, the servicer’s main duties will be:

•	collecting and applying all payments made on the receivables,

•	investigating delinquencies,

•	sending invoices and responding to inquiries of obligors,

•	processing requests for extensions and modifications,

•	administering payoffs, defaults and delinquencies,

•	repossessing and then selling financed vehicles,

•	maintaining accurate and complete accounts and computer systems for the servicing of the receivables,

•	furnishing monthly investor reports, and

•	providing the custodian with updated records for the receivable files.
Servicing Fees
       The servicer will receive a servicing fee on each payment date equal to a specified percentage of the pool balance as of the first day of the preceding month. The applicable percentage will be specified in the prospectus supplement. In addition, the servicer will retain any late fees, extension fees and other administrative fees received from obligors and receive investment earnings on funds deposited in the trust’s bank accounts. If specified in the prospectus supplement, the servicer may receive a separate servicing fee from recoveries collected on charged off receivables. The servicer will be entitled to reimbursement for fees and expenses paid to third parties related to the repossession and disposition of financed vehicles as well as for continued collection activities on charged off accounts. The servicer may net these fees and expenses from collections remitted to the trust.
Servicer Modifications and Obligation to Purchase Modified Receivables
       The servicer will follow its credit and collection policies in servicing the receivables. As part of its normal collection efforts, the servicer may waive or modify the terms of any receivable, including granting payment extensions and rewriting, rescheduling or amending any contract or waiving late fees, extension fees or other administrative fees. However, the servicer will purchase a receivable from the trust if it makes certain modifications including if it grants payment extensions that extend the final payment date of the receivable beyond six months past the last scheduled payment date of any receivable in the securitized pool. The servicer also will purchase a receivable if it modifies the amount financed or the APR of the receivable or rewrites or reschedules the contract to increase the number of originally scheduled due dates of the receivable. The servicer will not be required to purchase any modified receivable if such action was required by law or court order, including by a bankruptcy court. Ford Credit will purchase the modified receivable at the end of the month in which the modification was made for a purchase price equal to the principal balance of the receivable plus 30 days of interest at the applicable APR prior to the modification. For modifications or waivers that do not result in a purchase of the receivable, Ford Credit does not expect that these changes or waivers will affect materially the cash flows on the receivables as a whole.
       For more information about the servicer’s policies and procedures for servicing the receivables, including extensions and rewrites, you should read “The Sponsor and Servicer — Servicing and Collections” in this prospectus.
Obligation to Purchase Servicer Impaired Receivables
       The servicer generally must maintain perfection of the trust’s security interest in each receivable and Ford Credit’s security interest in the related financed vehicle until the receivable is paid in full or repurchased. For charged off receivables, the servicer may release the security interests in a sale of the charged off receivable and as permitted by the servicer’s policies and procedures. If the servicer fails to maintain perfection of the trust’s security interest in the financed vehicle or otherwise impairs the rights of the trust or the noteholders in the receivables (other than in accordance with its policies and procedures) and the servicer does not correct the failure or impairment in all material respects by the end of the second month following the month that an employee of the servicer who is responsible for the securitization transaction, or a “responsible person,” obtained actual knowledge or was notified of the impairment, the servicer must purchase the receivable from the trust. The purchase price for any impaired receivable purchased by the servicer generally will be the principal balance of the receivable plus 30 days of interest at the applicable APR.
       For more information about the servicer’s policies and procedures for releasing the security interest in the receivable, you should read “The Sponsor and Servicer” in this prospectus.
Trust Bank Accounts
       For each trust, the servicer will establish a collection account and will remit all collections on the receivables to the collection account. The servicer may also establish additional bank accounts, including a reserve account or accounts from which payments to the noteholders will be made. All trust bank accounts will be pledged to the indenture trustee to secure the notes.

       Collections deposited in the collection account will be invested in highly rated investments that mature on or before the payment date on which such collections are to be distributed. Funds in a reserve account will be invested in these highly rated short-term investments unless the prospectus supplement specifies that longer term investments are permitted. Investment earnings on funds deposited in the trust’s bank accounts will be paid to the servicer each month as a supplement to the servicing fee. The servicer will direct the investments unless the indenture trustee instructs the bank holding the account otherwise after an Event of Default. The trust may invest the funds in its trust bank accounts in obligations issued by the underwriters or their affiliates or the servicer or its affiliates.
       The servicer will have no access to the cash balances in the trust bank accounts. Only the indenture trustee may withdraw funds from these accounts to make payments of trust obligations, including payments to the noteholders or to remit investment earnings to the servicer. The indenture trustee will make payments from the collection account to the noteholders and others based on information provided by the servicer.
Remittance of Collections
       On or before each payment date, the servicer will remit all collections on the receivables for the preceding month to the collection account. In general, Ford Credit will remit all collections to the collection account within two business days of applying such collections to the obligors’ accounts. If Ford Credit’s short-term unsecured debt is rated at least “A-1” by S&P, “P-1” by Moody’s and “F1” by Fitch, Ford Credit may remit collections to the collection account on the business day preceding each payment date. For each month, “collections” will consist of (a) all principal and interest collected on the receivables and applied by the servicer during the month, (b) all amounts received under physical damage, credit life and disability insurance policies relating to the financed vehicles or obligors, (c) rebates of cancelled extended warranty protection plans, insurance policies and similar products, (d) net auction proceeds from the sale of repossessed vehicles and other amounts received on defaulted accounts, and (e) net recoveries on charged off accounts.
       If Ford Credit is not the servicer or an Event of Servicing Termination occurs, the servicer must remit collections within two business days of receiving and applying the collections. Until deposited in the collection account, collections may be used by the servicer for its own benefit and will not be segregated from its own funds.
       As an administrative convenience, the servicer is permitted to deposit collections and other amounts into the collection account net of the servicing fee payable to the servicer for the applicable month, but must account for all transactions individually. If amounts are deposited in error, they will be returned to the servicer or netted from subsequent deposits.
Advances
       The prospectus supplement may specify that the servicer for the trust that will issue your notes is permitted or required to make advances of interest or principal payments on the receivables. In this case, the prospectus supplement will describe how advances are made by the servicer and how they are applied and reimbursed by the trust.
Reporting Obligations of the Servicer
       Monthly Investor Report. The servicer will prepare a monthly investor report, containing information about payments to be made on the notes and the performance of the receivables, as described in the prospectus supplement.
       Annual Compliance Reports. The servicer will prepare a number of reports, statements or certificates for each trust. No later than 90 days after end of the calendar year (or April 30 if the trust is no longer reporting under the Securities Exchange Act of 1934), the servicer will provide to the depositor, the owner trustee, the indenture trustee and the rating agencies for each trust:

•	Compliance Certificate: a certificate stating that the servicer has fulfilled all of its obligations under the sale and servicing agreement in all material respects throughout the preceding calendar year or, if there has been a failure to fulfill any such obligation in any material respect, specifying the nature and status of each failure,

•	Assessment of Compliance: a report on an assessment of compliance with the minimum servicing criteria regarding general servicing, cash collection and administration, investor remittances and reporting and pool asset administration during the preceding calendar year, including disclosure of any material instance of noncompliance identified by the servicer, and

•	Attestation Report: a report by a registered public accounting firm that attests to, and reports on, the assessment made by the servicer of compliance with the minimum servicing criteria described above, which must be made in accordance with standards for attestation engagements issued or adopted by the Public Company Accounting Oversight Board.
       For so long as the trust is required to report under the Securities Exchange Act of 1934, the servicer will file the compliance certificate, the assessment report and the attestation report with the SEC as exhibits to the trust’s annual report on Form 10-K by 90 days after end of the calendar year. The servicer will post these items to its website located at www.fordcredit.com/institutionalinvestments/index.jhtml. If not posted to the servicer’s website, a copy of any item may be obtained by any noteholder by request to the indenture trustee.
Custodial Obligations of Ford Credit
       Ford Credit will act as custodian for the trust and the indenture trustee and will maintain possession of a receivable file for each receivable. A receivable file will consist of originals or copies of the retail installment sale contract, credit application, certificate of title and other documents relating to the receivable, obligor and financed vehicle. Copies typically will be electronically imaged copies. The custodian will hold these documents in safekeeping with originals maintained in secured areas or facilities with limited access. Imaged copies of the documents will be accessible as “read only.” Each receivable file is maintained separately, but will not be physically segregated from other similar receivable files that are in Ford Credit’s possession or stamped or marked to reflect the sale to the trust so long as Ford Credit is servicing the receivables.
Delegation of Duties
       As long as Ford Credit acts as servicer or custodian, it may delegate any or all of its duties to Ford or certain affiliates of Ford. The servicer or custodian may perform any of its duties through subcontractors. No such delegation or subcontracting will relieve Ford Credit of its responsibilities regarding such duties and Ford Credit will remain primarily responsible with respect to such duties. Ford Credit will be responsible for paying the fees of any subcontractors it employs except for fees and expenses charged to obligor accounts or netted from the proceeds of collections.
Limitations on Liability
       The servicer will not be liable to the trust or the noteholders for any action or omission or for any error in judgment, unless it constitutes willful misconduct, bad faith or negligence in the performance of its duties. The servicer will be under no obligation to appear in, prosecute or defend any legal action that is not incidental to the servicer’s servicing responsibilities and that may cause it to incur any expense or liability. The servicer, will indemnify the trust, the owner trustee and the indenture trustee for damages caused by the servicer’s willful misconduct, bad faith or negligence (other than errors in judgment) in the performance of its duties as servicer.
Resignation and Termination of the Servicer
       Ford Credit may not resign as servicer for the trust that will issue your notes unless it is no longer permitted to perform its duties under law. No resignation will become effective until a successor servicer has assumed Ford Credit’s servicing obligations.
       Each of the following events will be an “Event of Servicing Termination” under the sale and servicing agreement:

•	failure by the servicer to remit any collections, proceeds or payment that continues unremedied for 5 business days after it receives notice of the failure from the owner trustee or the indenture trustee or a responsible person of the servicer learns of the failure, unless:

—	the failure was caused by an event outside the control of the servicer and does not continue for more than 10 business days, and the servicer uses all commercially reasonable efforts to perform its obligations and promptly notifies the owner trustee, the indenture trustee and the depositor of the failure and the steps being taken by the servicer to remedy it, or

—	the failure relates to an amount no greater than 0.05% of the outstanding amount of notes issued by the trust and is remedied (i) if the servicer’s long-term debt is rated investment grade by all rating agencies rating the notes, not later than 90 days after a responsible person of the servicer learns of such failure or (ii) if the servicer’s long-term debt is not so rated, then not later than 90 days after the collections, proceeds or payments were required to be remitted.

•	failure by the servicer to fulfill its duties under the transaction documents that has a material adverse effect on the notes and continues unremedied for a period of 90 days after it receives notice of such failure from the owner trustee, the indenture trustee or at least 25% of the Controlling Class,

•	bankruptcy of the servicer, and

•	any other event described in the prospectus supplement.
       A majority of the Controlling Class may waive any Event of Servicing Termination.
       As long as an Event of Servicing Termination remains unremedied, the indenture trustee or a majority of the Controlling Class may terminate the servicer for the trust. If a successor servicer is not appointed by the date indicated in the notice of termination, the indenture trustee automatically will become the successor servicer and will be entitled to the original servicer’s compensation arrangements. If the indenture trustee is unwilling or legally unable to act as servicer, it may appoint, or petition a court to appoint, a successor servicer having a net worth of at least $50 million and whose regular business includes the servicing of motor vehicle receivables. The compensation paid to the successor servicer may not exceed the servicing compensation paid to the servicer under the sale and servicing agreement.
       If a bankruptcy trustee or similar official is appointed for the servicer and no other Event of Servicing Termination has occurred, the bankruptcy trustee or official may have the power to prevent the indenture trustee or the noteholders from effecting a servicing transfer or may require higher servicing compensation than paid to the original servicer.
       The servicer has agreed in the sale and servicing agreement to cooperate to effect a servicing transfer and make available its records on payments on the receivables and the receivable files. The servicer is not required to make available or license its proprietary servicing procedures, processes, models, software or other applications. The predecessor servicer will reimburse the successor servicer for reasonable expenses associated with the transition of servicing duties to the successor servicer.
USE OF PROCEEDS
       The net proceeds from the sale of the notes issued on any closing date will be used by the depositor to purchase the receivables from Ford Credit and for any other purposes specified in the prospectus supplement. The use of the net proceeds from the sale of any notes issued by the trust after the original closing date will be described in the prospectus supplement.
MATURITY AND PREPAYMENT CONSIDERATIONS
       The weighted average life of the notes generally will be determined by the rate at which the principal balances of the receivables are paid. An increase in prepayments on the receivables will decrease the weighted average life of the notes. “Prepayments” on the receivables will occur in the following circumstances:

•	Prepayments on receivables — obligors may prepay their retail installment sale contracts in full or in part at any time without penalty,

•	Rebates for cancelled items — rebates on cancelled extended warranty protection plans, insurance policies and similar products included in the amount financed of the receivable may be paid,

•	Defaults — liquidation proceeds on defaulted receivables may be received,

•	Insurance proceeds — proceeds from claims on any insurance policies covering the financed vehicles or the obligors may be paid,

•	Repurchases of receivables by Ford Credit and the depositor — Ford Credit and the depositor may be required to repurchase ineligible receivables from the trust upon breaches of representations as described under “Transfers of the Receivables — Obligation to Repurchase Ineligible Receivables Upon Breach” in the prospectus supplement,

•	Purchases of receivables by the servicer — the servicer may be required to purchase receivables if the servicer fails to maintain the security interest of the trust in the financed vehicles or otherwise impairs the rights of the trust or the noteholders in the receivables as described under “Servicing the Receivables and the Securitization Transaction — Obligation to Purchase Servicer Impaired Receivables” in this prospectus of if the servicer makes certain modifications to the receivables as described under “Servicing the Receivables and the Securitization Transaction — Servicer Modifications and Obligation to Purchase Modified Receivables” in this prospectus, and

•	Clean up call option by the servicer — the servicer will have the option to purchase the receivables from the trust on any payment date on which the pool balance has declined to the amount specified in the prospectus supplement.
       No assurance can be made of the amount of principal payments that will be made on your notes on each payment date because that amount will depend in part on the amount of principal payments, including prepayments, on the receivables during the preceding month. If specified in the prospectus supplement, the weighted average life of your class of notes may depend upon the issuance of another class of notes, the proceeds of which would be applied to pay your notes.

       In Ford Credit’s experience, prepayments on retail installment sale contracts occur primarily when obligors decide to purchase new vehicles, defaulted contracts are liquidated or insurance proceeds are received. Unlike certain other asset classes, such as residential mortgage loans, retail installment sale contracts for motor vehicle purchases do not experience significant voluntary prepayments as interest rates decline. The short-term nature and smaller principal amount of retail installment sale contracts makes the benefit of refinancing smaller. In addition, the use of low APR financing to increase sales of new motor vehicles limits the situations in which an obligor could take advantage of lower rates by refinancing.
       Any reinvestment risk resulting from a faster or slower rate of prepayment of receivables will be borne entirely by you. You may not be able to reinvest the principal repaid to you faster than expected at a rate of return that is equal to or greater than the rate of return on your notes. You may also have to wait longer than anticipated to receive principal payments if prepayment rates are slower than you assumed, exposing you to reinvestment risk at the time principal is paid or to lost investment opportunities that may arise prior to your receipt of principal from the trust.
DESCRIPTION OF THE NOTES
       The following summary describes certain terms of the notes and the indenture. The trust will issue one or more classes of notes pursuant to the indenture between the trust and the indenture trustee specified in the prospectus supplement. A form of the indenture is included as an exhibit to the registration statement filed with the U.S. Securities and Exchange Commission, the “SEC,” that includes this prospectus.
Fixed and Floating Rate Notes
       Each class of fixed rate notes will bear interest at the interest rate specified in the prospectus supplement. Interest on fixed rate notes typically will be computed on the basis of a 360-day year of twelve 30-day months but the prospectus supplement may specify a different day count basis.
       Each class of floating rate notes will bear interest determined by reference to the London Inter-Bank Offering Rate or “LIBOR,” plus a spread as specified in the prospectus supplement. The trust will appoint a calculation agent to calculate the interest rate on each class of floating rate notes. The prospectus supplement will identify the calculation agent for any floating rate notes. All determinations of interest by the calculation agent, in the absence of manifest error, will be conclusive for all purposes and binding on the noteholders. All percentages resulting from any calculation of the rate of interest on a floating rate note will be rounded to the nearest 1/100,000 of 1% (.000001), with five one-millionths of a percentage point rounded upward. Interest on floating rate notes typically will be computed based on the actual number of days in a period and a year of 360 days but the prospectus supplement may specify a different day count basis.
       If the trust issues floating rate notes, it may enter into interest rate swaps or interest rate caps with counterparties to hedge the potential mismatch between the fixed interest rates on the receivables and the floating interest rates on the floating rate notes. The material terms of these arrangements and information about the counterparties will be described in the prospectus supplement.
Principal and Interest Payments on the Notes
       Each class of notes will have a stated principal amount and will bear interest at the interest rate specified in the prospectus supplement. The timing and priority of payment, seniority, interest rate and amount of or method of determining payments of principal and interest on each class of notes will be described in the prospectus supplement. Some classes of notes may have senior or subordinate rights to receive payments of interest and principal compared to other classes of notes. Payments of interest on subordinate notes may be made prior to payments of principal on more senior notes.
       Principal of and interest on any class of notes will be paid on a pro rata basis among all the noteholders of that class. One or more classes of notes may be prepaid in whole as a result of the servicer exercising its clean up call option to purchase the receivables.
       If specified in the prospectus supplement, the trust may issue one or more classes of notes with targeted scheduled payment dates on which the notes are expected to be paid in full from the proceeds of new notes issued by the trust or new advances under already issued notes. This issuance is commonly referred to as a variable pay term note structure. In this structure, the trust will issue new notes, or VPTNs, with a principal balance equal to the principal balance of the original notes and an interest rate not greater than the interest rate on the original notes. If Ford Credit as administrator locates purchasers for the VPTNs at a price of par the VPTNs will be issued in a private placement. The purpose is to pay the original notes their principal balance in full on the date they would otherwise begin to receive principal payments from the trust. The VPTNs substitute for the original notes in the capital structure and receive the monthly amortization that would otherwise have been applied to pay the original notes.
       The trust will make interest and principal payments on each payment date to the holders of record of the notes on the day before the payment date (or, if the notes are issued as definitive notes, the last day of the preceding month).
Credit and Payment Enhancement
       Credit and payment enhancements are intended to enhance the likelihood of receipt by the noteholders of the full amount of interest and principal due on their notes.
       Credit and payment enhancements may not provide protection against all risks of loss and do not guarantee payment of interest and repayment of the entire principal amount of your notes. If losses on receivables exceed the credit enhancement available, noteholders will bear their allocable share of the loss. The amount and the type of credit and payment enhancements for each class of notes will be described in the prospectus supplement.
       Credit enhancements may include the following:

•	A reserve account or cash deposit available to cover trustee fees and expenses, servicing fees, interest payments on the notes, priority principal payments and final principal payments if collections on the receivables were insufficient. Any amounts remaining on deposit after payment of all fees and expenses owing by the trust and amounts owing on the notes and any other securities issued by the trust would be returned to the depositor or other provider of the cash or deposit.

•	Excess spread available to cover trustee fees and expenses, servicing fees, interest payments on the notes, and principal payments on the notes. The amount of excess spread will depend on factors such as APRs, interest rates on the notes, prepayments, yield supplement overcollateralization amounts and losses.

•	Overcollateralization, which is the amount by which the pool balance exceeds the principal balance of the notes.

•	Yield supplement discount arrangements for low APR receivables where the payments due under certain low APR receivables are discounted at both the contractual APR and at a higher rate and the aggregate difference of the discounted payments in each month is subtracted from the pool balance in order to increase the amount of principal required to be paid on each payment date.

•	Structural features such as subordination that will cause more junior classes of securities to absorb losses before more senior classes and “turbo” payments where interest as well as principal collections from the receivables will be used to repay a class or classes of notes and no amounts are released to the residual until such class or classes are paid.
       Payment enhancements include the following:

•	Interest rate swaps where the trust makes fixed payments on a monthly or quarterly basis to a swap counterparty and receives a payment based on LIBOR and interest rate caps where the trust makes an upfront payment to a swap counterparty and receives a payment on a monthly or quarterly basis to the extent LIBOR exceeds a stated, or capped, amount.

•	Guaranteed investment contracts or guaranteed rate agreements under which in exchange for either a fixed one-time payment or a series of periodic payments the trust will receive specified payments from a counterparty either in fixed amounts or in amounts sufficient to achieve the returns specified in the agreement and described in the prospectus supplement.

•	Third party payments, guarantees, surety bonds or letters of credit that would pay amounts specified in the prospectus supplement if other assets of the trust were insufficient to make required payments or would pay if assets of the trust were unavailable, such as collections held by servicer at the time of a bankruptcy proceeding.
Events of Default and Remedies
       Events of Default. Each of the following events will be an “Event of Default” under the indenture:

•	failure to pay interest due on notes of the Controlling Class within the time period specified in the prospectus supplement,

•	failure to pay the principal amount of any class of notes in full by its final scheduled payment date,

•	failure by the trust to observe or perform any material covenant or agreement made in the indenture or any representation of the trust made in the indenture proves to have been incorrect in any material respect as of the time made and the failure or incorrectness continues or is not cured for a period of 60 days after notice was given to the trust by the indenture trustee or to the trust and the indenture trustee by at least 25% of the Controlling Class or

•	bankruptcy or dissolution of the trust.
       If the indenture trustee knows of an Event of Default, it must provide written notice to all noteholders within 90 days.
       The “Controlling Class” for a securitization transaction will be specified in the prospectus supplement.
       A majority of the Controlling Class may waive any Event of Default and its consequences except an Event of Default (i) in the payment of principal of or interest on any of the notes (other than an Event of Default relating to failure to pay principal due only by reason of acceleration) or (ii) in respect of a covenant or provision of the Indenture that cannot be amended, supplemented or modified without the consent of all noteholders.
       Acceleration of the Notes. If an Event of Default occurs, other than because of a bankruptcy or dissolution of the trust, the indenture trustee or a majority of the Controlling Class may accelerate the notes and declare the notes to be immediately due and payable. If an Event of Default occurs because of bankruptcy or dissolution of the trust, the notes will be accelerated automatically.
       A majority of the Controlling Class may rescind any declaration of acceleration if:

•	notice of the rescission is given before a judgment for payment of the amount due is obtained by the indenture trustee,

•	the trust has deposited with the indenture trustee an amount sufficient to make all payments of interest and principal due on the notes (other than amounts due solely because of the acceleration) and all other outstanding fees and expenses of the trust, and

•	all Events of Default, other than the nonpayment of amounts due solely because of the acceleration, are cured or waived by a majority of the Controlling Class.
       Any rescission of acceleration could be treated, for federal income tax purposes, as a constructive exchange of the notes by the noteholders for deemed new notes and gain or loss could be recognized.
       Remedies Following Acceleration. If the notes have been accelerated and the acceleration has not been rescinded, the indenture trustee, at the direction of a majority of the Controlling Class, may:

•	file a lawsuit for the collection of the notes and enforce any judgment obtained,

•	institute foreclosure proceedings on the receivables, and

•	take any other appropriate action to protect and enforce the rights and remedies of the indenture trustee, the noteholders and any interest rate hedging counterparties.
       If an Event of Default for late payment of interest or principal of any note occurs and the notes have been accelerated, the indenture trustee may sell the receivables of that trust without obtaining the consent of the noteholders or may elect to have the trust maintain possession of the receivables and apply collections as they are received. However, the indenture trustee may not sell the receivables following any other Event of Default, unless:

•	100% of the Controlling Class consents to the sale,

•	the proceeds of the sale are expected to be sufficient to pay in full all amounts owed by the trust, including payments on the notes and any amounts due to interest rate hedging counterparties, or

•	the indenture trustee determines that the assets of the trust pledged to secure the notes would not be sufficient on an ongoing basis to pay all amounts owed by the trust, including payments on the notes and any amounts due to any interest rate hedging counterparties as those payments would have become due if the obligations had not been accelerated, and the indenture trustee obtains the consent of 66 2/3% of the Controlling Class.
       If an Event of Default occurs because of a breach of a representation or covenant of the trust, the indenture trustee may not sell the receivables unless all of the noteholders consent to the sale or the proceeds of the sale are expected to be sufficient to pay in full all amounts owed by the trust, including payments on the notes and any amounts due to any interest rate hedging counterparties.
       The indenture trustee will give the noteholders 15 days prior notice of any sale of the receivables. Any noteholder, the depositor, the servicer and any interest rate hedging counterparty may submit a bid to purchase the receivables.
       Payments Following Certain Accelerations and Any Sale of the Receivables. Following an acceleration of the notes or any sale of the receivables, any money collected by the indenture trustee will be paid in accordance with the “post-acceleration” priority of payments described in the prospectus supplement.
       Standard of Care of the Indenture Trustee Following an Event of Default. If an Event of Default has occurred and is continuing, the indenture trustee must exercise its rights and powers under the indenture using the same degree of care and skill that a prudent person would use under the circumstances in conducting his or her own affairs. A majority of the Controlling Class generally will have the right to direct the time, method and place of conducting any proceeding or remedy available to the indenture trustee following an Event of Default and acceleration of the notes.
       Limitation on Suits. No noteholder will have the right to institute any legal proceeding for any remedy under the indenture unless:

•	the noteholder has given notice to the indenture trustee of a continuing Event of Default,

•	at least 25% of the Controlling Class have requested the indenture trustee to institute such legal proceeding,

•	the requesting noteholders offered reasonable security or indemnity to the indenture trustee against any liabilities that the indenture trustee may incur in complying with the request,

•	the indenture trustee fails to institute the legal proceeding within 60 days after its receipt of the notice, request and offer of indemnity, and

•	a majority of the Controlling Class have not given the indenture trustee any inconsistent direction during the 60-day period.
       The indenture trustee and the noteholders will agree that they will not at any time institute against the trust any bankruptcy, reorganization or other proceeding under the U.S. federal bankruptcy laws or any similar state law.
Notes Owned by Transaction Parties
       Notes owned by the depositor, the servicer or any of their affiliates will not be included for purposes of determining whether a specified percentage of any class of notes have taken any action under the indenture or any other transaction document.
List of Noteholders
       Three or more noteholders may request a list of all noteholders of the trust maintained by the indenture trustee for the purpose of communicating with other noteholders about their rights under the indenture or under the notes. Any request must be accompanied by a copy of the communication that the requesting noteholders propose to send.
Satisfaction and Discharge of Indenture
       The indenture will not be discharged until:

•	the indenture trustee receives all notes for cancellation or, with certain limitations, funds sufficient to pay all notes in full,

•	the trust pays all other amounts payable by it under the transaction documents, and

•	the trust delivers to the indenture trustee an officer’s certificate and a legal opinion each stating that all conditions to the satisfaction and discharge of the indenture are satisfied.
Amendments of Indenture
       The indenture trustee and the trust may amend the indenture without the consent of the noteholders for limited purposes, including to:

•	further protect the indenture trustee’s interest in the receivables and other trust assets subject to the lien of the indenture,

•	add to the covenants of the trust for the benefit of the noteholders,

•	transfer or pledge any trust assets to the indenture trustee,

•	cure any ambiguity or mistake so long as such cure will not have a material adverse effect on the notes or the rights of any interest rate hedging counterparty, and

•	modify, eliminate or add provisions required by or necessary to qualify the indenture under the Trust Indenture Act.
       Except as provided below, the indenture trustee and the trust may amend the indenture to add, change or eliminate any provision or modify the noteholders’ rights under the indenture (1) without the consent of the noteholders if the administrator certifies that the amendment will not have a material adverse effect on the notes or (2) with the consent of a majority of the Controlling Class. In each case, the indenture trustee must receive (i) a legal opinion that for federal income tax purposes, the amendment will not cause any note to be deemed sold or exchanged or cause the trust to be treated as an association or publicly traded partnership taxable as a corporation, and (ii) confirmation from each rating agency that the amendment will not result in a reduction or withdrawal of the current ratings of the notes.
       The prior consent of all adversely affected noteholders will be required for any amendment that would:

•	change the provisions for amending the indenture or voting or consent under the indenture,

•	change the principal amount of or interest rate on any note, the price at which notes may be redeemed following exercise of the clean up call option by the servicer or the percentage of the initial pool balance at which such option may be exercised, the priority of payments, or how principal or interest payments are made on the notes,

•	impair the right of noteholders to institute suits to enforce the indenture,

•	change the definition of Controlling Class, or

•	permit the creation of any lien ranking prior or equal to, or otherwise impair, the lien of the indenture trustee in the trust assets.
Residual Interest; Issuance of Additional Securities
       The depositor initially will hold the residual interest in the trust and will be entitled to any amounts not needed on any payment date to make payments on the notes, or to make any other required payments or deposits in accordance with the priority of payments described in the prospectus supplement. The depositor may exchange all or a portion of its residual interest for additional notes or certificates issued by the trust only if the following conditions are satisfied:

•	the rights of the holders of such additional securities, when taken as a whole, are no greater than the rights of the holder of the residual interest immediately prior to the issuance of such additional securities (unless all noteholders of outstanding notes otherwise consent); and

•	the depositor delivers a legal opinion to the indenture trustee and the owner trustee that the issuance of the additional notes or certificates will not (i) adversely affect in any material respect the interest of any noteholder, (ii) cause any outstanding note to be deemed sold or exchanged, (iii) cause the trust to be treated as an association or publicly traded partnership taxable as a corporation for federal income tax purposes, or

(iv) adversely affect the treatment of the outstanding notes as debt for federal income tax purposes.

       The depositor may register the additional notes or certificates and sell them publicly or may sell them in a private placement.
Book-Entry Registration
       The notes will be available only in book-entry form except in the limited circumstances described under “— Definitive Notes Only in Limited Circumstances” in this prospectus. All notes will be held in book-entry form by The Depository Trust Company, or “DTC,” in the name of Cede & Co., as nominee of DTC. Investors’ interests in the notes will be represented through financial institutions acting on their behalf as direct and indirect participants in DTC. Investors may hold their notes through DTC, Clearstream Banking Luxembourg S.A., or Euroclear Bank S.A./ N.V., which will hold positions on behalf of their customers or participants through their respective depositories, which in turn will hold such positions in accounts as DTC participants. The notes will be traded as home market instruments in both the U.S. domestic and European markets. Initial settlement and all secondary trades will settle in same-day funds.
       Investors electing to hold their notes through DTC will follow the settlement practices applicable to U.S. corporate debt obligations. Investors electing to hold global notes through Clearstream or Euroclear accounts will follow the settlement procedures applicable to conventional eurobonds, except that there will be no temporary global notes and no “lock-up” or restricted period.
       Actions of noteholders under the indenture will be taken by DTC upon instructions from its participants and all payments, notices, reports and statements to be delivered to noteholders will be delivered to DTC or its nominee as the registered holder of the book-entry notes for distribution to holders of book-entry notes in accordance with DTC’s procedures.
       Investors should review the procedures of DTC, Clearstream and Euroclear for clearing, settlement and withholding tax procedures applicable to their purchase of the notes.
Definitive Notes Only in Limited Circumstances
       Notes will be issued in physical form to noteholders only if:

•	the administrator determines that DTC is no longer willing or able to discharge properly its responsibilities as depository for the notes and the administrator or the depositor is unable to reach an agreement with a qualified successor,

•	the administrator elects to terminate the book-entry system through DTC, or

•	after the occurrence of an Event of Default or an Event of Servicing Termination, a majority of the Controlling Class advise the indenture trustee and the DTC in writing that they elect to terminate the book-entry system through DTC (or a successor to DTC).
       Payments of principal and interest on definitive notes will be made by the indenture trustee on each payment date to registered holders of definitive notes as of the end of the preceding month. The payments will be made by check mailed to the address of the holder as it appears on the register maintained by the indenture trustee. The final payment on any definitive notes will be made only upon presentation and surrender of the definitive note at the address specified in the notice of final payment to the noteholders.
       Definitive notes will be transferable and exchangeable at the offices of the indenture trustee or a note registrar. No service charge will be imposed for any registration of transfer or exchange, but the indenture trustee may require payment of an amount sufficient to cover any tax or other governmental charge imposed in connection with any transfer or exchange.

Computing the Outstanding Principal Amount of Your Notes
       The monthly investor report described in the prospectus supplement will include a note factor for each class of notes that you can use to compute the portion of the principal amount outstanding on that class of notes each month. The factor for each class of notes is a seven-digit decimal indicating the remaining outstanding principal amount of that class of notes as of the applicable payment date as a percentage of its original principal amount, after giving effect to payments to be made on the payment date.
       The factors for each class of notes will initially be 1.0000000 and will decline as the outstanding principal amount of the class declines. For each note, the portion of the principal amount outstanding on that class of notes can be determined by multiplying the original denomination of that note by the note factor for that class of notes.
SOME IMPORTANT LEGAL ISSUES RELATING TO THE RECEIVABLES
Security Interests in Receivables and Financed Vehicles
       The transfer of the receivables to the trust, the perfection of the security interest in the receivables and the enforcement of rights to realize on the financed vehicles as collateral for the receivables will be subject to a number of federal and state laws, including the Uniform Commercial Code in effect in each state. References to state laws in this section include reference to laws of Puerto Rico.
       All retail installment sale contracts acquired by Ford Credit are assigned to Ford Credit by the dealer under the terms of an assignment agreement. Each retail installment sale contract includes a grant by the obligor of a security interest in the financed vehicle. Ford Credit either takes physical possession, in the case of paper contracts, or takes and maintains control, in the case of electronic contracts, to obtain a perfected ownership interest in the contract against the dealer. The law regulating the process for control of electronic contracts is new and it could be determined that Ford Credit did not take or maintain control of the electronic contracts. This determination would mean that Ford Credit did not have a perfected ownership interest in the contracts to transfer to the trust, and this would significantly impair the trust’s ability to enforce the contracts against any other creditors of the dealer with a superior claim to those electronic contracts. The assignment of the receivables evidenced by the contract from Ford Credit to the depositor and from the depositor to the trust and the pledge of the receivables from the trust to the indenture trustee, is perfected, at each stage, by filing under the Uniform Commercial Code, and Ford Credit will mark its accounting records and computer systems to reflect such assignments and pledge.
       Ford Credit follows procedures to perfect its security interest in the financed vehicle usually by notation of its lien on the certificate of title for the financed vehicle. These procedures require the dealer to apply for a title that includes Ford Credit’s lien immediately after Ford Credit’s purchase of a contract. The vehicle titling laws of most states also allow Ford Credit to retain possession of the certificate of title until the contract is paid in full. The procedures to perfect Ford Credit’s lien on the financed vehicle depend on the actions of third parties, including dealers, vehicle owners and state and local motor vehicle registration authorities. If Ford Credit obtains a validly perfected security interest in the financed vehicle on a timely basis, the trust, as assignee of the receivable, will also have the benefits of this security interest. To avoid the administrative burden and costs, no financed vehicles are re-registered to identify the trust as the new secured party on the certificate of title and the obligors will not be notified that their contracts have been sold. If Ford Credit does not obtain a perfected security interest in the financed vehicle due to fraud, forgery, negligence or administrative error of any third party, its security interest and, therefore, that of the trust, could be subordinated to subsequent purchasers of the financed vehicle and subsequent lenders with a perfected security interest. If the trust does not have a perfected security interest in a financed vehicle, its ability to realize on the financed vehicle following an obligor default would be adversely affected.
       In most states, a perfected security interest in a financed vehicle continues for four months after the vehicle is moved to a new state from the state where it is registered and thereafter until the vehicle owner re-registers the vehicle in the new state. Ford Credit, as secured party, must surrender possession if it holds the certificate of title to the financed vehicle, or would receive notice of surrender if its security interest is noted on the certificate of title. In either case, Ford Credit would have the opportunity to continue its security interest in the financed vehicle in the new state. Similarly, when an obligor sells a financed vehicle, Ford Credit must surrender possession of the certificate of title or will receive notice as a lienholder and will have an opportunity to require repayment of the receivable before release of the lien. Under the sale and servicing agreement, the servicer must take appropriate steps to maintain perfection of its security interests in the financed vehicles and must purchase the receivable if it fails to do so.
       In certain circumstances, the trust’s security interest in the receivable or the financed vehicle may be subordinated because federal or state law gives the holders of some types of liens, such as tax liens or mechanic’s liens, priority over even the properly perfected lien of other secured parties. In addition, if a financed vehicle is confiscated by a government agency, Ford Credit may not be able to obtain possession of the vehicle and enforce the security interest unless it completes documentation required by the agency, including a “hold harmless” agreement. Unless Ford Credit has failed to follow its policies and procedures, Ford Credit will not be required to purchase any receivable in these circumstances.
Repossession; Notice of Sale and Cure Rights
       If an obligor defaults on its retail installment sale contract, the trust will have all the remedies of a secured party under the Uniform Commercial Code, except where specifically limited by other state laws. These remedies include the right to perform self-help repossession unless it would constitute a breach of the peace or unless prohibited by state law. Self-help repossession is the method used by Ford Credit in most cases and usually is accomplished by using an independent contractor to take possession of the financed vehicle. In cases where the obligor objects or raises a defense to repossession, or if otherwise required by state law, Ford Credit may have to obtain a court order before repossessing the vehicle.
       If an obligor is in default on its contract, some states require that the secured party notify the obligor of the default and give the obligor a time period to cure the default prior to repossession. In Ford Credit’s experience, this right to cure is exercised by only a limited number of defaulted obligors.
       The Uniform Commercial Code and other state laws require the secured party to provide the obligor with reasonable notice of the date, time, and place of any public sale and/or the date after which any private sale of the vehicle may be held. The obligor has the right to redeem the vehicle prior to sale by paying the secured party the unpaid balance of the contract plus reasonable expenses for repossessing, holding, and preparing the vehicle for disposition and arranging for the sale, including attorney’s fees when allowed by law. In some states, the obligor has the right to reinstate the contract by payment of delinquent and other specified amounts instead of all amounts due under the contract.
Deficiency Judgments
       Ford Credit generally is required to apply the proceeds of sale of the repossessed vehicles to the expenses of resale and repossession and then to the satisfaction of the indebtedness of the obligor on the receivable. If the net proceeds from sale do not cover the full amount of the obligation, Ford Credit may seek a deficiency judgment in some states, but other states prohibit or limit such judgments. Because a deficiency judgment is an unsecured personal judgment against the obligor for the shortfall, in many cases it is not useful to seek a deficiency judgment. If a deficiency judgment is obtained, it may be settled at a significant discount.
Consumer Protection Laws
       Numerous federal and state consumer protection laws impose substantial requirements upon finance companies, lenders and servicers involved in consumer finance, including Ford Credit, and impose statutory liabilities on those who fail to comply with their provisions. The most significant consumer protection laws regulating the receivables include the federal Truth-in-Lending Act and state motor vehicle retail installment sales acts that mandate financing disclosures that must be made to consumers; the federal Equal Credit Opportunity Act that prohibits creditors from discriminating on the basis of specific factors, such as race, color, sex, age and marital status in all aspects of a credit transaction, including the application process and the development and use of scoring models; the federal Fair Credit Reporting Act that regulates consumer credit reports and includes requirements on when and how creditors may obtain and use these reports; and the Gramm Leach Bliley Act and state privacy laws that require protection of certain consumer data and communication of privacy rights with consumers. State motor vehicle retail installment sales acts and other state laws regulate the fees, finance charges, collection processes and licensing requirements. In some cases, these laws could affect the trust’s ability to enforce the receivables or subject the trust to claims and defenses of the obligor including claims the obligor may assert against the motor vehicle dealer who sold the financed vehicle. In addition, courts have imposed general equitable principles on secured parties pursuing repossession of collateral or litigation involving deficiency balances. These equitable principles may relieve an obligor from some or all of the legal consequences of a default.
       Ford Credit and the depositor will represent that each receivable complies in all material respects with applicable requirements of law and that each receivable is not subject to claims or defenses of the obligor. This representation is based on Ford Credit’s review of form contract terms, its review of completed contracts for errors apparent in the contract, and dealer representations of contract disclosure accuracy in agreements between Ford Credit and the dealer. If an obligor has a claim against the trust for any violation of law with respect to a receivable, such violation would constitute a breach by Ford Credit and the depositor and if such breach has a material adverse effect on any receivable, Ford Credit and the depositor would have to repurchase the receivable unless the breach is cured in all material respects by the end of any applicable grace period.
       Under the terms of the Servicemembers Civil Relief Act, an obligor who enters military service after the origination of a retail installment sale contract is entitled to relief on a portion of the finance charges, and Ford Credit must suspend any attempts to enforce the receivable and make other adjustments to or extend the contract. Application of this law would affect adversely the ability of the servicer to collect the full finance charge on the affected receivable and to foreclose on an affected receivable during the obligor’s active military duty and sometimes even after active duty has ended. If a receivable subject to this law goes into default, there may be delays in pursuing remedies for default and losses on the receivable. Receivables with obligors who are in the military or who subsequently enter the military may be included in the receivables owned by the trust and neither the depositor nor Ford Credit will be required to repurchase a receivable that becomes subject to this law.
Bankruptcy Limitations
       U.S. bankruptcy laws affect the ability of the trust to realize upon collateral or enforce a deficiency judgment. For example, in a Chapter 13 proceeding under the U.S. federal bankruptcy law, a court may prevent a creditor from repossessing a vehicle and, as part of the plan of reorganization, reduce the amount of the secured indebtedness to the market value of the financed vehicle at the time of bankruptcy, leaving the creditor as a general unsecured creditor for the remainder of the indebtedness. A bankruptcy court may also reduce the monthly payments due under a contract or change the rate of interest and time of repayment of the indebtedness. Neither the depositor nor Ford Credit will be required to repurchase a receivable that becomes subject to a bankruptcy proceeding after the cutoff date.
TAX MATTERS
       The federal and state tax discussions set forth below may not be applicable depending upon a noteholder’s particular tax situation. Prospective purchasers are encouraged to consult their tax advisors with respect to the tax consequences of the purchase, ownership and disposition of their notes, including the tax consequences under federal, state, local, foreign and other tax laws and the possible effects of changes in federal or other tax laws.
Federal Income Tax Matters
       The following is a discussion of the material federal income tax consequences of the purchase, ownership and disposition of the notes. It is not a comprehensive description of all the tax considerations that may be relevant to a decision to purchase the notes. Unless otherwise indicated, this discussion deals only with the consequences to holders of notes that are U.S. persons, as defined below, who acquire their notes for cash at original issuance and who hold their notes as capital assets.
       The discussion addresses tax consequences generally applicable to all noteholders, and does not address the federal income tax consequences applicable to noteholders that are subject to special rules. For example, it does not discuss the tax treatment of noteholders that are insurance companies, financial institutions, regulated investment companies, dealers in securities or currencies, tax-exempt entities, entities treated as partnerships for federal income tax purposes, persons holding notes as a part of a hedging, integrated conversion or constructive sale transaction or a straddle and persons whose functional currency is not the U.S. dollar.
       The following summary is based upon the federal tax code, U.S. Treasury regulations, judicial decisions, and administrative rulings and practice, all as in effect as of the date of this prospectus, all of which are subject to change, possibly with retroactive effect. There are no cases or IRS rulings on similar transactions involving debt instruments issued by a trust with terms similar to those of the notes. As a result, the IRS may disagree with all or a part of the discussion below.
       For purposes of this discussion, the term U.S. person means a beneficial owner of a note who is, as determined for federal income tax purposes:

•	a U.S. citizen or resident,

•	a corporation or partnership created or organized under U.S. federal law, state law or the District of Columbia,

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source, or

•	a trust that is subject to the supervision of a court within the U.S. and the control of a U.S. person as described in Section 7701(a)(30) of the tax code or that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.
       For purposes of this discussion, the term non-U.S. person means a beneficial owner of a note who is not a U.S. person.
       If a partnership (including any entity treated as a partnership for federal income tax purposes) owns notes, the tax treatment of a partner in such a partnership will depend upon the status of the partner and the activities of the partnership. Partners in such a partnership are encouraged to consult their tax advisors as to the particular federal income tax consequences applicable to them.
       Special tax counsel will deliver the opinions referred to in the section captioned “Federal Income Tax Opinions” below. In addition, special tax counsel to the trust has prepared or reviewed the statements under the headings “Summary — Tax Status” and “Tax Matters” in this prospectus, in each case as they relate to federal income tax matters. Such statements are an explanation of the consequences of the classification of the trust as a partnership or disregarded entity and the notes as debt or equity for federal income tax purposes and of related tax matters affecting investors generally, but do not furnish information in the level of detail or with the attention to the investor’s specific tax circumstances that would be provided by an investor’s own tax advisor. Accordingly, each investor is encouraged to consult its own tax advisors with regard to the tax consequences of investing in notes.
Federal Income Tax Opinions
       At the time the notes are issued, special tax counsel to the trust will deliver with respect to the trust and the Class A notes the following two opinions under current law:

•	the trust will not be classified as an association or publicly traded partnership taxable as a corporation for federal income tax purposes and as long as the trust has only one owner for federal income tax purposes, the trust will not be treated as an entity separate from its owner, and

•	the Class A notes will be treated as debt for federal income tax purposes.
       The characterization of the other classes of notes for federal income tax purposes is highly fact and circumstance specific and cannot be stated categorically. Classes of notes with a high degree of credit quality and overcollateralization will be issued with an opinion that such notes will be debt for federal income tax purposes; in other cases, where such features are not as strongly indicative of “debt,” but, on balance special tax counsel believes debt treatment to be the substantially more likely and correct approach, special tax counsel will deliver an opinion that such notes should be debt for federal income tax purposes. Each prospectus supplement will clearly state the tax opinion being given for each class of notes. Opinions of counsel are not binding on the IRS.
Tax Characterization of the Trust
       Special tax counsel’s opinion that the trust will not be classified as an association or publicly traded partnership taxable as a corporation for federal income tax purposes will be based on the assumption that the terms of the trust agreement and related documents will be complied with, and on counsel’s conclusions that either the nature of the income of the trust will exempt it from the provisions of the tax code requiring some publicly traded partnerships to be taxed as corporations or the trust will otherwise qualify for an exemption from the rules governing publicly traded partnerships.
       Because the trust will not be taxable as a corporation, it will necessarily be taxed as a partnership, a “grantor” trust or a disregarded entity. Unless the notes are not treated as debt for federal income tax purposes, the differences among these three entities should not affect the noteholders for federal income tax purposes. If, contrary to the opinion of special tax counsel and the expectation of Ford Credit, the notes were treated as equity in the trust, the classification of the trust as a partnership or a grantor trust could have adverse tax consequences to noteholders.

       For more information about the tax treatment of the notes, you should read “— Tax Consequences to Holders of the Notes; Treatment of the Notes as Indebtedness” in this prospectus.
       Special tax counsel to the trust will not give any assurances that its conclusions will prevail if challenged. If the trust were taxable as a corporation for federal income tax purposes, the trust would be subject to corporate income tax on its net taxable income. The trust’s taxable income would, in general terms, include all of its income on the receivables, reduced by its interest expense on the notes (other than any class of notes that was recharacterized as equity), increased or decreased by net receipts or payments under any interest rate hedging arrangements, and reduced by a reasonable servicing fee. If the trust were subject to the corporate income tax, it could materially reduce the amount of cash available to make payments on the notes, particularly any treated as equity.
Tax Consequences to Holders of the Notes
       Treatment of the Notes as Indebtedness. The trust will treat all classes of notes as debt for federal income tax purposes. By their purchase of the notes, the noteholders will be deemed to agree to such treatment. If the IRS were to argue successfully that, contrary to the opinion of special tax counsel to the trust, a class of notes should instead be treated as equity in the trust, the holders of such class of notes would be treated for federal income tax purposes as partners in a partnership, as owners of a grantor trust or potentially even as shareholders in an entity treated as a corporation. Treatment of a noteholder as a partner, owner of a grantor trust or shareholder could have adverse tax consequences to some noteholders. For example, income to foreign persons generally would be subject to federal income tax. In the case of noteholders treated as partners or as owners of a grantor trust, there would be federal income tax return filing and withholding requirements, individual noteholders might be subject to some limitations on their ability to deduct their share of the trust’s expenses, and income to certain tax-exempt noteholders (including pension trusts) would be taxable as “unrelated business taxable income.” Purchasers of notes for which an opinion is rendered that such class of notes “should” be debt, are encouraged to consult with their tax advisors with regard to the consequences of a possible alternative characterization of a class of notes as equity. The discussion below is based on special tax counsel’s opinion that all classes of notes are correctly characterized as debt.
       Stated Interest. In general, it is expected that stated interest on a note will be includible in gross income as it accrues or is received by a noteholder, in accordance with such noteholder’s usual method of tax accounting, as ordinary interest income.
       Original Issue Discount. If provided in the prospectus supplement that a class of notes is to be treated as issued with original issue discount, or “OID,” a holder of any such notes must include the OID in its gross income as ordinary interest income as it accrues under a method taking into account an economic (constant yield) accrual of the discount. In general, a holder of a note with OID must include the OID in its income before the holder receives the cash representing that income.
       Sale or Other Disposition. Upon the sale, redemption or other disposition of a note, the noteholder will recognize gain or loss in an amount equal to the difference between the amount realized on the sale and the holder’s adjusted tax basis in the note.
       The adjusted tax basis of a note to a particular noteholder generally will equal the noteholder’s cost for the note, increased by any OID previously included by the noteholder in its income with respect to the note and decreased by any principal payments previously received by the noteholder on the note.
       Any such gain or loss and any gain or loss realized upon prepayment of a note generally will be capital gain or loss if the noteholder held the note as a capital asset, except for gain representing accrued interest or OID that has not previously accrued, in each case to the extent not previously included in income. Such gain or loss will be long-term capital gain or loss if the noteholder has held the note for more that one year at the time of the sale or other disposition. In certain circumstances, noteholders who are individuals may be entitled to preferential treatment for net long-term capital gains. A noteholder may generally only use capital losses incurred on sale, redemption or other disposition of a note to offset the noteholder’s capital gains.
       Non-U.S. Persons. In general, a non-U.S. person will not be subject to U.S. federal income tax on interest (including OID) on a beneficial interest in a note unless:

•	the non-U.S. person actually or constructively owns 10 percent or more of the total combined voting power of all classes of stock of the depositor (or of an affiliate of the depositor) entitled to vote (or of a profits or capital interest of the trust),

•	the non-U.S. person is a controlled foreign corporation that is related to the depositor (or the trust) through stock ownership,

•	the non-U.S. person is a bank receiving interest described in Section 881(c)(3)(A) of the tax code, or

•	such interest is contingent interest described in Section 871(h)(4) of the tax code.
       To qualify for the exemption from taxation, the non-U.S. person must comply with applicable certification requirements.
       Any capital gain realized on the sale, redemption or other disposition of a note by a non-U.S. person will be exempt from U.S. federal income tax and withholding tax, if:

•	such gain is not effectively connected with the conduct of a trade or business in the U.S. by the non-U.S. person, and

•	in the case of an individual non-U.S. person, the non-U.S. person is not present in the U.S. for 183 days or more in the taxable year.
       Backup Withholding. Each holder of a note (other than an exempt holder such as a corporation, tax-exempt organization, qualified pension and profit-sharing trust, individual retirement account or nonresident alien who provides certification as to status as a nonresident) will be required to provide a certificate containing the holder’s name, address, correct taxpayer identification number and a statement that the holder is not subject to backup withholding. Should a non-exempt noteholder fail to provide the required certification, the trust will be required to withhold tax from the amount otherwise payable to the holder, and remit the withheld amount to the IRS as a credit against the holder’s federal income tax liability.
Certain Federal Income Tax Documentation Requirements
       Exemption for Non-U.S. Persons. A beneficial owner of notes holding notes through Clearstream or Euroclear or any other non-U.S. noteholder will be subject to U.S. withholding tax that generally applies to payments of interest (including OID) on debt issued by U.S. persons, unless (i) each clearing system, bank or other financial institution that holds customers’ notes in the ordinary course of its trade or business in the chain of intermediaries between such beneficial owner and the U.S. entity required to withhold tax complies with applicable certification requirements and (ii) such beneficial owner files a Form W-8BEN or Form W-8ECI (Exemption from Withholding of Tax on Income Effectively Connected with the Conduct of a Trade or Business in the U.S.).
       Exemption for U.S. Persons (Form W-9). U.S. persons can obtain a complete exemption from the withholding tax by filing Form W-9 (Payer’s Request for Taxpayer Identification Number and Certification).

       Federal Income Tax Reporting Procedure. The beneficial owner of a note files the applicable form described above by submitting such form to the person through whom it holds the note (the clearing agency, in the case of persons holding directly on the books of the clearing agency).
State Tax Matters
       Because of the variation in the tax laws of each state and locality, it is impossible to predict the tax classification of the trust or the tax consequences to the trust or to holders of notes in all of the state and local taxing jurisdictions in which they may be subject to tax. Prospective purchasers are encouraged to consult their tax advisors with respect to state and local taxation of the trust and state and local tax consequences of the purchase, ownership and disposition of notes.
ERISA CONSIDERATIONS
General Investment Considerations
       The Employee Retirement Income Security Act of 1974, or “ERISA,” and the tax code impose certain duties and requirements on employee benefit plans and other retirement plans (such as individual retirement accounts and Keogh plans) and certain entities whose assets include assets of such plans (including insurance company general accounts) that are subject to ERISA and the tax code (“Plans”) and on persons who are fiduciaries of Plans. Any person who exercises any authority or control over the management or disposition of a Plan’s assets is considered to be a fiduciary of that Plan. In accordance with ERISA’s general fiduciary standards, before investing in the notes, a Plan fiduciary should determine, among other factors:

•	whether the investment is permitted under the Plan’s governing documents,

•	whether the fiduciary has the authority to make the investment,

•	whether the investment is inconsistent with the Plan’s funding objectives,

•	the tax effects of the investment,

•	whether under the general fiduciary standards of investment prudence and diversification an investment in any notes of the trust is appropriate for the Plan, taking into account the overall investment policy of the Plan and the composition of the Plan’s investment portfolio, and

•	whether the investment is prudent considering the factors discussed in this prospectus and the prospectus supplement.
       In addition, ERISA and the tax code prohibit a broad range of transactions involving assets of a Plan and persons who are “parties in interest” under ERISA or “disqualified persons” under the tax code. Violation of these rules may result in the imposition of significant excise taxes and other liabilities.
       A fiduciary of any Plan should carefully review with its legal and other advisors whether the purchase or holding of any notes could give rise to a transaction prohibited or otherwise impermissible under ERISA or the tax code, and should read “ERISA Considerations” in both this prospectus and the prospectus supplement regarding any restrictions on the purchase and/or holding of the notes offered by this prospectus and the prospectus supplement.
Prohibited Transactions
       Whether or not an investment in the notes will give rise to a transaction prohibited or otherwise impermissible under ERISA or the tax code will depend on the structure of the trust and whether the assets of the trust will be deemed to be “plan assets” of a Plan investing in notes issued by the trust. A plan’s assets may be deemed to include an interest in the underlying assets of the trust if the plan acquires an “equity interest” in the trust and none of the exceptions contained in the Plan Assets Regulation issued by the U.S. Department of Labor is applicable.
       The depositor believes that the notes will be treated as indebtedness without substantial equity features for purposes of the Plan Assets Regulation. However, without regard to whether the notes are treated as debt for ERISA purposes, the purchase and holding of the notes of any class by or on behalf of a Plan could be considered to give rise to a direct or indirect prohibited transaction under ERISA and Section 4975 of the tax code if the trust, the owner trustee, the indenture trustee, any noteholder or any of their respective affiliates, including Ford Credit, is or becomes a “party in interest” under ERISA or a “disqualified person” under the tax code with respect to the Plan. In such case, exemptions from the prohibited transaction rules could be applicable to the purchase and holding of notes by a Plan depending on the type and circumstances of the Plan fiduciary making the decision to purchase a note. However, even if the conditions specified in one or more of the exemptions are met, the scope of relief provided by these exemptions may not necessarily cover all acts that might be construed as prohibited transactions. Any plan that purchases and holds notes of any class will be deemed to have represented that its purchase and holding of the notes does not and will not constitute a non-exempt prohibited transaction under ERISA or the tax code.
Benefit Plans Not Subject to ERISA or the Tax Code
       Certain employee benefit plans, such as governmental plans and certain church plans (each as defined in ERISA) are not subject to the prohibited transaction provisions of ERISA and Section 4975 of the tax code. Accordingly, assets of such plans may be invested in the notes without regard to the factors described under “ERISA Considerations” in this prospectus and the prospectus supplement. However, any such plan that is qualified and exempt from taxation under Sections 401(a) and 501(a) of the tax code is subject to the prohibited transaction rules set forth in Section 503 of the tax code.
PLAN OF DISTRIBUTION
       The trust will issue the notes to the depositor and the depositor will sell the notes to the underwriters named in the prospectus supplement. In the underwriting agreement the depositor will agree to sell, and each of the underwriters will agree to purchase, a specified principal amount of one or more classes of notes, as set forth in the prospectus supplement.
       The prospectus supplement (or supplemental prospectus supplement, as described below) will specify the price at which each class of notes will be offered to the public and any concessions that may be offered to certain dealers participating in the offering of the notes or specify that the notes are to be resold by the underwriters in negotiated transactions at varying prices to be determined at the time of such sale.
       After the initial public offering of the notes, the public offering prices and the concessions may be changed.
       The prospectus supplement, together with a supplemental prospectus supplement, also may be used by Ford Credit, or its affiliates for the sale of a class of notes originally purchased from the depositor by Ford Credit or its affiliates on or after the closing date.
       The depositor and Ford Credit will indemnify the underwriters against certain civil liabilities, including liabilities under the federal securities laws, or contribute to payments the underwriters may be required to make for those liabilities.

       The trust may invest the funds in its trust bank accounts in obligations issued by the underwriters or their affiliates.
       In connection with the sale of the notes, the underwriters may, to the extent permitted by Regulation M under the Securities Exchange Act of 1934, engage in:

•	over-allotments, in which members of the selling syndicate sell more notes than the seller actually sold to the syndicate, creating a syndicate short position,

•	stabilizing transactions, in which purchases and sales of the notes may be made by the members of the selling syndicate at prices that do not exceed a specified maximum,

•	syndicate covering transactions, in which members of the selling syndicate purchase the notes in the open market after the distribution is completed in order to cover syndicate short positions, and

•	penalty bids, by which underwriters reclaim a selling concession from a syndicate member when any of the notes originally sold by that syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions.
       These stabilizing transactions, syndicate covering transactions and penalty bids may cause the prices of the notes to be higher than they would otherwise be. These transactions, if commenced, may be discontinued at any time.
LEGAL OPINIONS
       Counsel identified in the prospectus supplement will review or provide legal opinions on certain legal matters relating to the notes of the trust for the trust, the depositor and the servicer including an opinion that the notes will be legally issued, fully paid and non-assessable and will be binding obligations of the trust, subject to customary exceptions as to enforceability. Counsel identified in the prospectus supplement will review or provide legal opinions on certain legal matters for the underwriters.
WHERE YOU CAN FIND MORE INFORMATION
       The depositor, as originator of each trust, filed with the SEC a registration statement, Registration No. 333-131003 under the Securities Act of 1933, for the notes offered by this prospectus. You may read and copy the registration statement and any notices, reports, statements or other materials filed by the trust, Ford Credit or the depositor at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C., 20549.
       You may obtain more information about the operation of the Public Reference Room and copying costs by calling the SEC at 1-800-SEC-0330. The SEC maintains a website at http://www.sec.gov where you can find reports, information statements and other information for registrants that file electronically with the SEC. You may obtain more information about Ford and Ford Credit at www.ford.com and www.fordcredit.com.
       For the time period that each trust is required to report under the Securities Exchange Act of 1934, the servicer will file for each trust annual reports on Form 10-K and distribution reports on Form 10-D, any current reports on Form 8-K, and amendments to those reports with the SEC. The servicer will post the reports on its website located at www.fordcredit.com/institutionalinvestments/index.jhtml as soon as reasonably practicable after such reports are filed with the SEC. If not posted to the servicer’s website, a copy of any reports may be obtained by any noteholder by request to the indenture trustee or the depositor.

       For more information about these reports, you should read “Servicing the Receivables and the Securitization Transaction — Reporting Obligations of the Servicer” in this prospectus.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
       All documents filed by the trust under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this prospectus and prior to the termination of the offering of the notes issued by the trust (including any market-making transactions with respect to such notes unless exempt from the registration requirements of the Securities Act) will be incorporated by reference in this prospectus. Any statement contained in this prospectus, whether directly or by incorporation, will be modified for purposes of this prospectus to the extent any subsequently filed document that is made a part of this prospectus, either directly or by incorporation, alters or replaces such statement.
       The depositor intends to post the final prospectus supplement and final principal transaction documents for each securitization transaction on its website at www.fordcredit.com/institutionalinvestments/index.jhtml. The depositor will provide without charge to each person, including any beneficial owner of the notes, to whom a copy of this prospectus is delivered, on request of any such person, a copy of any of the documents incorporated in this prospectus or in any prospectus supplement by reference. Requests for such copies should be directed to:

Ford Credit Auto Receivables Two LLC
c/o Ford Motor Credit Company
c/o Ford Motor Company — World Headquarters
One American Road, Suite 801-C1
Dearborn, Michigan 48126
Attention: Ford Credit SPE Management Office
Telephone number: (313) 594-3495
Fax number: (313) 390-4133

INDEX OF DEFINED TERMS FOR THE PROSPECTUS

collections	29
Controlling Class	35
credit enhancement	5
dealer discount rate	14
depositor	20
DTC	39
ERISA	47
Event of Default	35
Event of Servicing Termination	31
financed vehicles	4
Ford	4
Ford Credit	4
initial pool balance	25
LIBOR	33
obligors	4
OID	45
Plans	47
pool balance	25
Prepayments	32
principal balance	25
receivables	4
responsible person	28
SEC	33
servicer	5
trust	4

     You should rely only on the information contained in or incorporated by reference into this prospectus supplement or the prospectus. Ford Credit has not authorized anyone to give you different information. You should not rely on the accuracy of the information in this prospectus supplement or the prospectus for any date other than on this date. Ford Credit is not offering the notes in any states where it is not permitted.

Ford Credit Auto
Receivables Two LLC
Depositor
Ford Motor Credit Company
Sponsor and Servicer

Dealer Prospectus Delivery Obligation. Until 90 days after the date of this prospectus supplement all dealers that effect transactions in these securities, whether or not participating in the offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Ford Credit Auto
Owner Trust 2006-C
Issuing Entity or Trust
$[530,721,000] Class A-2a             %
Asset Backed Notes
$[530,720,000] Class A-2b
Floating Rate Asset Backed Notes
$509,551,000 Class A-3%
Asset Backed Notes
$[288,419,000] Class A-4a             %
Asset Backed Notes
$[288,419,000] Class A-4b
Floating Rate Asset Backed Notes
$88,795,000 Class B             %
Asset Backed Notes
$59,196,000 Class C             %
Asset Backed Notes

PROSPECTUS SUPPLEMENT

Barclays Capital
Bear, Stearns & Co. Inc.
Morgan Stanley
ABN AMRO Incorporated
BNP PARIBAS
PNC Capital Markets LLC